Exhibit 10.15

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

Lyell Immunopharma, Inc.

AND

GlaxoSmithKline Intellectual Property (No. 5) Limited

[*]

May 23, 2019

CONFIDENTIAL

EXECUTION VERSION

Table of Contents

1.	DEFINITIONS		1

2.	GOVERNANCE		20

	2.1.	Joint Steering Committee	20

	2.2.	Discontinuation of JSC	21

	2.3.	Limitations on Authority of the JSC	22

	2.4.	Alliance Managers	22

3.	RESEARCH AND DEVELOPMENT PROGRAMS		23

	3.1.	Development Programs	23

	3.2.	Initiation and Conduct of Lyell Development Programs	29

	3.3.	Collaboration Target Selections	30

	3.4.	Responsibility for Expenses for Conduct of Collaboration Programs	33

	3.5.	Updates and Discussions	34

	3.6.	Materials Transfer	34

	3.7.	Data Integrity and Maintenance of Records	34

	3.8.	Subcontracting	35

	3.9.	Lyell Additional Development Activities	35

4.	REGULATORY MATTERS		38

	4.1.	Regulatory Matters for Compounds and Product	38

	4.2.	No Use of Debarred Person	39

	4.3.	Standards of Conduct	39

5.	COMMERCIALIZATION		39

	5.1.	Commercialization of Products	39

	5.2.	Decision-Making Authority	39

6.	MANUFACTURING		40

	6.1.	Overview	40

	6.2.	Transfer of Manufacturing Technology	40

	6.3.	Improvements in the Manufacture of Compounds	41

7.	GRANT OF RIGHTS AND LICENSES		41

	7.1.	License to GSK	41

	7.2.	Sublicensing by GSK	42

	7.3.	Licenses to Lyell	42

	7.4.	Improvements	42

	7.5.	No Other Rights	44

	7.6.	Public Domain Information	44

	7.7.	Certain Rights and Obligations Under the Lyell License Agreements	44

8.	PAYMENTS		45

	8.1.	Upfront Payment	45

	8.2.	Technology Validation Payments	45

	8.3.	Development and Commercial Milestone Payments for Collaboration Programs	46

	8.4.	Sales Milestone Payments	47

	8.5.	Royalty Payments to Lyell	48

	8.6.	Royalty Payments and Reports	51

	8.7.	Lyell License Agreements	51

	8.8.	Payment Method	52

	8.9.	Withholding Taxes	52

	8.10.	Indirect Taxes	53

	8.11.	Royalty on Sublicensee Sales	53

	8.12.	Foreign Exchange	53

	8.13.	Records	53

	8.14.	Inspection of GSK Records	53

	8.15.	Late Payments	54

	8.16.	Invoicing	54

9.	PATENT PROSECUTION AND ENFORCEMENT		54

	9.1.	Ownership of Information and Inventions	54

	9.2.	Prosecution of Product Specific Patents	54

	9.3.	Prosecution of Other Patents	56

	9.4.	Infringement of Lyell Patent Rights by Third Parties	56

	9.5.	Infringement of Other Lyell Patents	57

	9.6.	Reexaminations, Oppositions and Related Actions	58

	9.7.	Licensor Rights to Prosecute, Enforce, Extend or Defend	59

	9.8.	Patent Contacts	59

	9.9.	Further Action	59

10.	TRADEMARKS		60

	10.1.	Product Trademarks	60

	10.2.	Use of Name	60

11.	EXCLUSIVITY		60

	11.1.	Lyell Exclusivity	60

	11.2.	Program Exclusivity	60

12.	CONFIDENTIALITY		60

	12.1.	Confidentiality	60

	12.2.	Authorized Disclosure	61

	12.3.	Publicity; Terms of Agreement	62

	12.4.	Publications	63

	12.5.	Publication and Listing of Clinical Trials	64

	12.6.	Termination of Prior CDA	65

13.	TERM AND TERMINATION		65

	13.1.	Term	65

	13.2.	Termination by GSK at Will	65

	13.3.	Termination by Either Party for Breach	65

	13.4.	Termination by Either Party for Insolvency	66

	13.5.	Termination for Patent Challenge	66

	13.6.	Effects of Termination	67

	13.7.	Effects of Expiration of Agreement	71

	13.8.	Other Remedies	71

	13.9.	Survival	71

14.	REPRESENTATIONS AND WARRANTIES		73

	14.1.	Mutual Representations and Warranties	73

	14.2.	Representations and Warranties and Covenants by Lyell	74

	14.3.	No Other Representations or Warranties	75

15.	INDEMNIFICATION AND LIMITATION OF LIABILITY		75

	15.1.	Indemnification by Lyell for Third Party Claims	75

	15.2.	Indemnification by GSK for Third Party Claims	76

	15.3.	Indemnification Procedures	76

	15.4.	Limitation of Liability	77

16.	DISPUTE RESOLUTION		77

	16.1.	Disputes; Resolution by Senior Executives	77

	16.2.	Arbitration	78

	16.3.	Baseball Arbitration	79

	16.4.	Award	80

	16.5.	Costs	80

	16.6.	Injunctive Relief	80

	16.7.	Confidentiality	80

	16.8.	Survivability	81

	16.9.	Patent and Trademark Disputes	81

17.	MISCELLANEOUS		81

	17.1.	Entire Agreement; Amendments	81

	17.2.	Export Control	81

	17.3.	Rights in Bankruptcy	81

	17.4.	Force Majeure	82

	17.5.	Notices	82

	17.6.	Independent Contractors	83

	17.7.	Assignment	83

	17.8.	Effect of Change of Control of Lyell	83

	17.9.	Governing Law	84

	17.10.	Performance by Affiliates; [*]	85

	17.11.	Further Actions	85

	17.12.	Compliance with Applicable Law	85

	17.13.	Severability	85

	17.14.	No Waiver	86

	17.15.	Interpretation	86

	17.16.	HSR Filing	87

	17.17.	Counterparts	88

Exhibit 1.2 – Academic PoC Data Package

Exhibit 1.21 – Collaboration Component Data Package

Exhibit 1.40 – Existing License Agreements

Exhibit 1.65 – Lyell Patents

Exhibit 1.71 – Net Sales Deductions

Exhibit 3.1(b) – Program Diligence Information

Exhibit 3.1(d) – Technology Transfer Requirements

Exhibit 3.2 – Items to be Provided by GSK to Lyell, to the Extent Controlled by GSK, Prior to Initiation of Lyell Development Program

Exhibit 3.3(a) – Initial Collaboration Targets

Exhibit 3.3(b) – GSK Nominated CAR Target Information

Exhibit 3.3(b)(ii) – Lyell Advanced CAR-T Target Information

Exhibit 3.3(c) – Items to be Included in Target Selection Notice

Exhibit 3.3(d) – Excluded Targets

Exhibit 3.6 – Transfer Record

v

Exhibit 8.7(b)-1 – Waiver of Certain Terms of Existing License Agreements

Exhibit 8.7(b)-2(A) – Lyell License Agreement Provisions: Stanford License

Exhibit 8.7(b)-2(B) – Lyell License Agreement Provisions: Hutchinson License

Exhibit 8.16 – Invoicing Information

Exhibit 14.2(k) – Animal Research Policy

Exhibit 17.8(e) – Terminating JSC Functions

CONFIDENTIAL

EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of May 23, 2019 (the “Execution Date”) and with effect (subject to Section 17.16) as of the Effective Date (as defined below), by and between LYELL IMMUNOPHARMA, INC., a corporation organized under the laws of Delaware, having its principal place of business at 400 E. Jamie Ct., Suite 301, South San Francisco, CA 94080 (“Lyell”), and GLAXOSMITHKLINE INTELLECTUAL PROPERTY (NO. 5) LIMITED, a company registered in England and Wales (registered number 11959399) with a registered office at 980 Great West Road, Brentford, Middlesex TW8 9GS, United Kingdom (“GSK”) and, [*]. Lyell and GSK are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, GSK is a pharmaceutical company engaged, among other things, in the research, development, manufacture and commercialization of human therapeutic products on a worldwide basis;

WHEREAS, Lyell is a biopharmaceutical company focused on discovery, development and commercialization of T-Cell therapies; and

WHEREAS, Lyell and GSK desire for Lyell to conduct preclinical and certain clinical development of Products directed to Collaboration Targets suitable for development for human therapeutic uses, with the objective of identifying one or more Anti-Exhaustion Components to incorporate into Products for GSK to advance in human clinical trials and eventually commercialize, in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows.

1.    DEFINITIONS

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1    “Academic PoC” means (a) with respect to Collaboration Programs other than the [*] Collaboration Program, Cancer Academic PoC or (b) with respect to the [*] Collaboration Program, [*] Academic PoC. If the Substitution Target is substituted for the [*] Initial Collaboration Target pursuant to Section 3.1(a)(i)(1), Academic PoC for the Collaboration Program for the Substitution Target shall mean Cancer Academic PoC.

1.2    “Academic PoC Data Package” means, with respect to a Lyell PoC Development Program, a notice containing the Information set forth in Exhibit 1.2 for the Academic PoC Clinical Trial (i.e., for the number of patients described in Section 1.11 and Section 1.33, as applicable, and for any other patients in such Clinical Trial for whom such Information has been received as of the date Academic PoC is completed).

1.3    “Advancement of Program” means either (a) initiating a new Clinical Trial for a Product on the same tumor type for which a Clinical Trial was conducted under the applicable Collaboration Program or (b) expanding a Clinical Trial for a Product to gather further information on a patient population studied in that Clinical Trial; in each case to confirm or further evaluate a positive signal or trend observed in such Clinical Trial.

1.4    “Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.5    “Anti-Exhaustion Components” means those elements or aspects of a T-Cell Therapy, or the methods of production thereof, that mediate or contribute to the prevention, reversal, reduction, controlling or other inhibitory effect on T-Cell Exhaustion.

1.6    “Applicable Law” means any applicable federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

1.7    “Biosimilar Product” means in a particular country with respect to a Product, any pharmaceutical product that: (a) has received all necessary approvals by the applicable Regulatory Authorities in such country to market and sell such product as a pharmaceutical product; (b) is marketed or sold by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of GSK or any of its Affiliates, licensees or sublicensees with respect to such product; and (c) is approved as a (i) “biosimilar” (in the United States) of such Product, (ii) as a “similar biological medicinal product” (in the EU) with respect to which such Product is the “reference medicinal product” or (iii) if not the US or EU, as the foreign equivalent of a “biosimilar” or “similar biological medicinal product” of such Product; in each case for use in such country pursuant to a regulatory approval process governing approval of generic biologics based on the then-current standards for regulatory approval in such country (e.g., the Biologics Price Competition and Innovation Act of 2009 in the United States, or an equivalent under foreign law).

1.8    “BLA” means a Biologicals License Application (as more fully defined in 21 U.S.C. §262(a)(2)(C), 21 C.F.R. 601.2(a), or their successor provisions) seeking Regulatory Approval of a Product and all amendments and supplements thereto filed with the FDA.

1.9    “Business Day” means a day that is not (a) a Saturday, Sunday or a day on which banking institutions in New York, New York or London, UK are required by Applicable Law to remain closed, or (b) the nine (9) consecutive calendar days beginning on December 24 through and including January 1 of each Calendar Year to the extent those days are not included in (a) in this Section 1.9.

1.10    “Calendar Year” means the one (1) year period beginning on January 1 and ending on December 31.

1.11    “Cancer Academic PoC” means (a) receipt of patient data from Evaluable Patients only, for (i) [*] patients with a Prevalent Solid Tumor (or other such indication the JSC agrees should be pursued or, in connection with a Lyell Component Development Program, GSK elects to pursue) in a Clinical Trial of a Product, or, (ii) if earlier, receipt of such data for [*] patients in such a Clinical Trial administered the same dose of such Product (e.g., [*] patients in an expansion cohort administered a dose selected from the dose escalation portion of such Clinical Trial, together with [*] patients from the dose escalation cohort at the same dose), and (b) in the event such Clinical Trial is being conducted by or on behalf of Lyell, delivery of such patient data to GSK as part of the Academic PoC Data Package. For such purposes, “patient data” shall mean the data identified in the protocol for the Clinical Trial to be collected at the [*]. It is understood that such Clinical Trial may be conducted either by Lyell as the sponsor, or by an academic collaborator (as sponsor) in collaboration with Lyell.

1.12    “Cancer Proof of Clinical Concept” means receipt of patient data from Evaluable Patients only in a Clinical Trial of a T-Cell Therapy incorporating or made using one or more Anti-Exhaustion Components in a Prevalent Solid Tumor (or other such indication the JSC agrees should be pursued) showing an increase of overall response rate (ORR) per the response criteria specified in the protocol for such Clinical Trial of at least [*] relative to a T-Cell Therapy comprising a Comparator T-Cell, but in any case showing at least a [*] overall response rate (ORR) (e.g., an increase from [*] ORR to [*] ORR) in one or more cohorts comprising at least [*] Evaluable Patients combined. For such purposes, “patient data” shall mean the data identified in the protocol for the Clinical Trial to be collected on or before the [*]. Notwithstanding the foregoing, Cancer Proof of Clinical Concept shall be deemed achieved for a Product upon the earlier of (a) [*] for such Product by or under the authority of GSK (which shall not be required to be for a Prevalent Solid Tumor) or (b) filing of a MAA for such Product by or under the authority of GSK.

1.13    “CAR” means a chimeric antigen receptor comprised of one or more antigen binding domains (derived from an antibody, synthetic molecule, or native receptor or ligand) linked to one or more signaling domains (derived from components of the native TCR or other immune receptors) expressed from a single chain amino acid sequence or as multiple separate domains, that can activate the T-Cell on which such CAR is expressed following engagement of the target antigen whether such target antigen is naturally expressed on the cell surface or intracellularly.

1.14    “CAR-T” means a T-Cell incorporating a CAR.

1.15    “CAR-T Collaboration Target” means the Initial Collaboration Target [*] (or, as applicable, the Substitution Target or Monospecific Target) and a Collaboration Target added as an Additional Target in accordance with Section 3.3(b) below, in each case for which a CAR T-Cell Therapy will be developed hereunder.

1.16    “CAR-T Program” means a Lyell Development Program and the associated GSK Program for a CAR-T Collaboration Target.

1.17    “CAR T-Cell Therapy” means a therapy comprising a T-Cell, whether or not autologous, that has been genetically modified ex vivo to express a CAR directed to an antigen.

1.18    “Change of Control Transaction” means, with respect to Lyell:

(a)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Specified Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of [*] or more of either (i) the then outstanding shares of common stock of Lyell (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Lyell entitled to vote generally in the election of directors of Lyell (the “Outstanding Voting Securities”); provided, however, that for the purposes of this sub-Section (a), the following acquisitions of securities of Lyell shall not constitute a Change of Control Transaction of such Party: (x) any acquisition by Lyell, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Lyell or any corporation controlled by Lyell or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) of this definition;

(b)    the consummation of any acquisition, merger or consolidation involving any Third Party (a “Business Combination Transaction”), unless immediately following such Business Combination Transaction, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination Transaction beneficially own, directly or indirectly, [*] or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination Transaction (including a corporation which as a result of such transaction owns the then-outstanding securities of Lyell or all or substantially all of Lyell’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be and (ii) more than [*] of the members of the board of directors of the corporation resulting from such Business Combination Transaction were members of the Board of Directors of Lyell at the time of the execution of the initial agreement, or of the action of the Board of Directors of Lyell, providing for such Business Combination Transaction; or

(c)    a Party or any of its Affiliates sells or transfers to any Specified Person(s) (other than the other Party or its Affiliates) in one or more related transactions properties or assets representing all or substantially all of such Party’s business or assets at the time of such sale or transfer.

1.19    “China” means mainland China, Hong Kong and Macau.

1.20    “Clinical Trial” means any human clinical trial of a Product generally consistent with 21 CFR §312.21 or equivalent trial outside of the United States.

1.21    “Collaboration Component Data Package” means, with respect to a Lyell Component Development Program, a notice containing the Information described in Exhibit 1.21 pertaining to the Collaboration Deliverable for such Lyell Component Development Program.

1.22    “Collaboration Program” means a TCR Program or a CAR-T Program.

1.23    “Collaboration Target” means the Initial Collaboration Targets and any Additional Target that is added in accordance with Section 3.3 of this Agreement.

1.24    “Combination Product” means a Product that includes at least one additional standalone pharmaceutically active ingredient (whether co-formulated, co-packaged or sold as a combination) (e.g., a stand-alone anti-PD-1 antibody therapeutic) which is (a) not a Compound, (b) neither incorporated into nor a modification of the T-Cell (including in any CAR or TCR expressed by such T-Cell) used or contained in such Product, and (c) not an instrumental component of the T-Cell Therapy developed under a Collaboration Program comprising such T-Cell. Pharmaceutical dosage form vehicles, adjuvants and excipients shall not be deemed to be “pharmaceutically active ingredients.”

1.25    “Commercialize” or “Commercialization” means the marketing, promotion, sale (and offer for sale or contract to sell), distribution, importation or other commercial exploitation (including pricing and reimbursement activities) for a Product in the Territory. Commercialization shall include commercial activities conducted in preparation for Product launch.

1.26    “Commercially Reasonable Efforts” means, with respect to GSK’s obligations under this Agreement to Develop or obtain First Commercial Sale of a Product in the Oncology Field, such efforts as are consistent with the efforts and resources normally used by [*], with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account issues of scientific risk, patent coverage, safety and efficacy, product profile, potential profitability of the product, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved and other relevant technical, legal, scientific or medical factors; provided that Commercially Reasonable Efforts will be determined on a market-by-market and indication-by-indication basis for a particular Product, and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the Product and the market(s) involved. “Commercially Reasonable Efforts” means, with respect to Lyell’s obligations under this Agreement, the carrying out of such obligations or tasks with a level of effort and resources consistent with [*], subject to and in accordance with the terms and conditions of this Agreement.

1.27    “Comparator T-Cells” means, with respect to T-Cells incorporating or made using one or more Anti-Exhaustion Components administered in a Clinical Trial (“Engineered T-Cells”), (a) T-Cells that incorporate the same CAR or TCR as the Engineered T-Cell without incorporating or being made using such Anti-Exhaustion Component(s), and which are administered to a patient in the same or another Clinical Trial (whether previously or concurrently conducted) or (b) other T-Cells as decided by the JSC (subject to resolution pursuant to Section 2.1(d) and Section 16.3).

1.28    “Compound” means, with respect to a Collaboration Program, any vectors, plasmids, packaging cells or other materials comprising or used to express, deliver, perform or produce the Collaboration Anti-Exhaustion Components for the Product(s) developed under such Collaboration Program.

1.29    “Confidential Information” means, subject to the exceptions set forth in Section 12.1, the terms and conditions of this Agreement (but not its existence), all non-public Information of a Party that is disclosed to the other Party under this Agreement, which may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, algorithms, patient information, financial and strategic information, protocols, techniques, data, databases, clinical trial endpoints, candidate selection criteria and unpublished patent applications, whether disclosed in oral, written, graphic, photographic, electronic, magnetic or other form.

1.30    “Control” means, with respect to any material, Information, or intellectual property right, that a Party or its Affiliate(s) (a) owns such material, Information, or intellectual property right, or (b) has a license or right to use such material, Information, or intellectual property right, in each case (a) or (b) with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use or (sub)license. In the case of Information or tangible materials, “Control” requires possession thereof by a Party or its Affiliate or, if such Information or Materials are in the possession of a Third Party, the ability of a Party or its Affiliate to reasonably access and obtain such Information or Materials from such Third Party.

1.31    “Cover”, “Covered” or “Covering” means, with respect to a Product (or Compound), that, in absence of a (sub)license under, or ownership of, a Patent, the making, using, offering for sale, selling, importing or other exploitation of such Product (or Compound) would infringe, contributorily infringe or induce infringement of, a Valid Claim of such Patent as issued or in the case of a Patent that has not yet issued, would infringe, contributorily infringe or induce infringement of, a Valid Claim of such Patent if it were to issue.

1.32    “Develop” or “Development” means all development activities with respect to a Product, including those in support of obtaining, maintaining or expanding Regulatory Approval of a Product, for one or more indications in the Field. This includes: (a) preclinical/nonclinical research and testing, toxicology and Clinical Trials; and (b) preparation, submission, review and development of data or information and Regulatory Materials for the purpose of submission to a Governmental Authority to obtain, maintain or expand Regulatory Approval of a Product (including contacts with Regulatory Authorities).

1.33    “[*] Academic PoC” means (a) receipt of patient data from Evaluable Patients only, for (i) [*] (or such other indication the JSC agrees should be pursued under the [*] Collaboration Program) in a Clinical Trial of a Product, or, (ii) if earlier, receipt of such data for [*] patients in a Clinical Trial administered the same dose of such Product, and (b) in the event such Clinical Trial is being conducted by or on behalf of Lyell, delivery of such patient data to

GSK as part of the Academic PoC Data Package. For such purposes, “patient data” shall mean the data identified in the protocol for the Clinical Trial to be collected at the [*]. It is understood that such Clinical Trial may be conducted either by Lyell as the sponsor, or by an academic collaborator (as sponsor) in collaboration with Lyell.

1.34    “[*] Proof of Clinical Concept” means receipt of patient data from Evaluable Patients only, in a Clinical Trial of a T-Cell Therapy incorporating or made using one or more Anti-Exhaustion Components in [*] (or such other indication the JSC agrees should be pursued under the [*] Collaboration Program) showing an absolute increase of at least [*] in overall response rate (ORR) per the response criteria specified in the protocol for such Clinical Trial relative to a T-Cell Therapy comprising a Comparator T-Cell but in any case a CR rate of at least [*], in one or more cohorts comprising at least [*] Evaluable Patients, combined, with [*] (or such other indication the JSC agrees should be pursued under the [*] Collaboration Program). For such purposes, “patient data” shall mean the data identified in the protocol for the Clinical Trial to be collected on or before the [*]. Notwithstanding the foregoing, [*] Proof of Clinical Concept shall be deemed achieved for a Product upon the earlier of (a) [*] for such Product by or under the authority of GSK (which shall not be required to be for [*]) or (b) filing of a MAA for such Product by or under the authority of GSK.

1.35    “Dollar” or “$” means the lawful currency of the United States.

1.36    “Effective Date” means, except with respect to Sections 17.9 and 17.16 which are effective as of the Execution Date, the date that is the later of the HSR Clearance Date and date of the “Closing” under that certain Series AA Preferred Stock Purchase Agreement between Lyell and [*] dated concurrent with the Execution Date of this Agreement.

1.37    “EMA” means the European Medicines Agency and any successor agency thereto.

1.38    “EU” or “European Union” means the United Kingdom (regardless of whether it is or remains a member of the European Union) and European Union, as its membership may be constituted from time to time, and any successor thereto, and which, as of the Execution Date, consists of Austria, Belgium, Bulgaria, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

1.39    “Evaluable Patient” means (a) a patient who met all clinical trial inclusion/exclusion criteria, received the correct dose and is considered evaluable pursuant to the most recent protocol for the applicable Clinical Trial that was included in the IND (or amendment thereof) for such Clinical Trial that has been submitted to a Regulatory Authority and has been cleared (e.g., elapse of [*] after submission of the IND to the FDA without response from the FDA), and (b) for each such patient described in clause (a), all reported clinical responses are confirmed under the then-current Response Evaluation Criteria in Solid Tumors (such criteria commonly referred to as RECIST) or other generally accepted clinical response criteria for the applicable specific clinical setting, as specified in the applicable protocol (as described above) for such Clinical Trial.

1.40    “Existing License Agreements” means each license agreement between Lyell and a Third Party set forth on Exhibit 1.40.

1.41    “Existing Third Party Licensor” means a Third Party that is a party to an Existing License Agreement.

1.42    “Expired Program” means a Collaboration Program for which all applicable Royalty Terms have expired.

1.43    “FD&C Act” or “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.44    “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.45    “Field” means all diagnostic and therapeutic uses in humans, including the Oncology Field.

1.46    “First Commercial Sale” means, with respect to a Product and country, the first sale to a Third Party of such Product in such country after Regulatory Approval and any pricing and reimbursement approvals required to sell such Product in such country have been obtained in such country (or with respect to the EU if Regulatory Approval from the EMA is not obtained, such approval (including pricing and reimbursement approvals as required) in at least one (1) of the following countries: [*]). Sales or other dispositions under compulsory sublicenses, for Clinical Trial or other scientific testing purposes, as free samples, under named patient use, patient assistance, charitable purposes, early access or compassionate use programs, or similar uses, programs or studies, shall not constitute a First Commercial Sale.

1.47    “General Tools” means any Patents, Information, materials or other intellectual property right covering or comprising methods, processes, materials and tools to the extent generally applicable to the discovery, generation or Development of CARs, TCRs or Anti-Exhaustion Components (but not necessary, unique or specific to the Development, production or Commercialization of the Collaboration Anti-Exhaustion Components incorporated into a Compound or Product), or assays, software and algorithms relating to such discovery, generation, or Development including those relating to the measurement of T-Cell Exhaustion, processing of data, patient scheduling and other generally applicable methods.

1.48    “Government Official” means (a) any officer or employee of a government or any department, agency or instrumentality of a government (which includes public enterprises, and entities owned or controlled by the state); (b) any officer or employee of a public international organization such as the World Bank or United Nations; (c) any officer or employee of a political party, or any candidate for public office; (d) any individual defined as a government or public official under Applicable Laws (including anti-bribery and corruption laws) and not already covered by any of the above; or (e) any individual acting in an official capacity for or on behalf of any of the above. “Government Official” includes any individual with close family members who are Government Officials (as defined above) with the capacity, actual or perceived, to influence or take official decisions affecting Lyell or GSK business.

1.49    “Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce or otherwise control the activities of the Parties or their Affiliates contemplated by this Agreement.

1.50    “GSK Competitor” means a pharmaceutical company that has [*].

1.51    “GSK Data Sharing Initiative” means the policy initiative(s) of GSK and its Affiliates (as may be amended from time to time), known as of the Execution Date as the “SHaring Anonymised REsearch data (SHARE) Initiative”, to provide researchers with access to Clinical Trial information, including coded or anonymized patient level data.

1.52    “GSK Patent” means any Patent that claims a Sole Invention owned by GSK.

1.53    “GSK Program” means a GSK Development Program for a Collaboration Target and all activities of GSK, its Affiliates and any Sublicensees with respect to the manufacture, Development, Commercialization or other exploitation of a Compound or Product directed to such Collaboration Target.

1.54    “Human Biological Samples” means any human biological material (including any derivative or progeny thereof), including any portion of an organ, any tissue, skin, bone, muscle, connective tissue, blood, cerebrospinal fluid, cells, gametes, or sub-cellular structures such as DNA, or any derivative of such biological material such as stem cells or cell lines, and any human biological product, including hair, nail clippings, teeth, urine, feces, breast milk and sweat.

1.55    “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.56    “IND” means (a) an Investigational New Drug Application (including any amendments thereto) as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.57    “IND Enabling Studies” means, with respect to Products, toxicology studies evaluating such Products that are conducted in accordance with then-current good laboratory practices, as set forth in 21 C.F.R. Part 58 and as interpreted by relevant ICH guidelines, in each case, as amended from time to time, for purposes of including such results in an IND.

1.58    “Information” means any data, results and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.59    “License Upfront/Maintenance Fees” means payments made under a Lyell License Agreement on an upfront basis, or on a recurring basis becoming due principally on the basis of the passage of time from the date such Lyell License Agreement was entered into.

1.60    “Lyell Anti-Exhaustion Technology” means Lyell Technology, including Anti-Exhaustion Components, directed to preventing, reducing, reversing, controlling and/or mediating other effect on T-Cell Exhaustion as applicable, and any Lyell Technology directed to improve control, safety and specificity of T-Cell Exhaustion resistant CARs or TCRs.

1.61    “Lyell Know-How” means, subject to Sections 3.9(c) and 8.7(c), all Information Controlled by Lyell as of the Execution Date or thereafter until the later of the expiration of the [*] (or such longer term during which Lyell is conducting Additional Development Activities with respect to any Collaboration Program) and, with respect to a particular Collaboration Program, the completion of such Lyell Development Program, that is necessary or reasonably useful for the Development, manufacture, use or Commercialization of Compounds or Products (including the Collaboration Anti-Exhaustion Components thereof), but excluding any rights under Patents. Lyell Know-How shall not include: (a) any General Tools, (b) any Information to the extent pertaining to the composition of matter or formulation of, or any method of making or using, any Anti-Exhaustion Component that is not a Collaboration Anti-Exhaustion Component, any product that is not a Product or any compound that is not a Compound, and (c) any Information regarding General Tools.

1.62    “Lyell License Agreement(s)” means, individually and collectively, the Existing License Agreements and, subject to Sections 3.9(c) and 8.7(c), the New Third Party Technology Agreements.

1.63    “Lyell Manufacturing Technology” means all Lyell Know-How and Lyell Materials that are necessary or reasonably useful for GSK (or its Third Party manufacturer) to manufacture the Compounds or Products (including the Collaboration Anti-Exhaustion Components thereof), including Lyell Manufacturing Improvements and (to the extent applicable and Controlled by Lyell) Information with respect to the production, manufacture, processing, filling, finishing, packaging, inspection, receiving, holding and shipping of Compounds or Products (including the Collaboration Anti-Exhaustion Components thereof), or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including in all respects any of the foregoing that is developed or improved prior to the Execution Date or thereafter during the Term until the later of the expiration of the [*] (or such longer term during which Lyell is conducting Additional Development Activities with respect to any Collaboration Program) and the completion of all Lyell Development Programs, that relates to T-Cell Therapies.

1.64    “Lyell Materials” means, subject to Sections 3.9(c) and 8.7(c), all tangible materials provided by Lyell to GSK in connection with this Agreement.

1.65    “Lyell Patent Rights” means, subject to Sections 3.9(c) and 8.7(c), all Patents within the Territory that are Controlled by Lyell as of the Execution Date or thereafter during the Term until the later of the expiration of the [*] (or such longer term during which Lyell is conducting Additional Development Activities with respect to any Collaboration Program) and, with respect to a particular Collaboration Program, the completion of such Lyell Development

Program, that Cover any Compound or Product (including in each case its or any Collaboration Anti-Exhaustion Component’s composition, formulation, product by process, or method of use, manufacture, preparation or administration). The Lyell Patent Rights may include, but will not be limited to, those Patents which are Controlled by Lyell as of the Execution Date listed in Exhibit 1.65, which may be amended from time to time as Lyell acquires Control of additional Patents (for clarity, GSK does not obtain a license under any such listed Patent until it exercises an Option that includes such Patent in the license granted thereunder with respect to such Collaboration Program).

1.66    “Lyell Technology” means the Lyell Patent Rights, Lyell Know-How and Lyell Materials (which Lyell Know-How and Lyell Materials includes Lyell Manufacturing Technology).

1.67    “MAA” means an application for Regulatory Approval for a Product in a country or region of the Territory, including a BLA in the United States.

1.68    “Major European Countries” means [*].

1.69    “Major Market” means the [*].

1.70    “MHLW” means the Japanese Ministry of Health, Labour and Welfare, and any successor agency thereto.

1.71    “Net Sales” means, with respect to a Product or Compound, the net sales of a Related Party of such Product or Compound calculated using International Financial Reporting Standards (“IFRS”) and the gross to net accounting used for publicly reporting its financials in each case consistently applied by the Related Party. Adjustments may be made to the calculation of net sales as required by changes in IFRS, or the Related Party’s accounting rules, as applicable, brought about by merger, take-over or Applicable Law. As of the Execution Date, the deductions from gross sales to arrive at net sales are consistent with the deductions described in Exhibit 1.71. For the avoidance of doubt, no royalties shall be due upon sales of Products or Compounds to and between the Related Parties for further sale, unless the respective Related Party is last in the distribution chain of the Product or Compound, and further provided, however, that royalties shall be payable upon the final sale by a Related Party to an independent Third Party; any sale to an independent Third Party distributor will be deemed as end-user sale and such sales will be used for the calculation of royalties. In the event a Product or Compound is sold, assigned or transferred for consideration other than cash, the value of such non-cash consideration shall be deemed to be equal to the fair market value of the non-cash consideration as determined by the Related Party’s auditors from time to time.

Net Sales of any Combination Product for the purpose of calculating milestones or royalties due under this Agreement shall be determined on a country-by-country basis for a given accounting period as follows: first, the Related Party(ies) shall determine the actual Net Sales of such Combination Product (using the above provisions), and then: such Net Sales amount for the Combination Product shall be multiplied by the fraction A/(A+B), where A is the net selling price in such country of a Product not containing any other pharmaceutically active ingredients (as such term is used in the definition of Combination Products), if sold separately for the same dosage as contained in the Combination Product, and B is the net selling price in such country of any other pharmaceutically active ingredients in the combination if sold separately for the same dosage as contained in the Combination Product. All net selling prices of the elements of such end-user product or service shall be calculated as the average net selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country, no separate sale of either such above-designated Product (containing no other pharmaceutically active ingredients) or any one or more of the pharmaceutically active ingredients included in such Combination Product are made during the accounting period in which the sale was made or if net selling price for a pharmaceutically active ingredient cannot be determined for an accounting period, Net Sales allocable to the Product in each such country shall be determined by [*] that takes into account, on a country-by-country basis, all relevant factors (including variations in [*]).

1.72    “New Third Party Technology” means Patents and Information in-licensed or acquired by Lyell between the Execution Date and the Effective Date, and after the Effective Date and within the [*] (or such longer term during which Lyell is conducting: (a) Additional Development Activities with respect to any Collaboration Program, or (b) any Lyell Development Program), that is not included in the rights licensed under the Existing License Agreements. For clarity, “rights licensed under the Existing License Agreements” includes such rights as they exist on the Execution Date as well as rights that may be added to the scope of the Existing License Agreements (e.g., rights in improvements or rights arising under sponsored research agreements entered into in connection with the Existing License Agreements) during the term described above to the extent such added rights are on the same terms (including financial terms) as the rights existing on the Execution Date.

1.73    “New Third Party Technology Agreement” means an agreement between Lyell or its Affiliates and a Third Party, pursuant to which Lyell or its Affiliates are granted rights to New Third Party Technology.

1.74    “Oncology Field” means all uses for oncology diseases, disorders or conditions in humans, including prophylactic or therapeutic treatment, delay or prevention of any oncology diseases, disorders or conditions in humans.

1.75    “Patent” means (a) all patents and patent applications, including provisional patent applications and applications for certificates of invention, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c) above, and (e) any foreign equivalents of any of the foregoing.

1.76    “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or other entity not specifically listed herein.

1.77    “Phase 3 Clinical Trial” means a Clinical Trial satisfying the requirements of 21 C.F.R. 312.21(c) in the United States or the corresponding regulation in jurisdictions other than the United States.

1.78    “Prevalent Solid Tumor” means either: (a) one of the following cancers such as prostate, breast, lung, colorectal, bladder, renal cell, head and neck, pancreatic, stomach, ovary, esophagus, malignant melanoma or hepatocellular carcinoma, (b) any other solid cancer that has a comparable prevalence to the cancers listed in clause (a), or (c) with respect to the [*] Initial Collaboration Target, includes [*].

1.79    “Prior CDA” means the Confidentiality Agreement entered into by GlaxoSmithKline LLC and Lyell effective July 10, 2018.

1.80    “Product” means with respect to a Collaboration Program, a CAR T-Cell Therapy or TCR T-Cell Therapy directed to the Collaboration Target for such Collaboration Program, as applicable, comprising, incorporating or made using one or more Collaboration Anti-Exhaustion Components.

1.81    “Product Specific Patent” means, with respect to a Collaboration Program, any Patent (including all claims and the entire scope of claims therein) within the Lyell Patent Rights that (a) Covers only the composition of matter or formulation of, or method of making or using, one or more Collaboration Anti-Exhaustion Components as incorporated into one or more Products, and (b) does not Cover subject matter other than that described in (a).

1.82    “Proof of Biology” means receipt of patient data from Evaluable Patients only, generated in a Clinical Trial of a T-Cell Therapy, indicating in at least [*] subjects dosed with Engineered T-Cells a decrease in exhaustion or dysfunction of the Engineered T-Cells relative to a patient dosed with Comparator T-Cells. Such a proof of biology can be shown by demonstrating that, at a follow-up visit for patients [*] after dosing, there are at least [*] more functional Engineered T-Cells detected in patients’ blood samples in at least [*] Evaluable Patients than the mean amount of the functional Comparator T-Cells detected in patients’ blood samples that were dosed with such Comparator T-Cells (e.g., at such [*] follow-up visit, [*] patients from [*] dosed with Engineered T-Cells have [*] more detected functional Engineered T-Cells than the mean detected functional Comparator T-Cells at the [*] follow-up visit for patients dosed with the Comparator T-Cells). Such differences in amount of functional T-Cells may be demonstrated by a killing assay or cytokine release assay, or another method decided by the JSC (subject to resolution pursuant to Section 2.1(d) and Section 16.3). Alternatively, such proof of biology can be shown by demonstrating [*] of the following: (a) at the [*] Follow Up Visit, there are at least [*] more naïve or stem cell memory cells (TScm) derived from Engineered T-Cells detected in Evaluable Patients’ blood samples than the mean amount of the memory Comparator T-Cells detected in patients’ blood samples that were dosed with such Comparator T-Cells; (b) the mean cell-adjusted dose area under the curve (AUC) assessed over [*] following dosing with Engineered T-Cells is at least [*] times higher for Engineered T-Cells detected in Evaluable Patients’ blood samples than the mean AUC for the Comparator T-Cells detected in patients’ blood samples that were dosed with such Comparator T-Cells; or (c) the dose of Engineered T-Cells is at least [*] times lower relative to a patient dosed with Comparator T-Cells; provided that (i) the ORR is equal to or higher for Evaluable Patients treated with Engineered T-Cells relative to patients dosed with Comparator T-Cells and (ii) there is at least a [*] ORR in Evaluable Patients treated with Engineered T-Cells. Notwithstanding the foregoing, Proof of Biology shall in any case be deemed achieved upon the achievement of Academic PoC in accordance with Section 3.1(b)(ii) for any Collaboration Target, whether for a Lyell PoC Development Program or a Lyell Component Development Program.

1.83    “Proof of Clinical Concept” means (a) with respect to Collaboration Programs other than the [*] Collaboration Program, Cancer Proof of Clinical Concept or (b) with respect to the [*] Collaboration Program, [*]. If the Substitution Target is substituted for the [*] Initial Collaboration Target pursuant to Section 3.1(a)(i)(1), Proof of Clinical Concept for the Collaboration Program for the Substitution Target shall mean Cancer Proof of Clinical Concept.

1.84    “Registration Trial” means, with respect to a Product, a Clinical Trial that is expected to provide data necessary for the preparation and submission of a MAA or BLA to obtain Regulatory Approval of such Product in a country in the Territory as evidenced by (a) GSK’s or its Affiliate’s designation of such Clinical Trial as a Phase 3 Clinical Trial in the protocol or otherwise as a Clinical Trial on which an MAA or BLA will be based or (b) an agreement or other statement or guidance from the Regulatory Authority in such country that such Clinical Trial is designed to provide data on which an MAA or BLA will be based. For purposes of Article 8, if a Clinical Trial becomes a Registration Trial after the initiation thereof, the applicable milestone event shall be deemed to occur on the first date that GSK receives evidence described in the prior sentence, and in any case, no later than the filing of a MAA or BLA with respect to such Product.

1.85    “Regulatory Approval” means any and all approvals, licenses, registrations, permits, certificates, consents, clearances, exemptions, authorizations or pricing and reimbursement approvals from any Regulatory Authority in the indicated jurisdiction required for the Commercialization (which includes manufacturing) of a Product in such jurisdiction for use in the Field.

1.86    “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval of, or otherwise regulating any aspects of the Development, manufacture or Commercialization of the Product in the Field, including the FDA, the EMA, the European Commission and the MHLW, and in each case including any successor thereto.

1.87    “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably useful to Develop, manufacture or Commercialize a Product in the Field in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs, and BLAs.

1.88    “Related Party” shall mean GSK and its Affiliates and their respective Sublicensees (and such Sublicensees’ Affiliates) of one or more Products.

1.89    “Right of Reference” shall have the meaning set forth in 21 C.F.R. §314.3(b) or equivalents thereto under Applicable Law in countries or jurisdictions outside the U.S.

1.90    “SEC” means the U.S. Securities and Exchange Commission.

1.91    “[*]” means the period beginning on the Effective Date and ending upon [*] after the Effective Date or termination of this Agreement. For clarity, it is understood that GSK will have the right to nominate CAR-T Targets under Section 3.3(b) only during the first [*] after the Effective Date, subject to extension pursuant to Section 3.3(b).

1.92    “Senior Executives” means, in the case of GSK, [*], and in the case of Lyell, [*].

1.93    “[*]” means the patient follow-up visit targeted to occur between [*] and [*] after dosing of a patient. For any Clinical Trial with a Product conducted by GSK or a Related Party that may lead to achievement of Academic PoC, Proof of Biology or Proof of Clinical Concept, GSK or the Related Party shall include in the protocol for such Clinical Trial such a [*].

1.94    “Sublicensee” means any Third Party to whom GSK or its Affiliates have granted a license or sublicense to Develop, manufacture or Commercialize the Product(s).

1.95    “Surviving Program” means a Collaboration Program for which GSK retains the license set forth in Section 7.1, as described in Section 13.6(b)(i)(1) or Section 13.6(b)(i)(2).

1.96    “T-Cell” means a T-lymphocyte that expresses an endogenous αb or gd TCR or exhibits the functional characteristics of an αb or gd T-cell.

1.97    “T-Cell Exhaustion” means dysfunction of a T-Cell characterized by changes in metabolic function, transcriptional programming, loss or reduction of effector function (such as killing capacity or cytokine secretion), co-expression of one or more inhibiting receptors, reduced expression of activator elements or other changes from its normal activated state. Such dysfunction may include diminished killing capacity, proliferation, differentiation, persistence or other adverse effects on the normal function or activity of T-Cells of any type.

1.98    “T-Cell Therapy” means a CAR T-Cell Therapy or a TCR T-Cell Therapy.

1.99    “Target” means (a) in the case of a CAR, all epitopes encoded by a single gene, presented as part of a cell surface-expressed protein or expressed intracellularly and subsequently presented as part of a MHC-peptide complex on the cell surface, identified in GenBank by an NCBI reference sequence accession number, including any fragments thereof that preserve the utility of the full length protein as a target (“Fragments”), and any isoforms, mutants, polymorphisms and post translational modifications thereof, in each case expressed by such gene; and (b) in the case of a TCR (i) all peptides [*] that can be recognized and bound by a TCR, and are derived from a protein encoded by a single gene identified in GenBank by an NCBI reference sequence accession number, including any Fragments, isoforms, mutants, polymorphisms and post translational modifications thereof, in each case expressed by such gene or (ii) all peptides [*] that can be recognized and bound by a TCR, and are derived from a polypeptide expressed by a defined open reading frame. In the case of a TCR, the Target shall not be specific to a designated human leukocyte antigen (HLA) allele. In the case of a CAR or TCR, [*], any Lyell TCR or Lyell CAR shall not bind a peptide with the same sequence as any peptide also present in a protein or Fragments thereof encoded by a gene described in clause (a) or (b) above that is a Collaboration Target; provided such TCR or CAR shall nonetheless not be deemed directed to such Collaboration Target (and the above restriction shall not apply) if Lyell demonstrates in an established functional T-Cell assay that such TCR or CAR does not have meaningful specific activity against proteins encoded by a gene described in clause (a) and (b) above that is significantly greater than negative control against such peptide. Any dispute as to whether a particular TCR or CAR is directed to a Collaboration Target shall be resolved by the JSC (i.e., shall be decided by the JSC, subject to resolution pursuant to Section 2.1(d) and Section 16.3).

1.100    “TCR” means a T-Cell receptor, with α, b, g, and/or d domains, that binds a peptide or lipid ligand on the surface of a tumor cell, an antigen-presenting cell or other cell, and is not a CAR. A TCR may be naturally-occurring, recombinant or otherwise modified.

1.101    “TCR Collaboration Target” means the [*] Initial Collaboration Target and any Collaboration Target added as an Additional Target in accordance with Section 3.3(c), in each case for which a TCR T-Cell Therapy will be developed hereunder.

1.102    “TCR T-Cell Therapy” means a therapy comprising a T-Cell, whether or not autologous, that has been genetically modified ex vivo to express a modified TCR directed to an antigen.

1.103    “TCR Program” means a Lyell Development Program and associated GSK Program for a TCR Collaboration Target.

1.104    “Territory” means (a) with respect to Active GSK Programs, all countries of the world and (b) with respect to Collaboration Programs that are not Active GSK Programs, all countries of the world excluding China.

1.105    “Third Party” means any Person other than Lyell or GSK or an Affiliate of either of Lyell or GSK.

1.106    “U.S.” means the United States of America and its territories, districts and possessions.

1.107    “Valid Claim” means, with respect to a particular country, either: (a) a claim in an issued and unexpired Patent in such country that has not (i) expired, lapsed, been cancelled or abandoned, (ii) been disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction in an order or decision which is unappealable or unappealed within the time allowed for appeal, (iii) been finally rejected by an administrative agency in an action that is unappealable or unappealed within the time allowed for appeal, or (iv) been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding; or (b) a bona fide claim of a pending Patent application, and, which has not been (A) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (B) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal; provided, that any claim in any Patent application pending for more than [*] from the earliest date on which such Patent application claims priority shall not be considered a Valid Claim for purposes of the Agreement from and after such [*] date unless and until a Patent containing such claim issues from such Patent application.

1.108    Additional Definitions. Each of the following definitions shall have the meanings defined in the corresponding sections of this Agreement indicated below:

Definitions	Section
[*]	8.3(a)
Acquired Party	17.8(f)
Acquirer	17.8(f)
Acquirer Technology	17.8(a)
Active GSK Program	3.3(e)
Active GSK Program Criteria	3.3(e)
Active Lyell Program Notice	3.3(e)
Additional Construct	3.9
Additional Construct Data Package	3.9(b)
Additional Construct Opt In	3.9(c)
Additional Construct Opt-In Period	3.9(c)
Additional Development Activities	3.9
Additional Target	3.3(b)(i) 3.3(c)
Agreement	Preamble
Alliance Manager	2.4
Annual Net Sales	8.4(a)
Approved Clinical Trial	3.1(e)
Bankrupt Party	17.3(a)
Base Royalty Rate	8.5(a)
Breach Termination	13.6(b)(i)
Business Combination Transaction	1.18(b)
Capture Period	6.3
[*]	8.3(a)
Claim	15.3
Collaboration Anti-Exhaustion Components	3.1(a)(v)
Collaboration Deliverables	3.1(a)(v)
Competitor Acquisition Termination	13.6(b)(i)
Component Transfer Point	3.1(a)(ii)
Disclosing Party	12.1
DOJ	17.16(a)

Definitions	Section
Engineered T-Cells	1.27
Excluded Targets	3.3(d)
[*]	11.2
Execution Date	Preamble
Exercise Period	3.1(b)(i)
Expert	16.2(a)
force majeure	17.4
Fragments	1.99
FTC	17.16(a)
[*]	Preamble
GSK	Preamble
GSK Claims	15.1
GSK Damages	15.1
GSK Development Program	3.1(c)
GSK Indemnitees	15.1
GSK Manufacturing Improvements	7.4(b)(iv)
[*]	6.2(b)
[*]	17.10(b)
HSR Act	17.16(a)
HSR Clearance Date	17.16(a)
IFRS	1.71
Improved Anti-Exhaustion Components	7.4(b)(iii)
Improved Construct	3.9
Indemnified Party	15.3
Indemnifying Party	15.3
Infringement	9.4(a)
Infringement Action	9.4(b)

Definitions	Section
Initial Collaboration Targets	3.3(a)
Initiate	8.3(c)
Initiation	8.3(c)
Insolvency Event	13.4
Internal Revenue Code	8.6
JAMS	16.2
Joint Inventions	9.1
Joint Steering Committee	2.1(a)
JSC	2.1(a)

Lyell	Preamble
Lyell Advanced CAR-T Target	3.3(b)(ii)
Lyell Claims	15.2
Lyell Component Development Program	3.1(a)(ii)
Lyell Damages	15.2
Lyell Development Program	3.1(a)(ii)
Lyell Indemnitees	15.2
Lyell License Milestone Cap	8.5(b)
Lyell Licensor	7.7(a)
Lyell Manufacturing Improvements	6.3
Lyell PoC Development Program	3.1(a)(i)
market	8.5(c)
Materials	3.6
Maximum Cost Amount	3.4
Milestone Offset Amount	8.5(b)
Modified [*] CAR T-Cell Therapy	3.1(a)(i)(2)
Modified TCR	7.4(a)(iii)
Monospecific Notice	3.1(a)(i)(3)
Monospecific Target	3.1(a)(i)(3)
[*]	3.1(a)(i)(1)
New Construct	3.9
New Construct License Agreement	3.9(b)
New Construct Third Party Technology	3.9(b)

Definitions	Section
[*]	8.3(a)
Option	3.1(b)(i)
Option Exercise	3.1(b)(i)
Other Lyell Patents	9.3(b)
Outstanding Common Stock	1.18(a)
Outstanding Voting Securities	1.18(a)
Parties	Preamble
Party	Preamble
Patent Challenge	9.6(a)
Patent Contact	9.8
Patent Exclusivity Term	8.5(e)
Pharmacovigilance Agreement	4.1(d)
Product	3.9(c)(i)
Product Marks	10.1
Product Specific Infringement Action	9.4(b)
Program Diligence Information	3.1(b)(i)
Program Option Trigger	3.1(b)(i)
Proposed Additional Construct	3.9(b)
Prosecute	9.2(b)
Prosecution	9.2(b)
Publication	12.4(a)
Receiving Party	12.1
Regulatory Exclusivity Term	8.5(e)
[*]	8.3(a)
Royalty Term	8.5(e)
Rules	16.2
Segregated Technology	17.8(b)
Sole Inventions	9.1
Specified Person	1.18(a)
Stacking Percentage	8.5(b)
Subcontract	3.8
Subcontractor	3.8
Substitution Notice	3.1(a)(i)(1)
Substitution Target	3.1(a)(i)(1)
Success Criteria	3.9(a)
Target Nomination Notice	3.3(b)(i)
Target Nomination Response Notice	3.3(b)(i)

Definitions	Section
Target Nomination Response Period	3.3(b)(i)
Target Rejection Prohibition	3.3(b)(i)
Target Selection Notice	3.3(c)
Technology Transfer Requirements	3.1(d)
Term	13.1
Terminated Compounds	13.6(a)(i)
Terminated Products	13.6(a)(i)
Terminated Program	13.6(a)(i)
Terminated Target	13.6(a)(i)
Termination Notice	13.3(a)
Title 11	17.3(a)
Transfer Record	3.6
Unmodified [*] CAR T-Cell Therapy	3.1(a)(i)(2)
Waiver Terms	8.7(b)

2.    GOVERNANCE

2.1    Joint Steering Committee.

(a)    Establishment and Membership of JSC. Within [*] following the Effective Date, the Parties will establish a joint steering committee with the roles set forth in Section 2.1(c) (the “Joint Steering Committee” or “JSC”). Each Party will appoint [*], with one (1) representative of each Party serving as co-chairs (who shall be [*]). Each Party shall ensure that the JSC representatives appointed by it have the appropriate level of seniority and decision-making authority corresponding with the responsibilities of the JSC and the appropriate expertise and practical experience corresponding with the responsibilities of the JSC. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Lyell and GSK. The JSC membership and procedures are further described in this Section 2.1. Each Party may at any time appoint different JSC representatives by written notice to the other Party. Additional representatives from each Party may attend the JSC as ad hoc attendees, upon, with respect to non-employees only, written request to, and approval from, the other Party, such approval not to be unreasonably withheld, conditioned or delayed.

(b)    Membership of JSC. Each of Lyell and GSK and will designate representatives with appropriate expertise to serve as members of the JSC. Each of Lyell and GSK will select from their representatives a co-chairperson for the JSC, and each Party may change its designated co-chairperson from time to time upon written notice to the other Party. The co-chairpersons of the JSC, with assistance and guidance from the Alliance Managers, will be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting, provided that the co-chairpersons will call a meeting of the JSC promptly upon the reasonable written request of either co-chairperson to convene such a meeting.

(c)    Role of JSC. The JSC will (i) be a forum for the exchange and discussion of, and the Parties agree that through the JSC (or its designees) they shall exchange and discuss, information related to the progress under and plans for the conduct of each Party’s activities under this Agreement, including which Anti-Exhaustion Components within the Lyell Anti-Exhaustion Technology will be generated in connection with each Lyell Development Program and transparency into the innovations and data resulting from Clinical Trials and other scientific testing related to any Lyell Anti-Exhaustion Technology or other related intellectual property rights developed by or on behalf of a Party or its Affiliates under this Agreement or licensed under any of the Lyell License Agreements, (ii) decide the Success Criteria for Additional Constructs for Additional Development Activities and decide whether such Success Criteria have been met as described in Section 3.9, (iii) decide whether an actual or potential Collaboration Program is or would be an Active GSK Program as described in Section 3.3(e), (iv) regularly review and discuss (including concerns a Party may have about) Targets to potentially be added as Collaboration Targets, (v) be a forum for the Parties to discuss, and the Parties agree that through the JSC (or its designees) they shall discuss, opportunities for the Parties to collaborate with respect to CAR T-Cell Therapies beyond the activities under this Agreement, including, during the [*] (or such longer term during which Lyell is conducting: (x) Additional Development Activities with respect to any Collaboration Program, or (y) any Lyell Development Program), with respect to the current progress of development and application of Lyell Technology and technology Controlled by GSK

(or its Affiliates) related to [*] that may benefit the Collaboration Programs and the Parties’ activities [*], (vi) evaluate, and the Parties agree that through the JSC (or its designees) they shall disclose, any general progress of Lyell Anti-Exhaustion Technology and, insofar as it is related to a Collaboration Program, GSK’s or its Affiliates’ TCR and CAR technology and improvements of either of the foregoing, (vii) agree on any changes to Exhibit 1.2 for the information to be provided in an Academic PoC Data Package for a particular Lyell PoC Development Program (which shall not be subject to resolution pursuant to Section 16.3), and (viii) make such other decisions and perform such other duties as are specifically assigned to the JSC in this Agreement.

(d)    Decisions. Unless otherwise stated in this Agreement, decisions of the JSC shall be by consensus, with each Party having a single vote on the matter to be decided regardless of the number of JSC members for each Party. A quorum for decision-making is agreed to be a minimum of one member from each Party. If the JSC is unable to reach the applicable consensus with respect to any such matter for which it is to make a decision under Sections 2.1(c)(ii) or (iii) (or other JSC decisions indicated to be subject to resolution pursuant to Section 2.1(d)), then either Party may, by providing written notice to the other Party, have such matter referred to the Senior Executives who shall meet promptly and negotiate in good faith to resolve the deadlock. If, despite such good faith efforts, the Senior Executives are unable to resolve such deadlock within [*] of such matter having been referred to them, then such matter (and other JSC decisions indicated to be subject to resolution pursuant to Section 16.3) will be determined in accordance with Section 16.3 and such determination shall become the decision of the JSC. Unless otherwise expressly indicated, a matter for which the JSC must “agree” (as opposed to decide) shall not be subject to resolution by the Senior Executive discussions or by baseball arbitration pursuant to Section 16.3.

(e)    JSC Meetings. The JSC will meet as frequently as both Parties agree is appropriate, but not less than [*] until [*] and thereafter at least [*] unless the Parties agree otherwise. The meetings of the JSC need not be in person and may be by telephone or any other method reasonably determined by the JSC. Each Party will bear its own costs associated with attending such meetings. Minutes will be kept of all JSC meetings and will reflect material decisions made at such meetings. Meeting minutes will be prepared by the Alliance Managers of the Parties on a rotating basis and sent to each member of the JSC for review and approval promptly following each meeting. Minutes will be deemed approved unless a member of the JSC objects to the accuracy of such minutes within [*] of receipt.

2.2    Discontinuation of JSC. With respect to each Collaboration Program, the JSC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the JSC; (b) Lyell providing to GSK written notice of its intention to disband and no longer participate in such JSC, provided that Lyell shall not give such notice prior to the end of the applicable Lyell Development Program for such Collaboration Program, or if later, prior to or during any Additional Development Activities for such Collaboration Program; and (c) filing for Regulatory Approval of the first Product or Compound arising under the applicable Collaboration Program. Notwithstanding anything herein to the contrary, once the JSC has been disbanded for a Collaboration Program, the JSC shall be terminated with respect to such Collaboration Program and thereafter (i) any requirement of a Party to provide Information or other materials to the JSC with respect to such Collaboration Program shall be deemed a requirement to provide such Information or other materials to the other Party via the Alliance Managers, and (ii) any matters previously delegated to the JSC for such Collaboration Program shall be resolved by mutual agreement of the Parties, or, if the Parties do not reach mutual agreement, in accordance with the decision making provisions of Sections 2.1(d). Without limiting the foregoing, upon reasonable request by Lyell after the disbanding of the JSC for a Collaboration Program [*] under such Collaboration Program, but not more often than [*] or as otherwise mutually agreed by the Parties, the Parties shall meet to discuss such ongoing Development efforts by GSK or its Affiliates with respect to such Collaboration Program, so that Lyell remains reasonably informed as to the status, progress and plans for Development of the Compounds and Products under this Agreement.

2.3    Limitations on Authority of the JSC. Except as otherwise provided in this Agreement, the JSC will have solely the roles and responsibilities assigned to it in this Article 2. The JSC will have no authority to amend, modify or waive compliance with this Agreement or make any decision other that those specifically assigned under this Agreement to be made by the JSC. The JSC shall not have the authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement. For clarity, the JSC shall not have decision-making authority with respect to the conduct of GSK Programs or Lyell Development Programs.

2.4    Alliance Managers. Each of the Parties will appoint one representative who possesses a general understanding of Development issues to act as its alliance manager (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a primary point of contact between the Parties to assure a successful relationship between the Parties. The Alliance Managers will attend all meetings of the JSC and support the co-chairpersons of the JSC in the discharge of their responsibilities. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager. Each Alliance Manager also will:

(a)    be the point of first notice and contact in all matters of conflict resolution and assisting with any escalation of disputes in accordance with Section 2.1(d);

(b)    provide a single point of communication both internally within the Parties’ respective organizations and between the Parties, including during such time as the JSC is no longer constituted;

(c)    plan and coordinate any cooperative efforts under this Agreement, if any, and internal and external communications; and

(d)    take responsibility for ensuring that JSC activities, such as the conduct of required JSC meetings, occur as set forth in this Agreement and that relevant action items, if any, resulting from such meetings are appropriately carried out or otherwise addressed.

3.    RESEARCH AND DEVELOPMENT PROGRAMS

3.1    Development Programs.

(a)    Lyell Development Programs.

(i)    Lyell PoC Development Programs. For each Collaboration Target (other than for Targets developed under a Lyell Component Development Program), Lyell will use Commercially Reasonable Efforts to (A) carry out a research program to generate a T-Cell Therapy for such Collaboration Target incorporating one or more Anti-Exhaustion Components comprising Lyell Anti-Exhaustion Technology and (B) conduct preclinical and clinical Development for such T-Cell Therapy through completion of Academic PoC (each, a “Lyell PoC Development Program”). After completion of Academic PoC for a Lyell PoC Development Program, Lyell shall deliver to GSK the Academic PoC Data Package for such Lyell PoC Development Program, which Academic PoC Data Package GSK will evaluate in good faith as part of its determination whether to exercise the Option pursuant to Section 3.1(b)(i).

(1)    [*] Product. The Parties agree that, subject to Sections 3.1(a)(i)(2) and 3.1(a)(i)(3), [*]will continue as an Initial Collaboration Target and the subject of a Lyell PoC Development Program only in the event all of the following criteria are met (or waived by GSK in its sole discretion): (A) Lyell obtains an exclusive (subject to customary retention of rights), sublicensable license from [*] to the [*] for the [*]; (B) Lyell secures rights from [*] for GSK to use, access or reference, as necessary, any clinical data collected from the Clinical Trial titled [*] conducted by [*], Regulatory Materials submitted to the FDA with respect to such Clinical Trial, written correspondence between [*] and the FDA with respect to such Clinical Trial and proprietary reagents [*] created for production of the CAR T-Cell Therapy directed to [*] Initial Collaboration Target use in such Clinical Trial; and (C) with respect to any licenses required to meet the criteria in (A) and (B), such licenses shall include terms and conditions customary to the parties (including Lyell) to such licenses for the intellectual property or materials being provided. At such time as all of the foregoing criteria are met (and any dispute as to whether such criteria have been met shall be decided by the JSC (subject to resolution pursuant to Section 2.1(d) and Section 16.3)), or waived by GSK in its sole discretion, [*] will continue as an Initial Collaboration Target and the subject of a Lyell PoC Development Program. Subject to Sections 3.1(a)(i)(2) and 3.1(a)(i)(3), in the event (I) Lyell has not received, on or before [*] following the Effective Date, approval from the [*] to proceed with negotiations of the license described in clause (A) after the [*] has published the applicable notice in the Federal Register (which approval shall be deemed received if [*] proceeds to negotiate the specific terms of such license after such notice is published in the Federal Register), or (II) the criteria in clause (A) and (B) above are not met on or before achievement of Academic PoC for the [*] Product, then GSK is entitled to elect (and any dispute as to whether such criteria in clause (II) have been met shall be decided by the JSC (subject to resolution pursuant to Section 2.1(d) and Section 16.3)), effective immediately upon notice from GSK to Lyell (“Substitution Notice”), that the Substitution Target shall replace [*] as an Initial Collaboration Target, immediately following which, Lyell’s right to replace [*] as an Initial Collaboration Target with the Monospecific Target under Section 3.1(a)(i)(3) shall terminate and all references in this Agreement to [*] (other than references thereto as set forth in Section 3.1(a)(i)(2) with respect to the Unmodified [*] CAR T-Cell Therapy and the Modified [*] CAR T-Cell Therapy, references in the Academic PoC and Proof of Clinical Concept definitions, Section 3.1 (a)(i)(3), and Section 3.3(g) with respect to bispecifics and multispecifics) are hereby amended to refer to the Substitution Target. In the event GSK provides the Substitution Notice as a result of clause (I) above, such notice must be provided within [*] after expiration of the [*] period referenced in clause (I). For clarity, Lyell would not be obligated to provide GSK with any freedom to operate licenses for the [*] beyond what is provided in the first sentence of this Section 3.1(a)(i)(1). “Substitution Target” means the [*] Target (or another Target selected by GSK and approved by Lyell) which, notwithstanding that the [*] Target is an Excluded Target as of the Execution Date, Lyell will reserve for GSK and not grant any Third Party any rights in the [*] Target prior to the earlier of (w) the criteria provided in the first sentence of this Section 3.1(a)(i) becoming met (or waived by GSK in its sole discretion) such that [*] will continue as an Initial Collaboration Target, (x) GSK’s right to replace the [*] Initial Collaboration Target with the Substitution Target ceasing as described in Sections 3.1(a)(i)(2) and 3.1(a)(i)(3), (y) an alternative to the [*] Target is selected as the Substitution Target, or (z) expiration of [*] after the Effective Date. Lyell shall have the right to add an additional Target to the Excluded Target list to replace the Substitution Target after GSK’s delivery of the Substitution Notice.

(2)    Unmodified [*] Product. Unless and until GSK elects to replace the [*] Initial Collaboration Target with the Substitution Target under Section 3.1(a)(i)(1), Lyell will use Commercially Reasonable Efforts to advance through completion of Academic PoC a CAR T-Cell Therapy directed to the [*] Initial Collaboration Target that has not been modified to incorporate an Anti-Exhaustion Component comprising any Lyell Anti-Exhaustion Technology (the “Unmodified [*] CAR T-Cell Therapy”). Lyell shall include the same type of clinical results with respect to such Unmodified [*] CAR T-Cell Therapy in its Academic PoC Data Package as it provides for the CAR T-Cell Therapy containing one or more Anti-Exhaustion Components for such same Collaboration Target. For clarity, GSK shall not be obligated to continue the Development of such Unmodified [*] CAR T-Cell Therapy as part of the GSK Development Program. In the event GSK exercises its Option with respect to [*], any CAR T-Cell Therapy directed to the [*] Initial Collaboration Target hereunder shall be treated as one Collaboration Program (e.g., such a CAR T-Cell Therapy shall be a Product) for purposes of payment obligations under Article 8, regardless of whether such CAR T-Cell Therapy is an Unmodified [*] CAR T-Cell Therapy or is a CAR T-Cell Therapy that is directed to the [*] Initial Collaboration Target that has been modified to incorporate an Anti-Exhaustion Component comprising any Lyell Anti-Exhaustion Technology (the “Modified [*] CAR T-Cell Therapy”). If GSK exercises its Option with respect to the Unmodified [*] CAR T-Cell Therapy, then: (A)(I) [*] will continue as an Initial Collaboration Target and the subject of a Lyell PoC Development Program and (II) GSK’s right to replace the [*] Initial Collaboration Target with the Substitution Target in accordance with Section 3.1(a)(i)(1) shall cease; in each case as of the date of such Option Exercise, and (B) the Parties shall review the Academic PoC Data Package for the Unmodified [*] CAR T-Cell Therapy together with related information and data for the Modified [*] CAR-T Cell Therapy provided by Lyell. GSK shall review such data in good faith, and, if Lyell has not already Initiated a Clinical Trial with respect to the Modified [*] CAR T-Cell Therapy, shall notify Lyell in writing specifically referencing this Section 3.1(a)(i)(2) within [*] after receipt of such combined data if Lyell should Initiate a Clinical Trial with respect to the Modified [*] CAR T-Cell Therapy (which Initiation of such Clinical Trial would result in [*]). If GSK does not provide such written notice to Lyell within such [*] period, then thereafter Lyell shall have no obligation under this Agreement to carry out a research program to generate the Modified [*] CAR-T Cell Therapy, conduct preclinical or clinical development for the Modified [*] CAR-T Cell Therapy (including through Initiation of a Clinical Trial therefor) or deliver to GSK any Collaboration Anti-Exhaustion Components or Collaboration Deliverables with respect to the Modified [*] CAR-T Cell Therapy.

(3)    [*] Monospecific Target Election. Unless and until GSK elects to replace the [*] Initial Collaboration Target with the Substitution Target in accordance with Section 3.1(a)(i)(1), upon written notice to GSK (the “Monospecific Notice”), Lyell may elect to convert the [*] Initial Collaboration Target into an Initial Collaboration Target comprised solely of [*] (i.e., the Collaboration Program for such Initial Collaboration Target would be directed solely to [*] as a monospecific Collaboration Program and not directed to [*] in combination as a bispecific Collaboration Program); provided that prior to such conversion, the JSC will review and discuss in good faith the relevant data Controlled by Lyell that Lyell reasonably believes support such conversion described under this Section 3.1(a)(i)(3); and provided further that such election to convert to a monospecific Collaboration Program following such review and discussion is subject to the final determination of Lyell (without a requirement to escalate to Senior Executives under Section 16.1(b)). Effective upon the date of the Monospecific Notice: (A) the Monospecific Target shall replace [*] as an Initial Collaboration Target, (B) Lyell’s obligations with respect to the Unmodified [*] CAR-T Cell Therapy and the Modified [*] CAR-T Cell Therapy are terminated, (C) GSK’s right to replace the [*] Initial Collaboration Target with the Substitution Target in accordance with Section 3.1(a)(i)(1) is terminated, (D) Sections 3.1(a)(i)(1), 3.1(a)(i)(2) and 3.1(b)(ii)(1) and the final sentence of 3.1(b)(iii), shall be of no further force or effect (other than with respect to the definitions set forth therein), and (E) all references in this Agreement to [*] (other than the references thereto in the Unmodified [*] CAR T-Cell Therapy and Modified [*] CAR-T Cell Therapy definitions, in this Section 3.1(a)(i)(3), in Section 3.3(g) with respect to bispecifics and multispecifics, and in the description of [*]) are hereby amended to refer solely to the Monospecific Target. “Monospecific Target” means [*], as selected by Lyell in the Monospecific Notice to replace [*] as an Initial Collaboration Target under this Section 3.1(a)(i)(3).

(ii)    Lyell Component Development Program. For each Collaboration Target for an Active GSK Program, or any Collaboration Target that is the subject of a Lyell Component Development Program pursuant to Section 3.1(a)(iii), Lyell will use Commercially Reasonable Efforts to carry out a research program to generate one or more Anti-Exhaustion Components comprising Lyell Anti-Exhaustion Technology for use in a T-Cell Therapy for the applicable Collaboration Target and conduct preclinical Development on such Anti-Exhaustion Components until such time as the JSC decides (subject to resolution pursuant to Section 2.1(d) and Section 16.3) such Anti-Exhaustion Components are ready for transfer to GSK (such time the “Component Transfer Point”); provided that such transfer shall in any event occur prior to initiation of IND Enabling Studies of a T-Cell Therapy incorporating such Anti-Exhaustion Component for such Collaboration Target (each, a “Lyell Component Development Program,” and each Lyell Component Development Program and Lyell PoC Development Program, a “Lyell Development Program”). Promptly following the Component Transfer Point, Lyell shall deliver to GSK the Collaboration Component Data Package.

(iii)    TCR Programs that are not Active GSK Programs. For any TCR Program that is not an Active GSK Program, Lyell and GSK shall have the right to approach the JSC to propose selection by GSK of a TCR Target within Lyell’s pipeline. If the JSC agrees to include such TCR Target as a Collaboration Program, it will also determine whether such Collaboration Program will be a Lyell Component Development Program or a Lyell PoC Development Program; provided that any dispute with respect to the foregoing shall be decided in accordance with Section 2.1(d), except that a failure by the Senior Executives to reach agreement hereunder shall not be eligible for escalation to arbitration if the Senior Executives are unable to reach an agreement. In the event no agreement is reached with respect to any such TCR Program, such TCR Program will not be included as a Collaboration Program hereunder.

(iv)    Cessation for Safety or Infeasibility. Lyell has the right to terminate activities with respect to a Lyell Development Program if it determines in good faith that, despite having used Commercially Reasonable Efforts to do so, it is unable to Develop any safe and effective Anti-Exhaustion Components, or with respect to a Lyell PoC Development Program, that the initiation or continuation of a Clinical Trial under such Collaboration Program would impose unacceptable risk for patient safety, in each case by providing GSK written notice thereof. If GSK disagrees with Lyell’s determination, it shall provide Lyell written notice thereof within [*] of receipt of Lyell’s notice and thereafter the JSC shall decide (subject to resolution pursuant to Section 2.1(d) and Section 16.1) whether such Lyell Development Program shall be terminated (and the conduct of such Collaboration Program will be suspended pending such determination); provided that a failure by the Senior Executives to reach agreement hereunder shall not be eligible for escalation to arbitration if the Senior Executives are unable to reach an agreement. Subject to Section 3.3(b), if (A) GSK agrees (or does not provide notice of disagreement as described above), (B) the JSC so determines or (C) the Senior Executives are unable to reach an agreement on whether the Collaboration Program should terminate, then the Collaboration Program shall be deemed terminated, and upon such termination, the Collaboration Target for such terminated Lyell Development Program shall be deemed a Terminated Target but subject further to the [*] Target Rejection Prohibition described under Section 3.3(b).

(v)    Delivery of Collaboration Deliverable. Within [*] after completion of each Lyell Development Program (i.e., delivery of the Academic PoC Data Package for a Lyell PoC Development Program or the Component Transfer Point for a Lyell Component Development Program) Lyell shall deliver to GSK the Anti-Exhaustion Components incorporated into or used for the T-Cell Therapy for which Academic PoC was completed or, for Lyell Component Development Programs, the Anti-Exhaustion Components the JSC decides (subject to resolution pursuant to Section 2.1(d) and Section 16.3) are ready to be transferred to GSK as of the Component Transfer Point (such Anti-Exhaustion Components for a Lyell Development Program, the “Collaboration Anti-Exhaustion Components”). For each Lyell Development Program, delivery of a Collaboration Anti-Exhaustion Component shall mean: (A) in the case of a Collaboration Anti-Exhaustion Component that is an intrinsic component of a T-Cell, CAR or TCR for the applicable T-Cell Therapy, delivery of a plasmid containing DNA coding for such Collaboration Anti-Exhaustion Component or (B) in the case of other Collaboration Anti-Exhaustion Components, delivery of a protocol describing both the Collaboration Anti-Exhaustion Component and the materials used therein (such deliverables, collectively, the “Collaboration Deliverables”). For clarity, beyond providing the Collaboration Deliverables, the assistance described in Sections 3.1(c) and 3.1(d), and in the case of a Lyell PoC Development Program, the applicable Lyell Manufacturing Technology pursuant to Section 6.2(a), unless otherwise mutually agreed by the Parties, Lyell shall not be responsible for providing further support for the related GSK Development Programs, for example by developing a master cell bank or a GMP manufacturing process for Compounds or Products, providing GSK with ongoing supply of Anti-Exhaustion Components or Compounds or other ongoing support for the related GSK Development Program.

(b)    Collaboration Program Option.

(i)    Option Trigger and Exercise. For each Collaboration Program, upon (A) for a Lyell PoC Development Program, delivery by Lyell to GSK of the Academic PoC Data Package and the corresponding Collaboration Deliverable, or (B) for a Lyell Component Development Program, delivery by Lyell to GSK of the Collaboration Component Data Package and corresponding Collaboration Deliverable (in each instance, the “Program Option Trigger”), GSK shall have the exclusive option during the Exercise Period to obtain the license provided in Section 7.1(a) for such Collaboration Program in accordance with and subject to this Agreement (the “Option”). To exercise such Option (the “Option Exercise”) for a Collaboration Program, GSK shall provide written notice indicating such exercise (which notice date also shall be the effective date of such Option Exercise, unless deferred until the HSR Clearance Date, if applicable, under Section 17.16(b)) to Lyell during the period commencing on the Program Option Trigger for such Collaboration Program and ending (A) [*] thereafter for Lyell Component Development Programs and (B) [*] thereafter for Lyell PoC Development Programs (for each such Lyell Development Program, the “Exercise Period”); provided, however, that prior to GSK’s Option Exercise for the applicable Collaboration Program, during the Exercise Period Lyell shall (x) use Commercially Reasonable Efforts to disclose to GSK, or make available to GSK by granting to GSK designated personnel access to a virtual data room, the further Information (in addition to that required under the Academic PoC Data Package) described in Exhibit 3.1(b) (the “Program Diligence Information”) within [*] after the effective date of the Program Option Trigger, and (y) as reasonably requested by GSK, provide GSK with reasonable consultation and assistance to the extent necessary or reasonably useful for GSK to understand and conduct diligence on the Academic PoC Data Package, Collaboration Component Data Package, Collaboration Deliverable and other Program Diligence Information, each as applicable and in a manner and on such timelines to enable GSK to make an informed decision in respect of each Option hereunder. If GSK reasonably determines it needs additional time to make an informed decision as a result of the timing of Lyell providing the Program Diligence Information, GSK may extend the Exercise Period for a Lyell Development Program [*] by up to [*] upon written notice to Lyell prior to the expiration of the Exercise Period (i.e., in no event will the Exercise Period extend beyond [*] after the Program Option Trigger for Lyell Component Development Programs and [*] after the Program Option Trigger for Lyell PoC Development Programs).

(ii)    [*] Milestone Payment. In the event GSK has exercised its Option pursuant to Section 3.1(b)(i) with respect to a Lyell PoC Development Program, [*] for such Lyell PoC Development Program will be deemed to have been achieved. In the event GSK has exercised its Option pursuant to Section 3.1(b)(i) with respect to a Lyell Component Development Program, [*] for such Lyell Component Development Program will be deemed to have been achieved upon Advancement of Program by or under the authority of GSK for a Product (which shall not be required to be for a Prevalent Solid Tumor) under such Collaboration Program. Upon achievement of [*], Lyell will submit an invoice to GSK for the [*] Milestone Payment, which milestone will be payable in accordance with Section 8.3 (but subject to deferral until the HSR Clearance Date, if applicable, under Section 17.16(b)).

(1)    Unmodified [*] Product. For clarity, in the event GSK exercises its Option with respect to the Unmodified [*] CAR T-Cell Therapy, (A) any achievement of a milestone under Section 8.3 by the Modified CAR T-Cell Therapy shall not require payment of the corresponding milestone payment if such milestone payment was previously paid to Lyell as a result of achievement with respect to the Unmodified [*] CAR T-Cell Therapy, and (B) the Anti-Exhaustion Component(s) used by Lyell in the CAR T-Cell Therapy for a Clinical Trial for which GSK has [*] (i.e., the Clinical Trial GSK informed Lyell it should Initiate pursuant to Section 3.1(a)(i)(2) or other Clinical Trial Initiated by Lyell under the [*] Collaboration Program prior to such exercise) shall be considered a Collaboration Anti Exhaustion Component without the need for subsequent achievement of [*] for the Modified [*] CAR T-Cell Therapy or exercise by GSK of an Option therefor (i.e., there is not a new Program Option Trigger, Option or [*] Milestone Payment obligation (to the extent previously paid for the Unmodified [*] CAR T-Cell Therapy) for the Modified [*] CAR T-Cell Therapy and such Modified [*] CAR T-Cell Therapy would not be considered an Additional Target under Section 3.3(b)(i)).

(iii)    Effect of Failure to Exercise Option. If the Exercise Period for a particular Collaboration Program expires without GSK having exercised the Option for such Collaboration Program in accordance with this Section 3.1(b), then, effective upon such expiration, (A) the Option for such Collaboration Program shall automatically terminate and be of no further force or effect, (B) Lyell shall have no further obligations to GSK with respect to such Collaboration Program, (C) unless otherwise provided in this Agreement, the Collaboration Target for such Collaboration Program shall be deemed a Terminated Target and Section 13.6(a) shall apply with respect thereto and the Collaboration Program, Compounds and Products therefor and (D) GSK shall return to Lyell (or destroy if so requested by Lyell) and make no further use of the Collaboration Anti-Exhaustion Components, Collaboration Deliverables or the Information contained in the Collaboration Component Data Package or [*] Data Package, as applicable, with respect to such Collaboration Program. For clarity, in the event GSK does not exercise its Option with respect to Unmodified [*] CAR T-Cell Therapy, it will not lose its right to exercise its Option for the Modified [*] CAR T-Cell Therapy.

(c)    GSK Development Program. Subject to Section 3.9, following the Option Exercise for a Collaboration Program, GSK shall have the sole right and responsibility for the Development of Compounds and Products in the Field in the Territory during the Term for the Collaboration Target for such Lyell Development Program at GSK’s own cost and expense (each, a “GSK Development Program”). GSK shall use Commercially Reasonable Efforts to Develop [*] in a prompt and expeditious manner. If GSK (or other Related Party) desires to modify a Collaboration Anti-Exhaustion Component provided by Lyell or to Develop or incorporate additional or different Anti-Exhaustion Components within the Lyell Anti-Exhaustion Technology into a Compound or Product (or the production thereof) for the Collaboration Target, GSK shall discuss the same with Lyell, and the Parties shall mutually agree on a plan therefor prior to such modification or incorporation, which plan shall allocate responsibility between the Parties to make such modifications or incorporation based on the particular circumstances of the situation. Any (i) modification to a Collaboration Anti-Exhaustion Component generated or (ii) additional or different Anti-Exhaustion Components incorporated into or used to make a T-Cell Therapy for such Collaboration Program, in each case in accordance with the foregoing, shall be deemed a Collaboration Anti-Exhaustion Component for purposes of Article 8 for such Collaboration Program. If GSK requests Lyell to modify a Collaboration Deliverable to make it applicable for an additional HLA allele of a TCR Collaboration Target other than the HLA allele that is the subject of the applicable Collaboration Program, then each such additional HLA allele for which Lyell provides such a modified Collaboration Deliverable shall count as a separate TCR Target for purposes of determining how many TCR Targets GSK may elect to add as Collaboration Targets pursuant to Section 3.3(c), provided the Products for such different HLA alleles shall be considered as part of the same Collaboration Program as the Product for the original HLA allele and the milestone payments set forth in Sections 8.3 and 8.4 shall be due only one time with respect to such TCR Target regardless of whether achieved by Products within the same Collaboration Program for different HLA alleles. For the avoidance of doubt, GSK has the right, without Lyell’s assistance, to use the Collaboration Deliverable for the original HLA allele of a TCR Collaboration Target with as many HLA alleles as it wishes within such Collaboration Target, all of which shall count as the same TCR Target for purposes of determining how many TCR Targets GSK may elect to add as Collaboration Targets pursuant to Section 3.3(c).

(d)    Transfer. For each Lyell Development Program, promptly after the Option Exercise for such Lyell Development Program, Lyell will disclose to GSK all material data, results and Information within the Lyell Know-How as of such time, to enable the continued Development and Commercialization of Products incorporating or made using the applicable Collaboration Anti-Exhaustion Component(s) to the extent not previously disclosed to GSK prior to Option Exercise, all in accordance with and to the extent set forth in the requirements for technology transfer set forth in Exhibit 3.1(d) (“Technology Transfer Requirements”). In addition, promptly after the Option Exercise for the applicable Collaboration Program, Lyell shall provide GSK with reasonable consultation and assistance for the purpose of enabling GSK to understand, incorporate and utilize such Collaboration Deliverables in the Development of Products containing or made using such Collaboration Deliverables in the Field, all pursuant to a plan to be mutually agreed on by the Parties (or absent agreement, as decided by the JSC (subject to resolution pursuant to Section 2.1(d) and Section 16.3)).

(e)    Ongoing Studies at Option Exercise. Notwithstanding Section 3.1(c), Lyell shall continue to conduct (or have conducted) any Clinical Trials of a Compound or Product for a Collaboration Program that are ongoing as of the Option Exercise for such Collaboration Program at Lyell’s cost; provided that if such Clinical Trial was designed to accomplish more than achievement of [*] and such broader scope was agreed to by GSK or the JSC (an “Approved Clinical Trial”), GSK shall reimburse Lyell for its direct costs incurred after the Option Exercise to complete the portion of such Clinical Trial remaining after such Option Exercise, within [*] after receipt of a valid invoice therefore from Lyell. All clinical Information and Clinical Trial reports generated in the conduct of such Clinical Trials will be disclosed to GSK as soon as reasonably practicable, and in no event later than [*] following completion of such Clinical Trials.

3.2    Initiation and Conduct of Lyell Development Programs. Lyell shall use Commercially Reasonable Efforts to initiate work on Lyell Development Programs, which are selected by GSK during the [*], as soon as reasonably practical, but in any event no later than [*] after the corresponding Target has become a Collaboration Target; provided, that (a) Lyell shall not be obligated to initiate work on any Lyell Development Program until after the [*], (b) Lyell shall not be obligated to have more than [*], and (c) Lyell shall provide GSK, through the JSC, with an outline of activities expected to be undertaken under such Lyell Development Program, the [*] requires GSK approval, and which, if provided, shall be considered agreement by the JSC that such [*] should be pursued) and an estimated timeline for completion of such activities and the Lyell Development Program as a whole, which timeline must be mutually agreed by the Parties (or absent such agreement, decided by the JSC (subject to resolution pursuant to Section 2.1(d) and Section 16.3)). Prior to initiation of a Lyell Development Program for a Collaboration Target, GSK shall provide to Lyell the Materials, Information and other items described in Exhibit 3.2 with respect to such Collaboration Program.

3.3    Collaboration Target Selections.

(a)    Designation of Collaboration Targets. Exhibit 3.3(a) identifies the Collaboration Targets as of the Effective Date, including, as applicable, the Substitution Target and Monospecific Target (the “Initial Collaboration Targets”).

(b)    Additional CAR-T Target Option.

(i)    The Parties, by mutual written agreement as to the selected Target, shall add [*] additional CAR-T Target believed to be useful in the Oncology Field as a Collaboration Target during the [*] after the Effective Date. Subject to the remainder of this Section 3.3(b), during the [*] after the Effective Date until such a CAR-T Target is added as a Collaboration Target, GSK may nominate [*] Target (other than any Excluded Target or any Lyell Advanced CAR-T Target) to be added as a CAR-T Collaboration Target by providing written notice thereof to Lyell specifically referencing this Section 3.3(b), together with a written description of such proposed CAR-T Target, its NCBI reference sequence accession number and other items described in Exhibit 3.3(b) (a “Target Nomination Notice”), which proposed CAR-T Target may be from Lyell’s existing pipeline or GSK’s existing pipeline of CAR-T Targets of interest or a new CAR-T Target for which a new research program would need to be initiated. Each Target Nomination Notice shall not include more than [*] proposed CAR-T Target and GSK shall not have the right to issue a subsequent Target Nomination Notice until Lyell provides a Target Nomination Response Notice for an outstanding Target Nomination Notice. Within [*] following Lyell’s receipt of the Target Nomination Notice (“Target Nomination Response Period”), Lyell shall notify GSK in writing of its agreement to add such nominated CAR-T Target or rejection of such nominated CAR-T Target as a Collaboration Target (“Target Nomination Response Notice”), and if rejecting, shall provide the reasons for such rejection. If Lyell agrees to add such CAR-T Target as a Collaboration Target, then such CAR-T Target shall be deemed an “Additional Target,” and GSK shall pay to Lyell [*] with respect to such Additional Target, within [*] of receipt of a valid invoice therefor from Lyell. Notwithstanding any JSC review pursuant to Section 2.1(c), if Lyell rejects a certain CAR-T Target so nominated by GSK, then for the period beginning on the date of the Target Nomination Response Notice and ending [*] thereafter, Lyell shall not Develop itself, or collaborate with a Third Party on the Development of, a CAR T-Cell Therapy directed to such rejected CAR-T Target for the Territory (such prohibition, a “Target Rejection Prohibition”). If a nominated CAR-T Target is rejected in the final [*] of the [*], then the [*] as it applies to CAR-T Targets shall be extended [*], and GSK shall have the right to nominate another CAR-T Target to be added as a Collaboration Target pursuant to the same process described in this Section 3.3(b), and such nomination process shall continue to repeat during such extended [*] period until [*] CAR-T Target is added as an Additional Target; provided, however, that if Lyell rejects the [*] CAR-T Targets nominated during such extended period of the [*], then GSK shall have the right to nominate a [*] CAR-T Target (other than an Excluded Target and a Lyell Advanced CAR-T Target), which [*] CAR-T Target may not be rejected by Lyell and will be added as an Additional Target.

(ii)    Lyell shall provide written notice to GSK if it has initiated IND Enabling Studies for a CAR T-Cell Therapy directed to a CAR-T Target (other than an Excluded Target) in Lyell’s then-existing pipeline during the period prior to the earlier of [*] after the Effective Date and the addition pursuant to this Section 3.3(b) of GSK’s [*] CAR-T Target as a Collaboration Target, together with a written description of Information described in Exhibit 3.3(b)(ii), to the extent such Information is in Lyell’s Control as of the delivery of such notice to GSK. GSK’s right to nominate such CAR-T Target must be made prior to [*] after Lyell provides such notice to GSK. If GSK has not nominated such CAR-T Target by such time, such CAR-T Target shall be deemed a “Lyell Advanced CAR-T Target” and thereafter GSK shall have no right to nominate such Target pursuant to this Section 3.3(b).

(c)    Additional TCR Targets. GSK shall have the right to add up to [*] additional TCR Targets (other than any Excluded Target) believed to be useful in the Oncology Field as Collaboration Targets, each of which shall be deemed an “Additional Target,” subject to payment of [*] for each such Additional Target selected, within [*] of receipt of a valid invoice therefor from Lyell. Any such Additional Target for a TCR T-Cell Therapy must be selected by GSK prior to the end of the [*] by written notice thereof to Lyell specifically referencing this Section 3.3(c), together with a written description of such TCR Target and other items described in Exhibit 3.3(c) (“Target Selection Notice”).

(d)    Excluded Targets. Notwithstanding the foregoing, unless otherwise agreed in writing by Lyell, the Targets listed on Exhibit 3.3(d), as may be updated from time to time in accordance with this Section 3.3(d) (“Excluded Targets”) shall not be eligible to be added as, selected or nominated to be an Additional Target, unless otherwise agreed by Lyell in its sole discretion. Lyell shall have the right to add [*] additional CAR-T Target or TCR Target to Exhibit 3.3(d) by notice to GSK on or after each of the [*] of the Effective Date, such that the list of Excluded Targets could comprise [*] Targets by the [*] of the Effective Date; provided, however, that no such additional Target at the time it is added (i) shall be the same as any Collaboration Targets or any Target nominated by GSK in a Target Nomination Notice, or (ii) shall be the same as any TCR Target that GSK (itself or through an Affiliate or Third Party) has publicly announced (including the disclosure of the identity of such Target) as having commenced, licensed to or partnered with GSK for research, development or commercialization. The identity of Excluded Targets shall be deemed Confidential Information of Lyell, and disclosure of such Excluded Targets shall be strictly limited to the JSC, the Alliance Managers, the Senior Executives or solely on a need to know basis within GSK in connection with proposed Target nominations.

(e)    Active GSK Program. If GSK nominates a CAR-T Target pursuant to Section 3.3(b) or selects a TCR Target pursuant to Section 3.3(c), in each case in its pipeline and GSK either (x) [*] CAR-T Target or CAR-T T-Cell Therapy directed to such Target, or TCR Target or TCR T-Cell Therapy directed to such Target, [*] or (y) has entered [*] with respect to such Target (in each instance in respect of clause (x) or clause (y), “Active GSK Program Criteria”), GSK shall indicate such fact in its Target Nomination Notice or Target Selection Notice, as applicable. If Lyell disputes whether the Active GSK Program Criteria have been met with respect to such Target, the matter shall be referred to the JSC for decision (subject to resolution pursuant to Section 2.1(d) and Section 16.3), and for CAR-T Targets, the Target Nomination Response Period shall be tolled until such dispute is resolved. If such Target is added as a Collaboration Target under this Agreement and Lyell does not dispute the Active GSK Program Criteria has been met (or it is decided by the JSC pursuant to Section 2.1(d) or Section 16.3 that the Active GSK Program Criteria have been met), the Collaboration Program for such Target shall be considered an “Active GSK Program.” Notwithstanding the foregoing, if Lyell provides notice to GSK that Lyell also has such Target (i.e., the Target selected by GSK for the applicable Active GSK Program) in its pipeline and such Target meets the Active GSK Program Criteria with respect to Lyell mutatis mutandis (an “Active Lyell Program Notice”), then GSK shall have the option, by providing notice to Lyell of its election within, at or prior to the first JSC meeting that occurs after [*] following its receipt of the Active Lyell Program Notice, either to have the Collaboration Program for such Target (if such Target is actually added as a Collaboration Target) that had been in the pipeline of both Parties (A) be treated as an Active GSK Program (in which case, such Collaboration Program would be a Lyell Component Development Program and GSK would not obtain access or rights to such T-Cell Therapy program (or Patents or Information with respect thereto) other than with respect to the Collaboration Anti-Exhaustion Components delivered by Lyell pursuant to Section 3.1(a)(v)) or (B) not be treated as an Active GSK Program (in which case such Collaboration Program would be a Lyell PoC Development Program). In addition, with respect to a TCR Target that is not an Active GSK Program, the Parties shall agree on whether Lyell would continue to conduct its program as a Lyell PoC Development Program or GSK would obtain other access and rights to Lyell’s program. If the Parties agree that GSK would get other access and rights to Lyell’s TCR T-Cell Therapy program, the Parties shall also agree on the terms and conditions of such access and rights (including the Parties roles and responsibilities for advancing such program). If Lyell provides an Active Lyell Program Notice the Parties shall cooperate to make the decisions and agreements described above in a timely manner and Lyell shall not be obligated to begin Development activities under this Agreement with respect to the subject Target until such decisions and agreements have been made. For clarity: (i) the Collaboration Program for the Initial Collaboration Target [*] (or, as applicable, the Substitution Target or Monospecific Target, unless otherwise agreed by the Parties) shall not be deemed an Active GSK Program; (ii) the Collaboration Program for the Initial Collaboration Target [*] shall be deemed an Active GSK Program; and (iii) in the case of the [*] CAR-T Target, unless the Parties agree in writing that the Collaboration Program for such CAR-T Target is an Active GSK Program at the time such Target is first agreed upon as an Additional Target under Section 3.3(b), the Collaboration Program for such Target shall not be deemed an Active GSK Program.

(f)    Allogeneic Products. Unless the Parties mutually agree at the time a Target is added as a Collaboration Target pursuant to this Section 3.3 that a T-Cell Therapy Developed for such Collaboration Target will be an allogeneic T-Cell Therapy, it shall be autologous and not allogeneic. If at the time such Target is added as a Collaboration Target, or at any subsequent time during the Royalty Term, the Parties agree that a T-Cell Therapy will be allogeneic, the Parties shall negotiate in good faith and mutually agree upon the milestones and royalties to be paid by GSK with respect to Compounds and Products for the Collaboration Program for such Collaboration Target, and neither Party shall develop a Product comprising an allogeneic T-Cell Therapy directed to a Collaboration Target unless and until such milestone and royalty determinations have been made and agreed in writing.

(g)    [*]; [*]. Unless otherwise expressly agreed, GSK shall not have the right to propose pursuant to Section 3.3(b) or select pursuant to Section 3.3(c) more than [*] as the Target to which a Collaboration Program would be directed (e.g., the Parties must expressly agree if a Collaboration Program will be for a [*] Product). In the event the Parties agree to such a [*] Collaboration Program, at such time the Parties shall also agree on any necessary modifications or clarifications to this Agreement to address such situation. For clarity, unless otherwise agreed by the Parties, (A) the Product Developed and Commercialized by GSK, its Affiliates and Sublicensees with respect to a [*] Collaboration Program must be directed to [*] Target within such Collaboration Target (e.g., a Product under [*] Collaboration Program cannot be directed [*]), and in any case shall not be [*] other than the Collaboration Targets; and (B) the Collaboration Target for a [*] Product shall be deemed to refer to [*] Targets to which the Product is [*] (e.g., the development and commercialization of a T-Cell Therapy [*] by a Party independent of this Agreement would not be restricted under Section 11.2 unless therapies directed to [*] Developed and Regulatory Approval is sought for administration [*] by such Party). Notwithstanding the foregoing, the Parties agree that with respect to the initial Collaboration Program directed to [*] as an Initial Collaboration Target (i) such Collaboration Target shall be considered [*], and such [*] shall be deemed [*] CAR-T Targets that could be added as a Collaboration Target pursuant to Section 3.3(b) under this Agreement, and (ii) such Collaboration Program and such Collaboration Target includes [*] as a [*] with [*], and [*] as a [*] with [*], in each instance whether as an Unmodified [*] CAR T-Cell Therapy, or as a Modified [*] CAR T-Cell Therapy, and the exclusivity obligations set forth in Section 11.2 that are applicable to such Collaboration Program apply also to the [*] of [*] during the [*] for such Collaboration Program. For the avoidance of doubt, nothing herein would prohibit GSK, after Option Exercise on the Product directed to the [*] Initial Collaboration Target, from dosing patients who are [*], or [*], even though the Product is directed to [*]. In the event that Lyell elects to replace the [*] Initial Collaboration Target with the [*] pursuant to Section 3.1(a)(i)(3), then, subject to the terms of this Agreement, the exclusivity obligations set forth in Section 11.2 that are applicable to the Collaboration Program for such [*] shall continue to apply to [*] constructs, [*] constructs and [*] of [*] and [*], in each case during the [*] for such Collaboration Program.

3.4    Responsibility for Expenses for Conduct of Collaboration Programs. Except as set forth in this Agreement or as may be otherwise specifically agreed to in writing by Lyell and GSK, each Party shall be responsible for its own costs and expenses that it incurs in connection with the conduct of the Collaboration Programs; provided, however, that in no event shall Lyell be obligated to incur expenses (including internal costs) for a Lyell Development Program in excess of the lesser of (a) with respect to such Lyell Development Program that is not an Active GSK Program, [*], or [*] for such Lyell Development Program that is an Active GSK Program and (b) the amounts previously paid by GSK to Lyell pursuant to [*] with respect to such Collaboration Program (the “Maximum Cost Amount”). In the event a Lyell Development Program is terminated by Lyell under Section 3.1(a)(iv) prior to the point at which Lyell has incurred the Maximum Cost Amount for such Lyell Development Program, Lyell shall pay to GSK an amount equal to the difference between the expenses actually incurred by Lyell in performing such Lyell Development Program and the Maximum Cost Amount. The amount of Lyell’s expenses shall be mutually agreed by the Parties, and if the Parties are unable to agree on the exact amount, such amount shall be decided by [*].

3.5    Updates and Discussions. Lyell and GSK will each provide an update at each JSC meeting detailing the current status of each Lyell Development Program or Development Program, as applicable, and in the case of Lyell, Additional Development Activities, including in each case a summary in reasonable detail of the Collaboration Programs and the Additional Development Activities (as applicable), results obtained therein and future plans with respect thereto. In addition, the Parties shall provide to the JSC or its designees the information, opportunities and disclosures set forth in Sections 2.1(c)(i), (v) and (vi). In connection with such updates and disclosures, GSK further shall keep Lyell reasonably informed of the performance of the Collaboration Anti-Exhaustion Components in Compounds and Products under each Collaboration Program, including by providing Lyell Information Controlled by GSK generated under a Collaboration Program that is necessary or reasonably useful for Lyell to understand the performance of such Collaboration Anti-Exhaustion Components and performance of Products relative to the criteria required to achieve the milestones described in Sections 8.2 and 8.3 (it being understood that the foregoing shall not require GSK to provide Lyell clinical data from a Collaboration Program after Proof of Clinical Concept has been achieved for such Collaboration Program). The results, reports, analyses and other information disclosed by one Party to the other Party pursuant hereto shall be Confidential Information and may be used and disclosed only in accordance with the rights granted and other terms and conditions under this Agreement.

3.6    Materials Transfer. It is understood that, as required herein or otherwise to facilitate a Collaboration Program, either Party may provide to the other Party certain materials for use by the other Party. All transfers of such materials (the “Materials”) by the providing Party to the receiving Party shall be documented by a material transfer record specifically referencing this Agreement in the form attached hereto as Exhibit 3.6 (the “Transfer Record”) that sets forth the type and name of the Materials transferred, the amount of the Materials transferred, the date of the transfer of such Materials and the purpose for such transfer. All such Materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof that are made by or on behalf of the receiving Party which include or are made using the materials of the supplying Party), solely to the extent proprietary to the providing Party or not generally available from a Third Party, shall be used by the receiving Party only in accordance with the terms and conditions of this Agreement and solely for purposes of exercising its rights or performing its obligations under this Agreement as described in the Transfer Record, and the receiving Party shall not transfer such Materials to any Third Party other than in the exercise of rights expressly granted to such receiving Party under this Agreement or upon the written consent of the supplying Party. The Materials shall be used with appropriate and reasonable caution, given that the characteristics of any such Materials may not be known.

3.7    Data Integrity and Maintenance of Records. Each Party shall maintain complete and accurate records of all work conducted under this Agreement, and all results, data and developments made pursuant to its efforts under this Agreement. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner, including: (a) data generated using sound scientific techniques and processes; (b) data accurately recorded in accordance with data integrity practices by Persons performing Collaboration Programs hereunder; (c) data analyzed appropriately without bias in accordance with data integrity practices; (d) data and results stored securely and easily retrieved; and (e) data trails existing to easily demonstrate or reconstruct key decisions made during the performance of the Collaboration Programs and conclusions reached with respect to the Collaboration Programs. Each Party shall maintain such records for a period of [*] after such records are created; provided that records may be maintained for an appropriate longer period in accordance with each Party’s internal policies on record retention in order to ensure the preservation, prosecution, maintenance or enforcement of intellectual property rights. Each Party shall keep and maintain all records required by Applicable Law with respect to Products.

3.8    Subcontracting. Each Party or its Affiliate may (sub)contract part but not all of the work for which it is responsible in the performance of a Collaboration Program to one or more Third Parties (each such Third Party, a “Subcontractor”) pursuant to a written agreement (“Subcontract”) which shall include terms and conditions protecting and limiting use and disclosure of Confidential Information and materials at least to the same extent as under this Agreement. With respect to potential Subcontractors engaged for the manufacturing of Compounds, the conduct of Clinical Trials or the processing of Clinical Trial data under Lyell Development Programs, Lyell shall consult with GSK (through the JSC or its designees) regarding the identity of such proposed Subcontractors and shall [*] the performance, capabilities or qualifications of such Subcontractor (but which [*]). Notwithstanding the foregoing, the subcontracting Party (or Party whose Affiliate enters into a Subcontract) shall remain liable under this Agreement for the performance of all its obligations under this Agreement and shall be responsible for and liable for compliance by its Subcontractors with the applicable provisions of this Agreement. Any Subcontract used by such Party to perform its obligations under this Agreement shall not include terms that limit the rights with respect to intellectual property owned or exclusively in-licensed by such Party that is licensed or to be licensed to the other Party under this Agreement. Any Third Party subcontractor to be engaged by a Party to perform any of such Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such subcontracting Party for the performance of work similar in scope and complexity to the subcontracted activity.

3.9    Lyell Additional Development Activities. Subject to Section 3.9(a), for each CAR-T Collaboration Target that is the subject of a Lyell PoC Development Program (and is not an Active GSK Program), during and after such Lyell PoC Development Program, Lyell and its Affiliates shall have the right with respect to such CAR-T Collaboration Target to continue its research, create additional CARs and conduct additional Development (pre-clinical and clinical) with respect to such additional CARs (and CAR T-Cell Therapies incorporating such CARs) in accordance with this Section 3.9 (such activities, “Additional Development Activities”). Any such CAR T-Cell Therapy directed to such CAR-T Collaboration Target (each, an “Additional Construct”) created using or incorporating any rights in, or otherwise Covered by any New Third Party Technology that, in the case of Additional Development Activities for Collaboration Programs other than the [*] Collaboration Program, is approved by GSK for inclusion pursuant to Section 8.7(c) (and solely with respect to the [*] Collaboration Program, whether or not such New Third Party Technology is included within the Lyell Technology pursuant to Section 8.7(c)) shall be deemed a “New Construct” and any other Additional Construct developed using Lyell Technology (other than New Third Party Technology) or using or incorporating any Lyell Technology developed by Lyell or in-licensed by Lyell under the Existing License Agreements shall be deemed an “Improved Construct.” Solely for purposes of this Section 3.9 and Section 13.6(b)(i)(3), with respect to matters concerning Additional Development Activities, references to the [*] Collaboration Program and [*] Collaboration Target shall be deemed to include [*] constructs, [*] constructs and [*] of [*].

(a)    Clinical Development. Prior to [*] by GSK for a Product directed to such CAR-T Collaboration Target, Lyell may [*] for an Additional Construct; provided, however, that in order to [*], Lyell must request the JSC to define the criteria, including the required contents of the Additional Construct Data Package, for determining whether such Additional Construct is an improvement over the Product directed to such Collaboration Target for which a Clinical Trial has been previously initiated (“Success Criteria”). For clarity, the Parties agree that in order to be an “improvement” as described in the foregoing sentence, the Success Criteria for such Additional Construct will at minimum require transformational benefits, including superior efficacy over the existing Product. Lyell acknowledges that Success Criteria will be agreed that will reflect a material best in class improvement in efficacy over either the current, anticipated standard of care or over the predecessor construct, similar in magnitude to the efficacy improvements specified in the [*] Proof of Clinical Concept or Cancer Proof of Clinical Concept definitions, as applicable. If the JSC has not reached consensus on the Success Criteria within [*] of Lyell’s request to establish them, such matter shall be resolved pursuant to Section 2.1(d) and Section 16.3. At Lyell’s discretion, and subject to the remainder of this Section 3.9(a), Lyell may [*], while such matter is being resolved. To be clear, (i) GSK’s decision pursuant to Section 8.7(c) to preclude New Third Party Technology from being included as Lyell Technology under this Agreement will not prevent Lyell from using such New Third Party Technology to create and Develop New Constructs directed to the [*] Collaboration Target and (ii) other than with respect to the [*] Collaboration Program, Lyell may not [*] directed to a CAR-T Collaboration Target created using or incorporating any rights in, or otherwise Covered by any New Third Party Technology not previously approved by GSK for inclusion pursuant to Section 8.7(c).

(b)    Results. Lyell will keep GSK reasonably informed of its Additional Development Activities and the results thereof through the JSC as described in Section 3.5. If Lyell believes the Success Criteria have been met with respect to an Additional Construct (“Proposed Additional Construct”), Lyell shall prepare and submit to the JSC a data package demonstrating such achievement (“Additional Construct Data Package”) and then the JSC shall decide (subject to resolution pursuant to Section 2.1(d) and Section 16.3) whether the Success Criteria have been met. For Proposed Additional Constructs that are New Constructs, together with the Additional Construct Data Package, Lyell shall provide to GSK a written description of the New Third Party Technology used to create, incorporated in or otherwise Covering the Proposed Additional Construct that Lyell proposes to be included within the Lyell Technology licensed to GSK under this Agreement (to the extent not already included within the Lyell Technology pursuant to Section 8.7(c)) (collectively, “New Construct Third Party Technology”) and the payment and other terms that would apply to GSK if such New Construct Third Party Technology were so included in the Lyell Technology (each agreement under which Lyell acquired or licensed such New Construct Third Party Technology not already included within the Lyell Technology pursuant to Section 8.7(c), a “New Construct License Agreement”).

(c)    Additional Construct Opt In. GSK shall have the right (the “Additional Construct Opt In”) to elect to include each Proposed Additional Construct as a Product under the applicable Collaboration Program subject to this Agreement, exercisable by written notice to Lyell at any time prior to [*] after the JSC decides (subject to resolution pursuant to Section 2.1(d) and

Section 16.3) whether or not the Success Criteria have been met with respect to such Proposed Additional Construct (such period, the “Additional Construct Opt-In Period”). If GSK exercises the Additional Construct Opt In for a Proposed Additional Construct:

(i)    such Proposed Additional Construct shall be deemed a “Product” for all purposes under this Agreement;

(ii)    GSK shall, if and when applicable, pay the milestones payments and royalties set forth in Article 8 below; provided, however, that the milestone payments set forth in Section 8.3 will be paid only once with respect to a Collaboration Program upon the first achievement of such milestone event by a Compound or Product for such Collaboration Program, regardless of the number of Compounds or Additional Constructs that may be included as a Product under such Collaboration Program;

(iii)    if such Proposed Additional Construct is a New Construct, each New Construct License Agreement shall be deemed a New Third Party Technology Agreement for which GSK has made an election in accordance with Section 8.7(c) to include the New Construct Third Party Technology under such New Third Party Technology Agreement within the Lyell Technology hereunder (and thereafter such New Third Party Technology Agreement shall be a Lyell License Agreement hereunder); and

(iv)    GSK shall pay to Lyell the milestones and royalties owed by Lyell under the Lyell License Agreements (including any New Construct License Agreement deemed to be a Lyell License Agreement in accordance with Section 3.9(c)(iii)) in accordance with Section 8.7, including as subject to Section 8.5(b), and GSK will, and will cause its Affiliates and Sublicensees to comply with the terms and conditions thereof to the extent applicable to a sublicensee of intellectual property or technology under the Lyell License Agreements and all such terms and conditions are incorporated herein by reference.

(d)    Further Lyell Development and/or Commercialization. If the JSC decides (subject to resolution pursuant to Section 2.1(d) and Section 16.3) the Success Criteria have been met with respect to a Proposed Additional Construct and GSK does not exercise the Additional Construct Opt In for such Proposed Additional Construct in accordance with Section 3.9(c) within the Additional Construct Opt-In Period, then, notwithstanding Article 11, Lyell and its Affiliates may, alone or with or through Third Parties, Develop, manufacture and Commercialize the Proposed Additional Construct, and any modification, improvement or derivative thereof, as a CAR T-Cell Therapy, independently of GSK and this Agreement. If the JSC decides (subject to resolution pursuant to Section 2.1(d) and Section 16.3) the Success Criteria have not been met with respect to a Proposed Additional Construct and GSK does not elect to include such Proposed Additional Construct in accordance with Section 3.9(c) within the Additional Construct Opt-In Period, then Lyell and its Affiliates may continue to conduct Additional Development Activities with respect to such Proposed Additional Construct but will not Develop such Proposed Additional Construct with a Third Party (other than Third Parties working on behalf of or for the benefit of Lyell) during the [*] for the applicable Collaboration Program and will not Commercialize such Proposed Additional Construct alone or with a Third Party during the [*] for the applicable Collaboration Program.

4.    REGULATORY MATTERS

4.1    Regulatory Matters for Compounds and Product.

(a)    Lyell shall have sole responsibility and decision-making authority with respect to regulatory matters for Compounds or Products pertaining to activities under each Lyell PoC Development Program or Additional Development Activities conducted by Lyell, including for preparing and submitting all Regulatory Materials and holding all INDs for such Compounds or Products for such activities, it being understood that Lyell may use an academic partner to conduct activities under the Lyell PoC Development Program (including by having an academic partner be the holder of the applicable IND and sponsor of a Clinical Trial therefor). Lyell shall keep GSK reasonably informed of its or its academic partner’s interactions with Regulatory Authorities regarding Regulatory Materials for Lyell PoC Development Programs and Additional Development Activities, to the extent such interactions reasonably relate to a Compound or Product. Lyell will own all Regulatory Materials for Compounds or Products prepared and submitted by Lyell under this Section 4.1(a) and all such Regulatory Materials shall be submitted in the name of Lyell. Subject to the terms and conditions of this Agreement, Lyell hereby grants to GSK a non-exclusive Right of Reference (including the right to grant further Rights of Reference to any of GSK’s Affiliates or Sublicensees) to any such Regulatory Materials and Regulatory Approvals Controlled by Lyell, to the extent required or reasonably useful to obtain or maintain any Regulatory Approval of any Product in the Field in the Territory for the sole purpose of preparing, obtaining and maintaining such Regulatory Approvals and to otherwise Develop, manufacture and Commercialize such Product in the Field in the Territory.

(b)    On a Collaboration Program-by-Collaboration Program basis, GSK shall have sole responsibility and decision-making authority with respect to regulatory matters for Compounds or Products in the Territory for: (i) each TCR Program (subject to Section 3.1 (a)(iii)); (ii) each CAR-T Program that is an Active GSK Program and (iii) after delivery to GSK by Lyell of the [*] Data Package and payment of [*] to Lyell by GSK, each CAR-T Program or TCR Program that is not an Active GSK Program. Subject to Section 4.1(a), GSK shall have sole responsibility for preparing and submitting all Regulatory Materials for Products in the Field in the Territory, including preparing, submitting and holding all INDs, BLAs and MAAs for Products. GSK shall keep Lyell reasonably informed, either through the JSC, or in the event the JSC has been disbanded, through its regular reporting obligations under this Agreement, of its (and its Affiliates) interactions with Regulatory Authorities regarding Regulatory Materials, to the extent such interactions reasonably relate to a Compound or Product. Lyell shall reasonably cooperate with GSK and, to the extent not previously provided, provide to GSK all Information Controlled by Lyell developed pursuant to a Lyell Development Program for the applicable Compound or Product, in each case as may be reasonably requested by GSK, in order to prepare or support any Regulatory Materials for Products in the Field in the Territory and interactions with any Regulatory Authority in connection with Development or Regulatory Approval of Products. GSK will own all Regulatory Materials for Products prepared and submitted by GSK under this Section 4.1(b) and all such Regulatory Materials shall be submitted in the name of GSK (or its Affiliate or Sublicensee, as applicable). For clarity, nothing in this Section 4.1 shall be deemed to transfer ownership of any Information provided by Lyell to GSK for use in preparing and submitting such Regulatory Materials. Subject to the terms and conditions of this Agreement, GSK (on behalf of itself and its Affiliates and Sublicensees) hereby grants to Lyell a non-exclusive

Right of Reference (including the right to grant further Rights of Reference to any of Lyell’s Affiliates, licensees or Third Party distributors) to any such Regulatory Materials and Regulatory Approvals Controlled by GSK, but only to the extent (x) such Regulatory Materials and Regulatory Approvals pertain to the Anti-Exhaustion Components or other Lyell Anti-Exhaustion Technology and (y) such right of reference is required or reasonably useful to obtain or maintain any Regulatory Approval of a product containing such Anti-Exhaustion Components or other Lyell Anti-Exhaustion Technology and for the sole purpose of preparing, obtaining and maintaining such Regulatory Approvals and to otherwise Develop, manufacture and Commercialize such product. For the avoidance of doubt, the foregoing Right of Reference shall not be construed as an obligation for GSK to provide Lyell, its Affiliates, licensees or Third Party distributors with any Information Controlled by GSK developed pursuant to a GSK Program.

(c)    If requested by a Party, the other Party shall provide, and Lyell shall procure from its academic partners sponsoring a Clinical Trial under a Lyell PoC Development Program, any signed statement that authorizes any Right of Reference granted under this Section 4.1 that is required by Applicable Law or the Regulatory Authority in the applicable country or jurisdiction.

(d)    To the extent necessary, the Parties shall meet to negotiate in good faith and agree on processes and procedures for sharing adverse event and other pharmacovigilance information related to the Compounds and Products no later than the initiation of Clinical Trial activity by GSK with respect to any Compound or Product. Such written plan or agreement (the “Pharmacovigilance Agreement”) shall contain provisions to ensure that adverse event and other pharmacovigilance information is exchanged according to a schedule that will permit each Party to comply with legal and regulatory requirements in its respective territories.

4.2    No Use of Debarred Person. If during or following the Term, either Party learns that any employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, such Party will promptly notify the other Party and will prohibit such employee or consultant from performing on its behalf under this Agreement.

4.3    Standards of Conduct. Each Party shall perform, and shall use reasonable efforts to ensure that its Affiliates, licensees, sublicensees and Third Party contractors perform, its Development activities with respect to each Collaboration Program in good scientific manner, and in compliance in all material respects with the requirements of Applicable Law.

5.    COMMERCIALIZATION

5.1    Commercialization of Products. Subject to Section 3.9(d), following Option Exercise for a Collaboration Program pursuant to Section 3.1(b), GSK shall have the sole right and responsibility, at its cost and expense, for the Commercialization in the Field in the Territory of Products within such Collaboration Program. GSK will use Commercially Reasonable Efforts to [*] directed to each Collaboration Target [*] for such Product.

5.2    Decision-Making Authority. GSK shall have the sole decision-making authority for the operations and Commercialization strategies and decisions, including funding and resourcing, related to the Commercialization of Products.

6.    MANUFACTURING

6.1    Overview. Following the date of the Option Exercise for the applicable Lyell Development Program for a Collaboration Target, GSK will have the exclusive right and shall be solely responsible for the manufacture (including having a Third Party manufacture on its behalf) of all Compounds and Products directed to such Collaboration Target (including all such manufacturing for use in Clinical Trials and for commercial sale) for sale and use in the Territory, including all activities related to developing the process, analytics and formulation for the manufacture of clinical and commercial quantities of such Compounds or Products, the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Compounds or Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability, in-process and release testing, quality assurance and quality control, in each case for use in the GSK Development Programs and Commercialization in the Territory. Lyell shall have the right and shall be solely responsible for the manufacture (including having a Third Party manufacture on its behalf) of all Compounds and Products for use solely in the Lyell Development Programs. As used herein, the term “manufacture” includes the scale-up, production, processing, filling, finishing, packaging, inspection, receiving, holding and shipping of Compounds and Products, and any related materials used in connection with such manufacture.

6.2    Transfer of Manufacturing Technology.

(a)    By Lyell. Following the date of the Option Exercise for a Lyell PoC Development Program and pursuant to rights granted to GSK under Article 7, for purposes of establishing manufacturing capability for Products directed to the Collaboration Target for such Lyell PoC Development Program, Lyell shall disclose and provide to GSK (or to an authorized Third Party manufacturer designated by GSK in accordance with the terms of this Agreement), the Lyell Manufacturing Technology used by or on behalf of Lyell to manufacture the Product incorporating or made using a Collaboration Anti-Exhaustion Component for the Clinical Trial in which Academic PoC was achieved (or, if such Collaboration Anti-Exhaustion Component was a Collaboration Anti-Exhaustion Component incorporated into an Additional Construct for which GSK exercises its Additional Construct Opt In right, a Clinical Trial for a Product incorporating or made using such Collaboration Anti-Exhaustion Component the results of which were included in the Additional Construct Data Package) for the sole purposes of the manufacture of such Products and to replicate the manufacturing processes employed by or on behalf of Lyell (including any Third Party manufacturer of Lyell) with respect to such Products for such Clinical Trial. As applicable, if requested by Commercially Reasonable Efforts to have an applicable Lyell Third Party manufacturer) provide reasonable technical assistance (including on-site assistance) and consultation, pursuant to a mutually agreed upon plan for the transfer and the implementation of such Lyell Manufacturing Technology by GSK or its Third Party manufacturer (it being understood that GSK will reimburse Lyell for any direct expenses incurred in providing such assistance).

(b)    By GSK. At GSK’s reasonable discretion following the Effective Date, GSK shall [*] under this Agreement solely in the Lyell PoC Development Programs (“[*]”), as the same may be updated from time to time, and provide reasonable consultation and assistance for Lyell to understand and implement such [*] of such Products or Compounds.

6.3    Improvements in the Manufacture of Compounds. After the Option Exercise or after the Additional Construct Opt In for each Collaboration Program and thereafter until the expiration of the Capture Period, Lyell shall promptly disclose to GSK any improvements, innovations, advancements, inventions or developments (whether or not patentable) made by or on behalf of Lyell during the Capture Period and Controlled by Lyell for the manufacture of Collaboration Anti-Exhaustion Components incorporated by Lyell into a Compound or Product for such Collaboration Program (“Lyell Manufacturing Improvements”), and upon request by GSK during the Capture Period, Lyell will provide GSK with Information and Materials in Lyell’s Control that are necessary or reasonably useful (and used by or on behalf of Lyell for the manufacture of such Collaboration Anti-Exhaustion Component) for GSK to use such Lyell Manufacturing Improvement for the manufacture of such Product. “Capture Period” means the period commencing on the Effective Date and ending upon the later of (i) [*] or (ii) the date [*].

7.    GRANT OF RIGHTS AND LICENSES

7.1    License to GSK.

(a)    Subject to the terms and conditions of this Agreement, with respect to each Collaboration Program, effective as of the date of GSK’s Option Exercise for such Collaboration Program, Lyell hereby grants to GSK an exclusive license, with the right to grant sublicenses through multiple tiers as provided in Section 7.2, under Lyell Technology to make, have made, use, sell, offer for sale, import (including the exclusive right to Develop and Commercialize) (i) the Collaboration Anti-Exhaustion Components for such Collaboration Program in Compounds or Products (which further includes the right to make, have made, use, sell, offer for sale, import (including the exclusive right to Develop and Commercialize) Compounds or Products to the extent incorporating such Collaboration Anti-Exhaustion Components), (ii) with respect to a Lyell PoC Development Program, the Compound and Product for which Academic PoC was achieved, and (iii) in each case in respect of clauses (i) or (ii) as such Collaboration Anti-Exhaustion Components may be modified pursuant to Section 3.1(c), in all such cases in the Field in the Territory. To be clear, (x) nothing in this license provided under Section 7.1(a) shall be deemed to grant GSK a right or license to incorporate any Lyell Technology other than a Collaboration Anti-Exhaustion Component provided under this Agreement (or modification thereof under Section 3.1(c)) into a Compound or Product (e.g., GSK would not be licensed, under a Patent Controlled by Lyell claiming a proprietary binding domain for a Target other than a Collaboration Target, to incorporate into a Product or Compound such binding domain) and (y) Lyell would have the right to make, have made, use, sell, offer for sale and import (including Develop and Commercialize) Collaboration Anti-Exhaustion Components in T-Cell Therapies directed to Targets other than Collaboration Targets, and, subject to Section 11. 1, grant sublicenses to Third Parties to so.

(b)    The rights and licenses granted to GSK in this Section 7.1 shall be exclusive even as to Lyell, except that Lyell retains the right to (i) perform Lyell Development Programs; (ii) research, develop, use, import and manufacture Compounds and Products in the Territory for sale and use outside the Territory, or for use in performing Additional Development Activities that Lyell is permitted to perform; and (iii) otherwise perform its obligations and exercise its rights under this Agreement, including as set forth in Section 3.9(d); in each case itself or through others; provided that Lyell shall not have the right to conduct (or to authorize any Affiliate or Third Party to conduct) Clinical Trials of a Compound or Product (or of an Additional Construct) in a Major Market other than as part of a Lyell Development Program or Additional Development Activities in accordance with Article 3 above.

7.2    Sublicensing by GSK. GSK is entitled to sublicense through multiple tiers the rights granted to it by Lyell under Section 7.1(a); provided that, without the prior written consent of Lyell, GSK shall not sublicense the rights granted to it by Lyell under Section 7.1(a) until the earlier of (a) the [*] or (b) on a Collaboration Program-by-Collaboration Program basis, the [*] for a Product under such Collaboration Program. GSK shall ensure that each of its Sublicensees is bound by a written agreement that is consistent with, and subject to the terms and conditions of, this Agreement. In addition, GSK shall be responsible for the performance (including compliance with obligations of confidentiality under this Agreement) of any of its Sublicensees that are exercising rights under a sublicense of the rights granted by Lyell to GSK under this Agreement, and the grant of any such sublicense shall not relieve GSK of its obligations under this Agreement, except to the extent they are satisfactorily performed by any such Sublicensee(s). Promptly after the execution of each sublicense to a Third Party as provided in this Section 7.2 (or amendment or termination thereof), GSK shall provide Lyell with a notice of the sublicense, including the identity of the Sublicensee; provided that if such sublicense includes a sublicense of intellectual property or technology under one or more Lyell License Agreements, then GSK shall additionally provide Lyell with a redacted copy of such sublicense agreement (and any other related information) in the manner and to the extent required in order for Lyell to timely comply with its obligations to the applicable Lyell Licensors under the Lyell License Agreements.

7.3    Licenses to Lyell.

(a)    Research License. Subject to the terms and conditions of this Agreement, GSK hereby grants to Lyell a worldwide, non-exclusive, non-sublicensable, royalty-free license under any and all GSK intellectual property rights covering the GSK Information or Materials provided to Lyell, solely to conduct the Lyell Development Programs, and not for any other purpose.

(b)    [*] License. Subject to the terms and conditions of this Agreement, GSK hereby grants to Lyell a worldwide, non-exclusive, non-sublicensable, fully-paid up license under [*] (including all intellectual property rights therein Controlled by GSK) disclosed to Lyell under this Agreement solely as necessary to enable Lyell to meet any of its [*] under this Agreement with respect to Lyell PoC Development Programs.

7.4    Improvements.

(a)    Modified TCRs.

(i)    Subject to the terms and conditions of this Agreement, Lyell hereby assigns to GSK, all right, title and interest of Lyell and its Affiliates in and to any Modified TCR made by or on behalf of Lyell or its Affiliates, including all intellectual property rights generated by or on behalf of Lyell or its Affiliates in such Modified TCRs.

(ii)    Lyell shall promptly disclose and provide to GSK all Information and Materials with respect to Modified TCRs assigned to GSK under Section 7.4(a)(i) above. Such disclosure shall include all Information and Materials necessary or reasonably useful for GSK to understand and exploit such Modified TCRs, including protein or nucleotide sequences embodying or expressing such Modified TCRs, but only to the extent such Information and Materials comprise such Modified TCRs.

(iii)    For such purposes, “Modified TCR” means a composition, to the extent the same comprises a modification of a TCR that was provided to Lyell by GSK in connection with this Agreement, or of a nucleotide sequence expressing such TCR, in each case which composition was made by or on behalf of Lyell or its Affiliate in connection with a Collaboration Program or using Materials provided to Lyell by GSK. Notwithstanding the foregoing, Modified TCRs shall not include any Anti-Exhaustion Components.

(b)    Improved Anti-Exhaustion Components; GSK Manufacturing Improvements.

(i)    Subject to the terms and conditions of this Agreement, GSK hereby grants to Lyell a worldwide, non-exclusive, fully-paid up license, with the right to grant and authorize sublicenses, to make, use, sell, offer to sell, import and otherwise exploit for any purpose Improved Anti-Exhaustion Components and GSK Manufacturing Improvements; in each case including all intellectual property rights therein Controlled by GSK, and subject to the exclusive license granted to GSK under Section 7.1(a) above.

(ii)    GSK shall promptly disclose and provide to Lyell all Information and Materials with respect to Improved Anti-Exhaustion Components and GSK Manufacturing Improvements licensed to Lyell under Section 7.4(b)(i) above. Such disclosure shall include such Information and Materials as are necessary or reasonably useful to understand and exploit such Improved Anti-Exhaustion Components and GSK Manufacturing Improvements, including protein and nucleotide sequences embodying or expressing such Improved Anti-Exhaustion Components, and the formulation, use, production, scale-up, processing, handling, effects or characteristics of products comprising or utilizing such Improved Anti-Exhaustion Components, or comprising or utilizing such GSK Manufacturing Improvements, but only to the extent such Information and Materials comprise or relate primarily to such Improved Anti-Exhaustion Components or GSK Manufacturing Improvements.

(iii)    For such purposes, “Improved Anti-Exhaustion Components” means compositions and methods made by or under the authority of GSK or its Affiliates in connection with this Agreement that comprise or incorporate Lyell Anti-Exhaustion Technology provided to GSK under a Collaboration Program to the extent such composition or method (made by or under the authority of GSK or its Affiliates) comprises an Anti-Exhaustion Component. Any composition or method made by or under the authority of GSK or any of its Affiliates independent of this Agreement and without using or comprising Lyell Anti-Exhaustion Technology shall not be an Improved Anti-Exhaustion Component.

(iv)    For such purposes, “GSK Manufacturing Improvements” means improvements, innovations, advancements, inventions or developments (whether or not patentable) to the extent: (1) relating primarily to the manufacture of any Anti-Exhaustion Components provided to GSK by Lyell in connection with this Agreement, (2) made by or on behalf of GSK during the period beginning on the Effective Date and ending on the [*] thereof, and (3) Controlled by GSK.

7.5    No Other Rights. Except for the rights expressly granted under this Agreement, no right, title or interest of any nature whatsoever is granted whether by implication, estoppel, reliance or otherwise, by a Party to the other Party. All rights with respect to Information, Patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof. Without limiting the foregoing, for clarity, nothing herein shall be deemed to grant to GSK a right or license to any CAR, TCR or Target other than a Collaboration Target. Without limiting the generality of the foregoing, with respect to CAR T-Cell Therapies Lyell may not cite or include in a submission to a Regulatory Authority in China any Information comprising clinical data or data generated in IND Enabling Studies, in each case generated under a Collaboration Program, including such clinical data or IND Enabling Studies data in an Academic PoC Data Package, Collaboration Component Data Package or Regulatory Materials generated under a Collaboration Program, in the conduct of any activities (itself or with a Third Party) for the Development of CAR T-Cell Therapies for Commercialization in China, without the prior written consent of GSK and upon terms, including with respect to royalties and other consideration, to be negotiated and mutually agreed upon by the Parties in good faith.

7.6    Public Domain Information. Nothing in this Agreement shall prevent either Party or its Affiliates from using for any purpose any Information or other Confidential Information that is in the public domain.

7.7    Certain Rights and Obligations Under the Lyell License Agreements. Notwithstanding any other provision of this Agreement, the following provisions shall apply.

(a)    Whenever Lyell receives any report, notice or other communication relating to Compounds, Products or this Agreement from a counterparty to a Lyell License Agreement (each a “Lyell Licensor”) with respect to the applicable Lyell License Agreement and which report, notice or other communication would have a material adverse effect on this Agreement (including any notice with respect to any default, breach or termination of the Lyell License Agreement), Lyell shall promptly provide a copy of such report, notice or other communication to GSK, which, if such notice is a termination notice, shall be provided in a manner and on timelines to enable GSK to obtain a direct license from the applicable Lyell Licensor if permitted under the terms of the applicable Lyell License Agreement. Lyell shall have no obligation to disclose to GSK any confidential information of any Third Party (other than the Lyell Licensor) contained in any such report, notice or other communication and any information provided by Lyell to GSK may be redacted to remove any such information.

(b)    Lyell shall not agree or consent to any amendment, supplement or other modification to the Lyell License Agreements, in each case in a manner that adversely affects the rights to intellectual property that at the time of the amendment have been incorporated by Lyell, or Lyell reasonably plans to incorporate, into a Collaboration Anti-Exhaustion Component or have been incorporated into a Compound or Product by mutual agreement of the Parties (including pursuant to Section 3.1(c)), in each case without GSK’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(c)    Lyell shall not terminate, and shall not take or fail to take any action that would permit the Lyell Licensor to terminate, any Lyell License Agreement (either unilaterally or by mutual agreement of Lyell with the applicable Lyell Licensor) or any right thereunder, that would have an adverse effect on the rights sublicensed to GSK under this Agreement that at the time of such action or failure to take action have been incorporated by Lyell, or Lyell reasonably plans to incorporate, into a Collaboration Anti-Exhaustion Component or have been incorporated into a Compound or Product by mutual agreement of the Parties, without the prior written consent of GSK (which consent shall not be unreasonably withheld), in each case as it related to or impacts the rights sublicensed to GSK under this Agreement.

8.    PAYMENTS

8.1    Upfront Payment. In partial consideration of the rights granted to GSK under this Agreement, GSK shall pay Lyell forty-five million Dollars ($45,000,000) within [*] after the Effective Date and receipt of a valid invoice from Lyell. Such payment shall be non-creditable and non-refundable.

8.2    Technology Validation Payments.

(a)    GSK shall pay to Lyell [*] for the first achievement (whether by or on behalf of a Related Party or Lyell) of Proof of Biology for any [*], including any [*], in each case that was generated or developed by or on behalf of Lyell, payable by GSK within [*] from the date of receipt of a corresponding valid invoice from Lyell. If there is any dispute whether Proof of Biology has been achieved, such matter shall be decided by the JSC (subject to resolution pursuant to Section 2.1(d) and Section 16.3).

(b)    GSK shall pay to Lyell [*] for the first achievement of Proof of Clinical Concept for any Compound or Product, including any Compound or Product directed to an Initial Collaboration Target (whether by or on behalf of a Related Party or Lyell), payable by GSK within [*] from the date of receipt of a corresponding valid invoice from Lyell. If there is any dispute whether Proof of Clinical Concept has been achieved, such matter shall be decided by the JSC (subject to resolution pursuant to Section 2.1(d) and Section 16.3).

(c)    The payments under Sections 8.2(a) and 8.2(b) above shall each be made only one time, upon the first occurrence of the event described therein, and as a result, no more than [*] will be due under Section 8.2(a), and no more than [*] will be due under Section 8.2(b), in the aggregate. Such payments shall be non-creditable and non-refundable. The Party achieving Proof of Biology or Proof of Clinical Concept triggering payment under either of Section 8.2(a) or 8.2(b) shall provide written notice to the other within [*] after the first achievement of such event by or on behalf of it or its Affiliates, and within [*] after the first achievement of the specified milestone event by or on behalf of its Sublicensees or their Affiliates.

8.3    Development and Commercial Milestone Payments for Collaboration Programs.

(a)    GSK shall pay to Lyell the milestone payments set forth in Table 1 below for each Collaboration Program (with the applicable milestone payment amount based on whether such Collaboration Program is an Active GSK Program or not), payable by GSK within [*] from the date of receipt of a corresponding valid invoice from Lyell after the first occurrence of the specified milestone event; provided that (i) the milestone payments shall apply to any milestone event whether (A) achieved by or on behalf of GSK, its Sublicensees or their Affiliates, or (B) in the case of (x) [*] for Collaboration Programs that are not Active GSK Programs, or (y) [*], in either instance in respect of clause (x) or (y), achieved by or on behalf of Lyell or its Affiliates (but subject to Section 3.1(a)(i)(2)); and (ii) the payment amounts set forth in Table 1 shall only apply to the first Compound or Product for a given Collaboration Program to reach the milestone event (it being understood that subsequent milestone events that were not achieved by the first Compound or Product for such Collaboration Program may be met by another Compound or Product for the same Collaboration Program). Such payments shall be noncreditable and nonrefundable. With respect to any milestone event, the Party achieving a specified milestone event shall provide written notice to the other within [*] after the first achievement of such specified milestone event by or on behalf of it, or its Affiliates and within [*] after the first achievement of the specified milestone event by or on behalf of its Sublicensees or their Affiliates.

Table 1

Milestone #	Event	For any Collaboration Program other than an Active GSK Program		For any Collaboration Program that is a Active GSK Program
[*]*	[*]	[*	]	[*	]
[*]*	[*]
[*]*	[*]
[*]	[*]	[*	]	[*	]
[*]	[*]	[*	]	[*	]
[*]	[*]	[*	]	[*	]
[*]	[*]	[*	]	[*	]
[*]	[*]	[*	]	[*	]
[*]	[*]	[*	]	[*	]
[*]	[*]	[*	]	[*	]

	Total per Collaboration Program	[*	]	[*	]

*[*] shall be payable with respect to the [*] Collaboration Program (or if the [*] Collaboration Program, respectively), [*] shall be payable with respect to the [*] Collaboration Program and [*] shall be payable with respect to each other Collaboration Program. Notwithstanding the foregoing: (i) “[*]” means achievement of each of the following: (1) [*], and (2) [*]; provided that as of the date of such achievement [*]; (ii) “[*]” means the achievement of [*]; provided that as of the date of such achievement [*]; and (iii) “[*]” means the achievement of [*]; provided that, as of the date of such achievement such [*]. For clarity, the [*] do not need to have been met for achievement of the [*].

(b)    Other than with respect to [*] (which shall not be deemed achieved upon the achievement of [*] but shall be deemed achieved upon achievement of [*]), if a milestone payment becomes due with respect to a Compound or Product for a specific Collaboration Program before an earlier listed milestone payment became due for such Collaboration Program for any reason, then the earlier listed milestone payments for such Collaboration Program shall be payable upon occurrence of the later listed milestone event as follows: if [*] shall be due. For example, if [*], then upon achievement of [*] shall be due.

(c)    For purposes of Section 8.3, “Initiate” or “Initiation” of a Clinical Trial shall mean dosing of the first human subject in such Clinical Trial.

8.4    Sales Milestone Payments.

(a)    GSK shall pay to Lyell the sales based milestone payments set forth in Table 2 below the first time the aggregate Net Sales for all Compounds and Products within any Calendar Year within a Collaboration Program (“Annual Net Sales”) meets the corresponding threshold indicated below.

Table 2

Event	For any Collaboration Program that is not an Active GSK Program		For any Collaboration Program that is an Active GSK Program
[*]	[*	]	[*	]
[*]	[*	]	[*	]
[*]	[*	]	[*	]
[*]	[*	]	[*	]

Total per Collaboration Program	[*	]	[*	]

(b)    The sales based milestone payments set forth in Table 2 above shall be payable one time for a particular Collaboration Program. GSK will notify Lyell within [*] in which the first occurrence of the specified milestone event occurs, and Lyell shall invoice GSK for such sales milestone payment. Each milestone payment shall be made by GSK within [*] from the date of receipt of a corresponding valid invoice from Lyell. For clarity, if more than one of the foregoing sales based milestone events is achieved with respect to a Collaboration Program in a given payment period, GSK shall pay to Lyell a separate milestone payment with respect to each such sales based milestone event that is achieved in such period. Such payments shall be noncreditable and nonrefundable.

8.5    Royalty Payments to Lyell.

(a)    General. In further consideration of the rights and licenses granted by Lyell to GSK hereunder, on a Collaboration Program-by-Collaboration Program basis, GSK shall pay to Lyell royalties based on the Net Sales of all Products and Compounds for a Collaboration Program during the applicable Royalty Term. The royalty payable with respect to Products and Compounds shall be tiered based upon the level of total aggregate Net Sales in a Calendar Year of all Products and Compounds within the same Collaboration Program by all Related Parties. Royalties shall be calculated by multiplying the applicable base royalty rates (“Base Royalty Rate”) (which Base Royalty Rates shall also be determined based on whether a Collaboration Program is an Active GSK Program or not) by the corresponding incremental portion of Net Sales Products and Compounds within the Collaboration Program as set forth in Table 3 below:

Table 3

Portion of Total Annual Net Sales in the Territory for All Products and Compounds within a Collaboration Program	Base Royalty Rate for a Collaboration Program that is not an Active GSK Program	Base Royalty Rate for a Collaboration Program that is an Active GSK Program
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

For clarity, the Net Sales thresholds in the table above shall be determined on a Collaboration Program-by-Collaboration Program basis, and “annual” Net Sales shall be determined on a calendar year-by-calendar year basis. By way of example, if the total aggregate annual Net Sales of all Products and Compounds within a Collaboration Program that is not an Active GSK Program in the Territory in a particular Calendar Year are [*], then amount of royalties payable hereunder for any Product within such Collaboration Program shall be calculated as follows (subject to any applicable reductions under this Section 8.5): [*].

(b)    Third Party Payments: Royalty and Milestone Offsets. Subject to Section 8.5(f), on a Collaboration Program-by-Collaboration Program basis, GSK’s royalty obligations set forth above in this Section 8.5(a) for a Collaboration Program for a particular country in the Territory for a particular royalty tier shall be reduced by an amount equal to the “Stacking Percentage” for such royalty tier set forth in Table 4 below multiplied by the amount of the payments actually made by: (i) GSK to Lyell under Section 8.7 for any royalties owed under Lyell License Agreements for the sale of Compound or Product for such Collaboration Program in such country, except that in each instance the Stacking Percentage under Table 4 shall be increased to [*] with respect to and to the extent of any royalties payable in excess of [*] under a particular Lyell License Agreement, and (ii) subject to Section 8.7, GSK, its Affiliates or Sublicensees to a Third Party as a royalty on the sale of Compounds or Products in such country for such Collaboration Program in consideration for a license from such Third Party under intellectual property rights incorporated into such Compound or Product. GSK shall not have the right under this Section 8.5(b) to reduce royalty payments owed to Lyell for amounts paid for intellectual property rights for “standalone pharmaceutically active ingredients” as such term is used in the definition of Combination Products that satisfy the criteria set forth in clause (a), (b) and (c) of the definition of Combination Products.

Table 4

Portion of Total Annual Net Sales in the Territory for All Products and Compounds within a Collaboration Program	Stacking Percentage for a Collaboration Program other than an Active GSK Program	Stacking Percentage for a Collaboration Program that is an Active GSK Program
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Furthermore, on a Collaboration Program-by-Collaboration Program basis, GSK’s milestone obligations set forth in Table 1 of Section 8.3 and Table 2 of Section 8.4 for a Collaboration Program shall be reduced by an amount up to [*] of the payments actually made by GSK to Lyell under Section 8.7 for any milestones owed under Lyell License Agreements for the Development or Commercialization of Compounds or Products (“Milestone Offset Amount”) for such Collaboration Program; provided, however, that in no event shall any particular milestone obligation be reduced by more than [*] of the amount otherwise payable by GSK to Lyell for such milestone obligation set forth in Table 1 of Section 8.3 and Table 2 of Section 8.4, as applicable; provided further that any portion of the Milestone Offset Amount for such Collaboration Program that GSK would have been entitled to use to reduce a milestone obligation payable to Lyell for such Collaboration Program in the absence of the foregoing limitation shall be carried over and applied (in the same manner and subject to the same limitation) against future milestone obligations payable by GSK with respect to such Collaboration Program until (subject to the remainder of this Section 8.5(b)) the full Milestone Offset Amount is taken against milestone obligations due under such Collaboration Program; provided further that in no event shall any such milestone reductions apply in a given Collaboration Program once the reductions total: [*] (in each case, the “Lyell License Milestone Cap”). At such time as the Lyell License Milestone Cap is reached for a given Collaboration Program, the milestone reduction hereunder will no longer apply and GSK will be responsible for the full amount of any milestones due and owing under Sections 8.3 and 8.4 in this Agreement with respect to such Collaboration Program.

(c)    Biosimilar Competition. Subject to Section 8.5(f), if there are one or more products being sold in a country that are Biosimilar Products with respect to a Product during the Royalty Term but after the Patent Exclusivity Term and Regulatory Exclusivity Term for such Product for such country, then the royalties that would otherwise be due to Lyell with respect to such Product for such country pursuant to Section 8.5(a) shall be reduced as follows:

(i)    by [*] with respect to any calendar quarter during which such Biosimilar Product(s), by [*], exceed a [*] share of the market;

(ii)    by [*] with respect to any calendar quarter during which such Biosimilar Product(s), by [*], exceed a [*] share of the market; and

(iii)    by [*], in the event that in any calendar quarter during which such Biosimilar Product(s), by [*], exceed a [*] share of the market.

For purposes of this Section 8.5(c), “market” refers to the aggregate combined number of units of the Biosimilar Product(s) and the applicable Product that are sold commercially in the particular country during the applicable calendar quarter.

(d)    One Royalty. The royalties owing under this Agreement are attributable independently but concurrently to the Lyell Patent Rights and the grant of other rights and undertakings of Lyell in this Agreement (including the grant of rights to Lyell Know-How and Lyell Materials). However, only one royalty shall be due to Lyell with respect to the same unit of Product, as described in Section 8.5(a) above. Further, GSK shall not be obligated to pay a royalty on the Net Sales of a unit of Compound in the event that Net Sales are payable on the sale of a Product including such unit of Compound.

(e)    Royalty Term. Royalties payable by GSK to Lyell under this Section 8.5 shall be paid on a Product-by-Product, and country-by-country basis, until the later of (i) expiration in such country of the last Valid Claim of the last to expire Patent within the Lyell Patent Rights that Cover such Product (“Patent Exclusivity Term”), (ii) expiration of all applicable regulatory, pediatric, orphan drug or data exclusivity with respect to such Product for such country (“Regulatory Exclusivity Term”), or (iii) [*] after First Commercial Sale of the applicable Product in such country (collectively, the “Royalty Term”). For clarity, GSK shall not owe royalties on Products sold in a country after expiration of the Royalty Term for such Product in such country; and Net Sales of Products in a country after the applicable Royalty Term in such country shall not be included for purposes of determining the tier of Base Royalty Rate or Floor Royalty Rate to be used for calculating royalties as described in Section 8.3(a) for other Products or countries.

(f)    Royalty Floor. Notwithstanding the foregoing, in no event shall the cumulative amount of all reductions applicable to any Product or Compound for a Collaboration Program in any country for a particular royalty tier pursuant to this Section 8.5 reduce the amount of royalties under Section 8.5(b) above with respect to such Product or Compound in such country to less than the Floor Royalty Rate for such royalty tier set forth in Table 5 below:

Table 5

Portion of Total Annual Net Sales in the Territory for All Products and Compounds within a Collaboration Program	Floor Royalty Rate for a Collaboration Program other than an Active GSK Program	Floor Royalty Rate for a Collaboration Program that is an Active GSK Program
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

8.6    Royalty Payments and Reports. All amounts payable to Lyell pursuant to Section 8.5 shall be paid in Dollars within [*] after the end of the calendar quarter in which the applicable Net Sales were recorded. Each payment of royalties shall be accompanied by a royalty report providing a statement, on a Product-by-Product and country-by-country basis, of: (a) the amount of Net Sales of Products in the Territory during the applicable calendar quarter, (b) a calculation of the amount of royalty payment due in Dollars on such Net Sales for such calendar quarter, and (c) the amount of withholding taxes, if any, required by Applicable Law to be deducted with respect to such royalties. In addition, to the extent not otherwise described in the royalty report, GSK shall obtain and deliver to Lyell, on an [*] basis and within [*] of Lyell’s request to provide, information as reasonably requested by Lyell that is sufficient to meet any documentation requirements imposed by regulations issued under Section 250 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), for the treatment of an appropriate portion of such amounts as “foreign-derived deduction eligible income” within the meaning of Section 250 of the Internal Revenue Code and the regulations thereunder.

8.7    Lyell License Agreements.

(a)    Subject to Section 8.5(b), GSK shall bear and pay to Lyell milestone payments and royalties (but not License Upfront/Maintenance Fees) owed by Lyell to a Third Party after the Effective Date for the acquisition or licensing of intellectual property rights or technology that become due under the Lyell License Agreements as a result of the manufacture, Development or Commercialization of Compounds or Products under this Agreement or GSK’s other exercise of rights to such intellectual property rights or technology. GSK shall pay all such royalties together with royalties owed under Section 8.5 and 8.6 and GSK shall pay such milestone payments within [*] after receipt of a valid invoice therefor (which such invoice Lyell may issue upon such milestone payment accruing under the applicable Lyell License Agreement). GSK shall provide written notice to Lyell within [*] after the achievement by or on behalf of it or its Affiliates of a milestone for which a payment under a Lyell License Agreement is due to be paid by GSK, and within [*] after the achievement of such a milestone by or on behalf of GSK’s Sublicensees or their Affiliates.

(b)    Without limiting Section 8.7(a) above, GSK and Lyell each acknowledge and agree that all licenses granted under this Agreement, to the extent they constitute rights under intellectual property rights or technology covered by a Lyell License Agreement, shall be subject to the relevant terms and conditions of such Lyell License Agreement (including with respect to the Prosecution, enforcement, extension or defense of any Patents licensed under such Lyell License Agreement); provided, however, that Lyell shall use Commercially Reasonable Efforts to obtain, prior to the Option Exercise for any applicable Collaboration Program, from the applicable Lyell Licensor a waiver in respect of this Agreement of the terms set forth in Exhibit 8.7(b)-1 (the “Waiver Terms”) from the Existing License Agreements set forth therein in each case to the extent such terms would otherwise be applicable to GSK as a sublicensee of intellectual property rights or technology covered by such Existing License Agreement. GSK shall not be obligated to comply with the Waiver Terms of the Existing License Agreements. Subject to the preceding sentence, GSK agrees to comply with the terms and conditions of each Lyell License Agreement to the extent required or applicable to the rights granted to GSK hereunder with respect to such intellectual property rights or technology (as of the Effective Date, such terms and conditions, including any payment obligations, GSK will be responsible for are set forth on Exhibit 8.7(b)-2), and to the extent a Lyell License Agreement requires that such provisions be incorporated in a sublicense granted thereunder, such terms and conditions (other than the Waiver Terms) are hereby expressly incorporated in this Agreement by reference. Any exclusive licenses that are granted under this Agreement that constitute rights or sublicenses under such Lyell License Agreements are exclusive only to the extent of the exclusive nature of the rights granted to Lyell under such Lyell License Agreement.

(c)    If Lyell in-licenses or acquires New Third Party Technology that is subject to milestone payments and royalties owed to a Third Party arising from the manufacture, Development or Commercialization of Compounds or Products or GSK’s other exercise of rights to such New Third Party Technology (other than solely with respect to New Constructs for which GSK has not yet exercised its Additional Construct Opt In rights under Section 3.9(c) above) or would otherwise require GSK to comply with other obligations under such New Third Party Agreement, then Lyell shall so notify GSK and provide GSK a written description of the New Third Party Technology and the payment and other terms that would apply to GSK with respect to such New Third Party Technology Agreement. If GSK desires to include such New Third Party Technology within the Lyell Technology hereunder, GSK shall provide notice to the JSC thereof within [*] of GSK’s receipt of such description, and shall comply, and cause its Affiliates and Sublicensees to comply, with the applicable terms of such New Third Party Technology Agreement. Unless and until such time as GSK delivers to Lyell such written election notice and agreement to be bound in accordance with the foregoing within such [*] period (or thereafter to the extent provided in Section 3.9(c) in connection with an Additional Construct Opt In for a New Construct) such New Third Party Technology and New Third Party Technology Agreement shall be deemed excluded from the Lyell Technology and Lyell License Agreements hereunder, respectively. For clarity, GSK will not be responsible for the payment of any License Upfront/Maintenance Fees.

(d)    GSK may terminate its rights under any Lyell Technology covered by a Lyell License Agreement at any time by so notifying Lyell in writing and describing the Lyell License Agreement to which such termination applies, in which case the same shall be deemed excluded from the Lyell Technology, and GSK shall not be responsible for any corresponding payment or other obligations with respect to such terminated subject matter other than those which accrued prior to the date of such termination notice.

(e)    Lyell shall not incorporate a New Third Party Technology into the Anti-Exhaustion Component(s) comprising any Collaboration Deliverables provided to GSK pursuant to Section 3.1(a)(v) above, unless GSK previously approved such incorporation.

8.8    Payment Method. All payments due under this Agreement to Lyell shall be made by bank wire transfer in immediately available funds to an account designated by Lyell. All payments hereunder shall be made in Dollars.

8.9    Withholding Taxes. All payments by GSK to Lyell hereunder shall be made free and clear of and without reduction for any taxes, duties or similar charges imposed by any government (other than taxes on the net income of Lyell), which shall be paid by GSK. Accordingly, if GSK is required to withhold any taxes on the amounts payable to Lyell hereunder,

GSK shall pay Lyell such additional amounts as are necessary to ensure receipt by Lyell of the full amount which GSK would have received but for the deduction on account of such withholding. GSK shall provide Lyell with official receipts issued by the appropriate governmental agency or such other evidence as is reasonably requested by Lyell to establish that such taxes have been paid. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law.

8.10    Indirect Taxes. All amounts set forth in this Agreement are exclusive of all indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes), and GSK shall be responsible for and shall pay any such taxes imposed on any payments contemplated by this Agreement. The Parties shall cooperate in accordance with Applicable Law to minimize any taxes described in this Section 8.10.

8.11    Royalty on Sublicensee Sales. For clarity, GSK shall have the responsibility to account for and report sales of any Product or Compound by an Affiliate or Sublicensee on the same basis as if such sales were Net Sales by GSK. GSK shall pay to Lyell such Sublicensee or Affiliate amounts when due under this Agreement.

8.12    Foreign Exchange. With respect to Net Sales invoiced in a currency other than Dollars, all such amounts shall be converted using a manner consistent with GSK’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates.

8.13    Records. GSK shall keep, and shall cause its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records sufficient to determine and establish the amounts payable incurred under this Agreement (including with respect to any Lyell License Agreement), and compliance with the other terms and conditions of this Agreement. Such books and records shall be kept reasonably accessible and shall be made available for inspection for a [*] period in accordance with Section 8.14 below.

8.14    Inspection of GSK Records. Upon at least [*] notice, GSK shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to GSK), appointed by Lyell and reasonably acceptable to GSK, to inspect the audited financial records of GSK, its Affiliates and Sublicensees to the extent relating to payments to Lyell; provided that such inspection shall not occur more often than [*]. Any inspection conducted under this Section 8.14 shall be at the expense of Lyell, unless such inspection reveals any underpayment of the amounts due hereunder for the audited period by at least [*], in which case the full costs of such inspection for such period shall be borne by GSK. Any underpayment shall be paid by GSK to Lyell within [*] with interest on the underpayment at the rate specified in Section 8.15 from the date such payment was originally due, and any overpayment shall be credited against future amounts due by GSK to Lyell or promptly refunded to GSK in the event no such future amounts are due. For clarity, such accounting firm may disclose to Lyell and its Affiliates, and Lyell and such accounting firm may disclose to the counterparties of the Lyell License Agreements, whether the reports and payments by GSK under this Agreement were correct or not and the amount of any discrepancy.

8.15    Late Payments. Any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to [*] above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the [*] in which such payments are overdue, calculated on the [*] such payment is delinquent, compounded [*].

8.16    Invoicing. To the extent an invoice is required to be submitted to GSK hereunder, such invoice shall include the information set forth in Exhibit 8.16.

9.    PATENT PROSECUTION AND ENFORCEMENT

9.1    Ownership of Information and Inventions. Inventorship of intellectual property will be determined in accordance with Applicable Laws relating to inventorship set forth in the U.S. Patent laws for all purposes under this Agreement, and such principles of inventorship shall be used to determine whether a Party solely, or the Parties jointly, discovered, invented or created any intellectual property arising as a result of the performance of its or their obligations under this Agreement. Notwithstanding the foregoing, except as set forth in Section 7.4: (a) each Party will own all inventions (and all Patent and other intellectual property rights therein) solely invented by or on behalf of it or its Affiliates and/or their respective employees, agents and independent contractors in the course of conducting its activities under this Agreement (collectively, “Sole Inventions”); and (b) all inventions invented jointly by employees, Affiliates, agents or independent contractors of each Party in the course of conducting its activities under this Agreement and all Patent and other intellectual property rights therein (collectively, “Joint Inventions”) will be jointly owned by the Parties. Subject to any license grants provided or restrictions identified under this Agreement, each Party will be entitled to practice, license and otherwise exploit Joint Inventions without restriction or consent of the other or an obligation to account to the other Party, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. Subject to a Party’s obligations under applicable terms of this Agreement (e.g., licenses granted hereunder, confidentiality obligations, etc.) with respect to same, any Information generated during or resulting from a Party’s activities under this Agreement may be used by such Party for any purpose. This Agreement will be understood to be a joint research agreement under 35 U.S.C. §103(c)(3) entered into for the purpose of researching, identifying and developing Compounds and Products and other inventions under the terms set forth herein.

9.2    Prosecution of Product Specific Patents.

(a)    For each Collaboration Program, Lyell shall file in the Major Markets one or more Product Specific Patents. Lyell shall provide GSK with a draft of each such application at least [*] prior to filing to give GSK a reasonable opportunity to review and comment on any such application proposed to be sent to any patent office. Lyell shall consider in good faith GSK’s comments on such draft applications to the extent such applications pertain to Compounds and Products. Promptly after filing such patent application, Lyell shall provide GSK a copy of each such application as filed, together with notice of its filing date and serial number. After such patent application is so filed, it shall be deemed a Product Specific Patent and Prosecution of such patent application shall be handled thereafter by GSK as set forth in Section 9.2(b) below (or by Lyell to the extent set forth in the last sentence of Section 9.2(b)).

(b)    Following the initial filing by Lyell under Section 9.2(a), GSK will have the first right, but not the obligation, to further draft, file, prosecute and maintain (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) in all jurisdictions in the Territory (such activities with respect to Patents being the “Prosecution”, with the term “Prosecute” having the corresponding meaning) the Product Specific Patents for such Collaboration Program at its expense. GSK will provide Lyell reasonable opportunity to review and comment on such Prosecution efforts regarding such Product Specific Patent, and Lyell will provide GSK reasonable assistance in such efforts. GSK will provide Lyell with a copy of all material communications from any patent authority in the applicable jurisdictions regarding such Product Specific Patent being Prosecuted by GSK, and will provide Lyell drafts of any filings or responses to be made to such patent authorities reasonably well in advance of submitting such filings or responses so that Lyell may have an opportunity to review and comment thereon. GSK shall consider in good faith any comments of Lyell and GSK shall incorporate Lyell’s comments to the extent they are directed to removing subject matter beyond the composition of matter or formulation of, or any method of making or using, a Collaboration Anti-Exhaustion Component as incorporated into a Product for such Collaboration Program. GSK shall not Prosecute or amend any Product Specific Patent in a manner to cause it to no longer be a Product Specific Patent, and shall use reasonable efforts to obtain and maintain broad issuance of the Product Specific Patents. If GSK determines in its sole discretion to: (i) abandon, cease Prosecution of or otherwise not file or maintain any such Product Specific Patents in any jurisdiction, or (ii) to abandon any subject matter or claims in any Patent within such Product Specific Patents, then GSK will provide Lyell written notice of such determination at least [*] before any deadline for taking action to avoid abandonment (or other loss of rights) and will provide Lyell with the opportunity to Prosecute such Product Specific Patent in such jurisdiction or, in the case of subject matter or claims, to file such subject matter or claims through a divisional or continuation Patent (or foreign equivalent thereof) of such Product Specific Patent and thereafter such Patent (and any continuation or divisional thereof) shall cease to be a Product Specific Patent and GSK’s rights therein under Section 7.1(a) shall become nonexclusive.

(c)    Patent Term Extensions. The Parties will confer regarding the desirability of seeking in any country in the Territory any patent term extension, supplemental patent protection or related extension of rights with respect to the Product Specific Patents. GSK shall have the sole right, but not the obligation, to apply for any such extension or protection with respect to the Product Specific Patents. Without limiting the foregoing, Lyell covenants that it will not seek patent term extensions, supplemental protection certificates, or similar rights or extensions for the Product Specific Patents without the prior written consent of GSK, not to be unreasonably withheld. Each Party will cooperate fully with and provide all reasonable assistance to the other Party and use all reasonable efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) in connection with obtaining any such extensions for the Product Specific Patents consistent with such strategy. To the extent reasonably and legally required in order to obtain any such extension in a particular country, each Party will make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the extension in such country.

9.3    Prosecution of Other Patents.

(a)    GSK Patents. GSK will have the sole right and authority with respect to GSK Patents in any jurisdiction, including Prosecution. GSK will be responsible for all costs incurred by it in the course of Prosecuting and enforcing such GSK Patents.

(b)    Lyell Patent Rights. As between the Parties, Lyell will have the sole right and authority, but not the obligation, to Prosecute in all jurisdictions all Lyell Patent Rights other than the Product Specific Patents (“Other Lyell Patents”). Lyell will be responsible for all costs incurred by it in the course of Prosecuting such Other Lyell Patents.

(c)    General Tools Patents. As between the Parties, Lyell will have the sole right and authority with respect to Patents covering the General Tools in any jurisdiction, including Prosecution and enforcement. Lyell will be responsible for all costs incurred by it in the course of Prosecuting and enforcing such General Tools Patents.

9.4    Infringement of Lyell Patent Rights by Third Parties.

(a)    Notification. The Parties will promptly notify each other of any actual, threatened, alleged or suspected infringement by a Third Party (an “Infringement”) of the Product Specific Patents with respect to any T-Cell Therapy directed to a Collaboration Target in the Territory of which it becomes aware, and will provide evidence in such Party’s possession demonstrating such Infringement. A notice under 42 U.S.C. 262(l) (however such section may be amended from time to time during the Term) with respect to a Product will be deemed to describe an act of Infringement, regardless of its content. Each Party will notify and provide the other Party with copies of any allegations of patent invalidity, unenforceability or non-infringement of any Product Specific Patents Covering a Compound or Product (including methods of use or manufacture thereof). Such notification and copies will be provided by the Party receiving such certification to the other Party as soon as practicable and, unless prohibited by Applicable Law, at least within [*] after the receiving Party receives such certification.

(b)    Infringement of Product Specific Patents. During the term of a Collaboration Program, GSK will have the first right, but not the obligation, to bring and control, at its expense, an appropriate suit or other action before any government or private tribunal against any person or entity allegedly engaged in any Infringement (an “Infringement Action”) of any Product Specific Patent in the Territory to remedy the Infringement (or to settle or otherwise secure the abatement of such Infringement) with respect to any T-Cell Therapy that is directed to the Collaboration Target of such Collaboration Program in the Territory (“Product Specific Infringement Action”). The foregoing right of GSK shall include the right to perform all actions of a reference product sponsor set forth in 42 U.S.C. 262(l), excluding, for clarity, listing or enforcing any Other Lyell Patent in connection with the process described in 42 U.S.C. 262(l) without Lyell’s prior written consent. Lyell will have the right, at its own expense and by counsel of its choice, to be represented in any Product Specific Infringement Action. At GSK’s request, Lyell will join any Product Specific Infringement Action as a party and will use reasonable efforts (at GSK’s expense) to cause any applicable Lyell Licensor to join such Product Specific    Infringement Action as a party (all at GSK’s expense) if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such Product Specific

Infringement Action. GSK will have a period of [*] after its receipt or delivery of notice and evidence pursuant to Section 9.4(a) to elect to so enforce such Product Specific Patents in the applicable jurisdiction (or to settle or otherwise secure the abatement of such Infringement); provided, however, that such period will be more than [*] to the extent Applicable Law prevents earlier enforcement of such Product Specific Patents (such as the enforcement process set forth in 42 U.S.C. 262(l)) and such period will be less than [*] to the extent that a delay in bringing an action to enforce the applicable Product Specific Patents against such alleged Third Party infringer would limit or compromise the remedies (including monetary and injunctive relief) available against such alleged Third Party infringer. In the event GSK does not so elect (or settle or otherwise secure the abatement of such Infringement) within the aforementioned period of time or [*] before the time limit, if any, for the filing of a Product Specific Infringement Action, whichever is sooner, it will so notify Lyell in writing and in the case where Lyell then desires to commence a suit or take action to enforce the applicable Product Specific Patents with respect to such Infringement in the applicable jurisdiction, the Parties will confer and upon GSK’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Lyell will have the right to commence and control such a suit or take such action to enforce the applicable Product Specific Patents, at Lyell’s expense. Each Party will provide to the Party enforcing any such rights under this Section 9.4(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

(c)    Settlement. Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any Product Specific Infringement Action in any manner that would adversely affect a Product Specific Patent (including by admitting the invalidity or unenforceability of such Product Specific Patent), that imposes on the other Party restrictions or obligations or that would limit or restrict the ability of GSK (or its Affiliates or Sublicensees, as applicable) to sell Products anywhere in the Territory.

(d)    Expenses and Recoveries. A Party bringing a Product Specific Infringement Action under this Section 9.4 against any Third Party engaged in Infringement of the Product Specific Patents will be solely responsible for any expenses incurred by such Party as a result of such Product Specific Infringement Action. If such Party recovers monetary damages from such Third Party in such Product Specific Infringement Action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages, such funds will be shared as follows: (i) if GSK is the Party bringing such Product Specific Infringement Action, such remaining funds will be [*], and (ii) if Lyell is the Party bringing such Product Specific Infringement Action, such remaining funds will be [*].

9.5    Infringement of Other Lyell Patents.

(a)    Lyell will have the sole right, but not the obligation, to bring at its expense an Infringement Action against any Third Party allegedly engaged in any Infringement of any

Other Lyell Patent. Lyell will have the sole discretion to elect to so enforce such Lyell Patent Rights (or to settle or otherwise secure the abatement of such Infringement). In the event Lyell does not so elect (or settle or otherwise secure the abatement of such Infringement) with respect to any Infringement with respect to a Third Party T-Cell Therapy that is directed to a Collaboration Target in the Territory, it will so notify GSK in writing and in the case where GSK then desires to commence an Infringement Action to enforce the applicable Other Lyell Patents with respect to such Infringement, the Parties will confer and upon Lyell’s prior written consent GSK will have the right to commence and control such an Infringement Action to enforce the applicable Other Lyell Patent against such Infringement, at GSK’s expense. Lyell will have the right, at its own expense and by counsel of its choice, to be represented in any such Infringement Action with respect to an Other Lyell Patent commenced or controlled by GSK. Each Party will provide to the Party enforcing any such rights under this Section 9.5(a) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts, in each case to the extent the Infringement is with respect to a T-Cell Therapy that is directed to a Collaboration Target in the Territory.

(b)    Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), the other Party will not settle any Infringement Action enforcing Other Lyell Patents with respect to a T-Cell Therapy directed to a Collaboration Target in the Territory in any manner that would limit or restrict the ability of a Party (or its Affiliates or sublicensees, as applicable) to sell Products in the Territory, and without the prior written consent of the Lyell, GSK will not settle any Infringement Action related to Other Lyell Patents in any manner that would adversely affect such Other Lyell Patents (including by limiting the scope, or admitting the invalidity or unenforceability, of such Other Lyell Patent) or that imposes on Lyell restrictions or obligations.

(c)    A Party bringing an Infringement Action under Section 9.5(a) against any Third Party engaged in Infringement of any Other Lyell Patent will be solely responsible for any expenses incurred by such Party as a result of such Infringement Action. If such Party recovers monetary damages from such Third Party in such Infringement Action against Infringement with respect to a T-Cell Therapy that is directed to a Collaboration Target in the Territory, such recovery will be shared as follows: (i) if GSK is the Party bringing such Infringement Action, such remaining funds will be shared at the rate of [*] for GSK and [*] for Lyell, and (ii) if Lyell is the Party bringing such Infringement Action, such remaining funds will be shared in the ratio of [*] for Lyell and [*] for GSK. For clarity, neither Party shall have any obligation to share any amount of recoveries remaining after reimbursing out-of-pocket costs and expenses incurred by the other Party in connection with assisting such Party, to the extent such recoveries do not arise from Infringement by a T-Cell Therapy that is directed to a Collaboration Target in the Territory.

9.6    Reexaminations, Oppositions and Related Actions.

(a)    The Parties will promptly notify each other in the event that any Third Party files, or threatens to file, any paper in a court, patent office or other government entity, seeking to invalidate, reexamine, oppose or compel the licensing of any Lyell Patent Right or Product Specific Patent (any such Third Party action being a “Patent Challenge”).

(b)    GSK will have the first right to bring and control, at its expense, any effort in defense of such a Patent Challenge against a Product Specific Patent, except in the case where such Patent Challenge is made in connection with an Infringement Action in which case the enforcing Party in the Infringement Action will have the first right to bring and control the defense of such Patent Challenge and such Patent Challenge will be considered part of the Infringement Action under this Article 9. In the case where GSK controls the defense of such Patent Challenge, Lyell will have the right, at its own expense and by counsel of its choice, to be represented in any such effort. If GSK fails to take action to defend such Patent Challenge within [*] of the time limit for bringing such defense (or within such shorter period to the extent that a delay in bringing such defense would limit or compromise the outcome of such defense of such Patent Challenge), then Lyell will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own expense.

(c)    Lyell will have the first right to bring and control, at its expense, any effort in defense of such a Patent Challenge related to any Other Lyell Patent (including, for clarity, any challenge by a Third Party with respect to an Other Lyell Patent in connection with the process described in 42 U.S.C. 262(l)), except in the case where such Patent Challenge is made in connection with an Infringement Action in which case the enforcing Party in the Infringement Action will have the first right to bring and control the defense of such Patent Challenge and such Patent Challenge will be considered part of the Infringement Action under this Article 9.

9.7    Licensor Rights to Prosecute, Enforce, Extend or Defend. To the extent that a Third Party licensor of Lyell has retained any right to Prosecute, enforce, extend or defend any Patent within the Lyell Patent Rights licensed to Lyell pursuant to a Lyell License Agreement, or otherwise be involved in such activities, the rights and obligations under Article 9 shall be subject and subordinate to such rights and Lyell will not be deemed to be in breach of Article 9 as a result thereof. In such event, the Patent Contacts of each Party shall cooperate to provide each Party with the benefits of this Article 9 as is reasonably practical consistent with the rights of such Third Party licensor.

9.8    Patent Contacts. Each Party will designate patent counsel representatives who will be responsible for coordinating the activities between the Parties in accordance with this Article 9 (each a “Patent Contact”). Each Party will designate its initial Patent Contact within [*] following the Effective Date and will promptly thereafter notify the other Party of such designation. If at any time a vacancy occurs for any reason, the Party that appointed the prior incumbent will as soon as reasonably practicable appoint a successor. Each Party will promptly notify the other Party of any substitution of another person as its Patent Contact. The Patent Contacts will, from time to time, coordinate the respective patent strategies of the Parties relating to this Agreement.

9.9    Further Action. Each Party will, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and perform its obligations pursuant to this Article 9; provided, however, that neither Party will be required to take any action pursuant to Article 9 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

10.    TRADEMARKS

10.1    Product Trademarks. As between the Parties, GSK shall have the sole right and responsibility for the selection (including the creation, searching and clearing), registration, maintenance, policing and enforcement of all trademarks developed for use in connection with the marketing, sale or distribution of Products in the Field in the Territory (the “Product Marks”).

10.2    Use of Name. Neither Party shall, without the other Party’s prior written consent, use any trademarks or other marks of the other Party (including the other Party’s corporate name), advertising taglines or slogans confusingly similar thereto, in connection with such Party’s marketing or promotion of Products under this Agreement or for any other purpose, except as may be expressly authorized in writing in connection with activities under this Agreement and except to the extent required to comply with Applicable Law.

11.    EXCLUSIVITY

11.1    Lyell Exclusivity. Lyell will not work with any Third Party for the purpose of Development or Commercialization of (a) a CAR T-Cell Therapy anywhere in the world (other than for China with respect to CAR T-Cell Therapies that are not directed to a Target for an Active GSK Program) during the period beginning on the Effective Date and ending upon [*] (i) [*] after the Effective Date and (ii) the date when the [*] CAR-T Target is added as a Collaboration Target; or (b) a TCR T-Cell Therapy anywhere in the world (other than for China with respect to TCR T-Cell Therapies that are not directed to a Target for an Active GSK Program) during the period beginning on the Effective Date and ending upon the [*] (i) [*] after the Effective Date and (ii) the date when the [*] TCR Target is added as a Collaboration Target; provided that this Section 11.1 (A) shall not apply to T-Cell Therapies directed to any Excluded Target (subject to GSK’s reserved rights, and Lyell’s obligations, with respect to the Substitution Target pursuant to Section 3.1(a)(i)(1)), Lyell Advanced CAR-T Targets, or Lyell’s activities permitted under Section 3.9(d), and (B) shall not restrict Lyell from working with contractors or clinical sites by or for the benefit of Lyell or from working with research institutions (including universities and research centers such as the Fred Hutchinson Cancer Research Center) and provided, in the case of this clause (B), such Third Parties are not granted any commercialization rights with respect to such Lyell Technology.

11.2    Program Exclusivity. On a Collaboration Program-by-Collaboration Program basis, during the [*] for a Collaboration Program, Lyell and any of its Affiliates shall not, directly or indirectly, conduct any research, development and/or commercialization activities with respect to any T-Cell Therapy directed to such Collaboration Program’s Collaboration Target for the Territory, except to the extent expressly permitted pursuant to this Agreement. “[*]” means, with respect to a Collaboration Program, the period beginning upon [*] and ending upon [*].

12.    CONFIDENTIALITY

12.1    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (the “Receiving Party”) agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party (the “Disclosing Party”) pursuant to this Agreement except for that portion of such Information that the Receiving Party can demonstrate by competent written proof:

(a)    was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)    is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party without obligations of confidentiality with respect thereto; or

(e)    is subsequently independently discovered or developed by the Receiving Party or its Affiliate without the aid, application, or use of Confidential Information of the Disclosing Party, as demonstrated by documented evidence prepared contemporaneously with such independent development.

12.2    Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary or reasonably useful in the following situations:

(a)    filing or prosecuting Patents in accordance with Article 9;

(b)    subject to Section 12.3, regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), in the exercise of rights granted herein, or as otherwise required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(c)    prosecuting or defending litigation;

(d)    subject to Section 12.3, complying with Applicable Law, including regulations promulgated by securities exchanges;

(e)    disclosure to its Affiliates, employees, agents, independent contractors, licensors and licensees (including sublicensees) on a reasonable need-to-know basis, solely in connection with the exercise of rights or performance of obligations under this Agreement; provided that the Party making such disclosure shall use reasonable efforts to maintain the confidentiality thereof, but in any event such Party shall use no less efforts than such Party uses to maintain confidentiality of its own information of a similar nature to such Confidential Information;

(f)    disclosure of this Agreement (including its material terms) to a bona fide potential or actual investor, stockholder, investment banker, acquirer, or merger partner, and others on a reasonable need-to-know basis; provided that each disclosee must be bound by appropriate obligations of confidentiality; provided a copy of this Agreement would not be disclosed to a GSK Competitor until a bona fide offer (e.g., in each instance with respect to such GSK Competitor, a co-signed term sheet or a mutually agreed letter of intent or non-binding offer letter, which in each case does not need to be legally binding) is provided.

(g)    disclosure of the stage of Development of Products under this Agreement and blinded data generated under this Agreement to a bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other bona fide potential or actual business partner (but without limiting or modifying Lyell’s obligations with respect to a Target Rejection Prohibition or under Article 11); provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure and where “blinded” means that technical details of the Product and Compound, and the identity of the Collaboration Target, are not disclosed and such disclosure is made in a manner that does not reasonably allow the recipient to identify the Product, Compound or Collaboration Target or GSK’s identity;

(h)    disclosure pursuant to Section 12.5.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a), 12.2(c) or 12.2(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. Nothing in Sections 12.1 or 12.2 shall limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is necessary in order to comply with applicable securities laws.

12.3    Publicity; Terms of Agreement.

(a)    The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 and this Section 12.3. Except as set forth in Section 12.3(b) and 12.3(c) and as the Parties may otherwise agree, each Party agrees not to issue any press release or other public announcement disclosing the terms of this Agreement or the transaction contemplated hereby without the prior written consent of the other Party. Notwithstanding the foregoing, in the event the Parties agree upon a mutual press release to announce the execution of this Agreement or other matter related to this Agreement, such press release shall be issued at a time and in a form mutually agreed upon by the Parties; thereafter, Lyell and GSK may each disclose to Third Parties the information contained in such press release (or that is thereafter publicly disclosed without breach of this Article 12), without the need for further approval by the other Party.

(b)    In the case of a press release or governmental filing concerning the terms of this Agreement or the transaction contemplated hereby required by Applicable Law (where reasonably advised by the disclosing Party’s counsel), the disclosing Party shall give prior advance notice of the proposed text of such release or filing to the other Party for its prior review but shall not be required to obtain approval therefor.

(c)    The Parties acknowledge that either or both Parties may be obligated to file under Applicable Law a copy of this Agreement with the SEC or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than [*] prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and shall only disclose Confidential Information which it is advised by counsel or the applicable Governmental Authority is legally required to be disclosed. No such notice shall be required under this Section 12.3(c) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

(d)    Each Party shall require each of its Affiliates and private investors to which Confidential Information of the other Party is disclosed as permitted hereunder to comply with the covenants and restrictions set forth in Sections 12.1 through Section 12.3 as if each such Affiliate and each such investor were a Party to this Agreement and shall be fully responsible for any breach of such covenants and restrictions by any such Affiliate or investor.

12.4    Publications.

(a)    Neither Party shall publicly present or publish results of studies with respect to a Compound or Product carried out under this Agreement (each such presentation or publication a “Publication”) without the opportunity for prior review by the other Party, except to the extent otherwise required by Applicable Law, in which case Section 12.3 shall apply with respect to disclosures required by the SEC or for regulatory filings. Moreover (i) except as required by Applicable Law, Lyell shall not issue a Publication with respect to Active GSK Programs except with respect to the exercise of reasonable and customary rights of academic or research institutions performing activities in connection with an Active GSK Program, in which case Lyell shall obtain review rights for the benefit of GSK (directly or indirectly through Lyell); and (ii) with respect to Publications proposed by GSK, Lyell’s right to comment shall be limited to disclosures relating to the Lyell Technology included within the Collaboration Program and Lyell’s Confidential Information.

(b)    Without amending the restrictions set forth in Section 12.4(a), the submitting Party shall provide the other Party the opportunity to review any proposed Publication at least [*] prior to the earlier of its presentation or intended submission for publication. The submitting Party agrees, upon request by the other Party, not to submit or present any Publication until the other Party has had [*] to comment on any material in such Publication. The submitting Party shall consider the comments of the other Party in good faith, but will retain the sole authority to submit the manuscript for Publication; provided that the submitting Party agrees to delay such Publication as necessary to enable the Parties to file a Patent if such Publication might adversely affect such Patent. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation. Notwithstanding the foregoing, GSK shall not have the right to publish or present Lyell’s Confidential Information without Lyell’s prior written consent, and Lyell shall not have the right to publish or present GSK’s Confidential Information without GSK’s prior written consent. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate. This Section 12.4 shall not limit and shall be subject to Section 12.5.

(c)    Nothing contained in this Section 12.4 shall prohibit the inclusion of information in a patent application claiming, and in furtherance of, the manufacture, use, sale or formulation of a Compound or Product, provided that the non-filing Party is given a reasonable opportunity to review, comment upon and/or approve the information to be included prior to submission of such patent application, where and to the extent required by Article 9 and Section 12.2 hereof. Notwithstanding the foregoing, the Parties recognize that independent investigators have been engaged, and will be engaged in the future, to conduct Clinical Trials or other studies of Compounds and Products. The Parties recognize that such investigators operate in an academic environment and may release information regarding such Clinical Trials or studies in a manner consistent with academic standards; provided that each Party will use reasonable efforts to prevent publication prior to the filing of relevant patent applications and to ensure that no Confidential Information of either Party is disclosed.

12.5    Publication and Listing of Clinical Trials. Subject to Lyell’s right to review and comment as described in Section 12.4, GSK shall have the right at any time after exercise of each Option for a Collaboration Program, during and after the Term, to (a) publish the clinical results or summaries of clinical results of all GSK sponsored or GSK supported (outside of this Agreement) Clinical Trials conducted with respect to a Product for such Collaboration Program in any Clinical Trial register maintained by GSK or its Affiliates and the protocols of such Clinical Trials relating to such Product on www.ClinicalTrials.gov or in each case publish the results, summaries and protocols of such Clinical Trials on such other websites or repositories and at scientific congresses and in a peer-reviewed journal within such timescales as required by Applicable Law or GSK’s or its Affiliates’ standard operating procedures, irrespective of the outcome of such Clinical Trials; (b) make patient level data from such Clinical Trials conducted with respect to a Product for such Collaboration Program available under the GSK Data Sharing Initiative; and (c) publish the status of each Product for such Collaboration Program in its annual and quarterly reports and any other updates regarding GSK’s research and development pipeline. Each such publication or disclosure made in accordance with this Section 12.5 shall not be a breach of the confidentiality obligations provided in this Article 12, and GSK shall be entitled to maintain or effect such publication or disclosure even following any termination of GSK’s rights in respect of the relevant Product. Any disclosure made under this Section 12.5 shall not include any Confidential Information of Lyell other than Confidential Information to the extent comprising clinical results of a Product for which GSK has exercised its Option for the applicable Collaboration Program (including with respect to any Additional Constructs for which GSK exercised Additional Construct Opt In), without the prior written consent of Lyell.

12.6    Termination of Prior CDA. This Agreement terminates, as of the Effective Date, the Prior CDA. All Information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the corresponding Party under this Agreement (with the mutual understanding and agreement that any use or disclosure thereof that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, such Prior CDA) and shall be subject to the terms of this Article 12.

13.    TERM AND TERMINATION

13.1    Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13 shall continue, on a Collaboration Program-by-Collaboration Program basis, until the end of each applicable Royalty Term (the “Term”).

13.2    Termination by GSK at Will. GSK may terminate this Agreement as a whole or on a Collaboration Program-by-Collaboration Program basis, effective upon [*] prior written notice to Lyell in the case where Regulatory Approval has not been obtained for any applicable Product in either the U.S. or the EU, or upon [*] prior written notice to Lyell in the case where Regulatory Approval has been obtained in either the U.S. or the EU for an applicable Product.

13.3    Termination by Either Party for Breach.

(a)    Breach. Either Party may terminate this Agreement in whole or with respect to a Collaboration Program as to the entire Territory, in the event the other Party materially breaches this Agreement, and such breach shall have continued for [*] (or, if such default cannot be cured within such [*] period, if the alleged breaching Party has not commenced and diligently continued good faith efforts to cure such breach, but in no case longer than [*] after notice) after written notice shall have been provided to the breaching Party by the non-breaching Party requiring such breach to be remedied and stating an intention to terminate if not so cured (a “Termination Notice”). Any such termination shall become effective at the end of such [*] period unless the breaching Party has cured any such breach prior to the expiration of the [*] period (or, if such default cannot be cured within such [*] period, if the breaching Party has not commenced and diligently continued good faith efforts to cure such breach, but in no case longer than [*] after such notice).

(b)    Breach Dispute. If the alleged breaching Party reasonably and in good faith disagrees as to the occurrence of the material breach alleged in a Termination Notice, the alleged breaching Party shall provide written notice thereof to the non-breaching Party prior to expiration of the applicable cure period under Section 13.3(a) for such alleged material breach and thereafter such dispute shall be resolved in accordance with Section 16.1(b) and, if not resolved by the JSC or Senior Executives, in binding arbitration proceedings to be conducted in accordance with Section 16.2; provided that such dispute, notwithstanding anything to the contrary in this Agreement, shall not be subject to, eligible for or required to have been presented for mediation proceedings under Section 16.1(c), in each case except by mutual agreement of the Parties. As of the date that the alleged breaching Party delivers to the non-breaching Party written notice disputing such claim of material breach the applicable cure period under Section 13.3(a) for such alleged material breach shall begin to be tolled. Within [*] following the appointment of the arbitrator(s) for any arbitration proceeding conducted pursuant to this Section 13.3(b) and Section 16.2, the arbitrator(s) shall determine whether such cure period shall continue be tolled until such time as the dispute regarding such claimed material breach has become finally settled or determined. The arbitrator(s) shall determine whether or not such tolling shall continue based on the totality of the circumstances, including, without limitation, the likelihood of a final determination by the arbitrator(s) that the alleged breaching Party is actually in material breach of this Agreement and the relative hardship on the Parties of continuing or ending such tolling. If the arbitrator(s) determines that such tolling shall continue, the non-breaching Party shall not have the right to terminate this Agreement unless and until it has been finally determined in accordance with Section 16.2 that the alleged breaching Party is in material breach of this Agreement and the breaching Party fails to cure such breach within the time period remaining in the applicable cure period as of the date of such determination. If the arbitrator(s) determine that such tolling shall not continue, then the applicable cure period shall cease to be tolled as of the date of such determination. It is understood that such determination of the arbitrator(s) under this Section 13.3(b) shall not be binding on either Party as to the question of whether the alleged breaching Party is in material breach of the Agreement and shall apply only to determine whether or not the applicable cure period should continue to be tolled as provided in this Section 13.3(b). In any case, the final determination of whether the alleged breaching Party is in material breach of this Agreement shall be determined only pursuant to Section 16.2 and no termination under Section 13.3(a) shall become effective until such determination.

13.4    Termination by Either Party for Insolvency. A Party shall have the right to terminate this Agreement upon written notice if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within [*] after the filing thereof. “Insolvency Event” means circumstances under which a Party (a) has a receiver or similar officer appointed over all or a material part of its assets or business; (b) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (c) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (d) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring).

13.5    Termination for Patent Challenge. Lyell may terminate this Agreement upon notice to GSK in the event that a Related Party, or any Third Party designated by a Related Party, takes any action, directly or indirectly, or knowingly provides financial or other assistance, including legal or technical advice, directly or indirectly, to any Third Party, to invalidate or challenge the validity, enforceability, or otherwise oppose, any Lyell Patent Rights that are included in the license granted to GSK under this Agreement (or any Patents licensed to Lyell under a Lyell License Agreement) in any court or tribunal or any patent office in a jurisdiction, or in any arbitration proceeding, including in connection with an opposition proceeding, re-examination or post-grant proceeding; provided that (i) solely with respect to Lyell Patent Rights other than Patents licensed to Lyell under a Lyell License Agreement, a Related Party acting as a defendant in a patent infringement claim, lawsuit or other action filed or maintained by Lyell or a Third Party designated by Lyell may assert as cross-claims or counterclaims that challenges the validity or enforceability of such Lyell Patent Rights to the extent being enforced against such Related Party, and (ii) with respect to Patents licensed to Lyell under a Lyell License Agreement, a Related Party acting as a defendant in a patent infringement claim, lawsuit or other action maintained by Lyell or the Lyell Licensor may assert as a defense in such proceeding a counterclaim that challenges the validity or enforceability of such Patent to the extent being enforced against such Related Party solely to the extent and in the manner permitted by the terms of the applicable Lyell License Agreement and without giving rise to loss of rights under such Lyell License Agreement. In addition, GSK shall reimburse Lyell for any amounts that become due under the Lyell License Agreements as a result of such action or assistance by GSK, its Affiliate or Sublicensee.

13.6    Effects of Termination. Upon termination of this Agreement in whole or with respect to a Collaboration Program, the following shall apply with respect to the terminated Collaboration Programs (in addition to any other rights and obligations under this Agreement with respect to such termination). For clarity, termination of this Agreement in whole shall terminate all Collaboration Programs, and if at any time after the end of the [*] there are no active Collaboration Programs or the Agreement has terminated for all Collaboration Programs, the Agreement shall be deemed to have been terminated in its entirety.

(a)    GSK Breach or Termination at Will.

(i)    Upon the effective date of the termination of a terminated Collaboration Program by GSK under Section 13.2 or by Lyell under Section 13.3, 13.4 or 13.5 (i) the Options granted to GSK in Section 3.1(b) and licenses granted to GSK in Section 7.1(a) shall terminate with respect to the Collaboration Target that is the subject of the terminated Collaboration Program (such Collaboration Target, a “Terminated Target”); (ii) such Terminated Target shall cease to be a Collaboration Target, the Collaboration Program for such Terminated Target (“Terminated Program”) shall cease to be a Collaboration Program and Compounds and Products with respect to such Terminated Target (“Terminated Compounds” and “Terminated Products”) shall cease to be Compounds and Products (which includes, for clarity, the termination of the restrictions set forth in Section 7.5 with respect to which Lyell may not cite or include in a submission to a Regulatory Authority in China any Information comprising clinical data or data generated in IND Enabling Studies, in each case generated under a Collaboration Program, [*] without the prior written consent of GSK), in each case for all purposes of this Agreement, except for those rights and obligations expressly surviving under Section 13.9 below; provided, however, that (A) such Terminated Target shall continue to count towards the maximum number of Collaboration Targets that can be added pursuant to Section 3.3 and the addition back of such Terminated Target as a Collaboration Target under this Agreement shall require the mutual agreement of the Parties; and (B) the restrictions and obligations applicable to Lyell under Sections 11.1 and 11.2 shall terminate with respect to such Terminated Target and T-Cell Therapies directed to such Terminated Target.

(ii)    License. In the event of a termination by GSK under Section 13.2 or by Lyell under Section 13.3, 13.4 or 13.5, at Lyell’s option upon notice and written request to GSK, and upon terms mutually agreed upon by the Parties as the result of good faith negotiations,

GSK shall grant to Lyell a royalty-bearing license, with the right to grant and authorize sublicenses, to make, have made, use, sell, offer for sale and import any Terminated Compound or Terminated Product (other than a Terminated Compound or Terminated Product that originated from an Active GSK Program) under Patents Controlled by GSK that Cover such Terminated Compound or Terminated Product, and any Information Controlled by GSK that previously was disclosed to Lyell specifically relating to such Terminated Compound or Terminated Product (including with respect to the manufacture, development, use or other exploitation thereof); provided, however, that if any such Patent or Information was in-licensed or acquired from a Third Party, and is subject to payment or other obligations to such Third Party, GSK shall disclose a description of such Patents or Information and such obligations to Lyell in writing and such Patents and Information shall be subject to the license granted in this Section 13.6(a)(ii) only to the extent Lyell agrees in writing to be bound by such obligations and reimburse or pay all amounts owed to such Third Party as a result of Lyell’s exercise of such license with respect to such Patent or Information, as applicable.

(b)    Lyell Breach; Acquisition by a GSK Competitor.

(i)    In the event this Agreement is terminated in its entirety or on a Collaboration Program-by-Collaboration Program basis by GSK under Section 13.3 or Section 13.6(b)(ii) (a “Breach Termination”), Section 13.4, or Section 17.8(e) (a “Competitor Acquisition Termination”), then the following shall apply:

(1)    for any such terminated Collaboration Program for which the Program Option Trigger has occurred (whether a Surviving Program or an Expired Program) and for which GSK has exercised its Option (or exercises its Option within the Exercise Period for such Collaboration Program), the rights and licenses granted to GSK under Section 7.1 shall remain in effect with respect to such Surviving Program or Expired Program, as applicable, and, further with respect to a Surviving Program, shall be perpetual from the date of termination for any such terminated Surviving Program for so long as GSK is continuing to make payments applicable thereto under Article 8;

(2)    for any such terminated Collaboration Program (i.e., as used in this Agreement, a Surviving Program) for which the Program Option Trigger has not yet occurred, GSK shall have the option, by providing written notice to Lyell within [*] of the termination of such Collaboration Program, to obtain a license (effective automatically upon such notice to Lyell) under Section 7.1 to any Collaboration Anti-Exhaustion Component developed by Lyell with respect to such Surviving Program as it then-exists as of the effective date of termination. Such license shall remain in effect for so long as GSK is continuing to make payments applicable thereto under Article 8 (treating exercise of such option as an Option Exercise), provided that: (A) in the event of a Competitor Acquisition Termination for such a Lyell PoC Development Program, (x) [*] shall be reduced by [*], and if the Parties are unable to agree on the exact amount, such amount shall be decided by [*], (y) Academic PoC shall be deemed achieved upon Advancement of Program by or under the authority of GSK for such Surviving Program, and (z) the data required to be received under the definitions of Cancer Academic PoC or [*] Academic PoC, as applicable, in order for achievement of Academic PoC for such Surviving Program may be from any indication that GSK elects to pursue (i.e., achievement of Academic PoC shall not be limited to be in a Prevalent Solid Tumor) and; (B) in the event of a Breach Termination of a Collaboration Program, GSK shall not be obligated to pay Lyell [*] for such Surviving Program;

(3)    with respect to the survival of Section 7.1 as set forth in Section 13.6(b)(i)(1) and Section 13.6(b)(i)(2) above, any provisions of this Agreement required to give full effect to the continued exercise of GSK’s license in connection with Section 7.1 shall continue to apply. For illustrative purposes only, if the license under Section 7.1 includes Lyell Technology licensed to Lyell under an Existing License Agreement, then the provisions applicable to GSK’s compliance with such Existing License Agreement (including Waiver Terms) shall continue to apply;

(4)    any communications between the Parties or decisions to be made by the Parties to effectuate ongoing rights and obligations of the Parties under this Section 13.6(b) or Section 13.9 shall be carried out in accordance with Section 2.2 as if the JSC terminated with respect to any Surviving Program;

(5)    in furtherance of the license grant that is continued under either Section 13.6(b)(i)(1) or Section 13.6(b)(i)(2), Lyell shall disclose to GSK the Collaboration Deliverable (as it then-exists as of the effective date of termination) for the applicable Collaboration Anti-Exhaustion Component and shall conduct a technology transfer pursuant to Section 3.1(b)(i) and Section 3.1(d) in respect of such Collaboration Program, and will transfer to GSK any other information then available as set forth in Exhibits 1.2, 1.21, 3.1(b) and 3.1(d) as well as any Lyell Manufacturing Technology under Section 6.2(a) to the extent not previously provided and if applicable, all as promptly as reasonably practicable;

(6)    in furtherance of the license grant that is continued under either Section 13.6(b)(i)(1) or Section 13.6(b)(i)(2), the rights and obligations under Section 4.1(a) and Section 4.1(b) shall continue (including GSK’s Right of Reference) and under Section 4.1(c) (solely with respect to Lyell’s obligations thereunder);

(7)    except with respect to the [*] Collaboration Program, Lyell’s rights to initiate Additional Development Activities under Section 3.9 with respect to such Surviving Program terminates, it being understood that Lyell’s rights with respect to Additional Constructs for which the Success Criteria have been met but for which GSK did not exercise the Additional Construct Opt In shall survive;

(8)    Lyell shall return or destroy (at GSK’s election) any GSK Confidential Information or other GSK Materials provided to Lyell that pertain primarily to any such terminated Collaboration Program other than those necessary or reasonably useful to exercise its license in Section 7.4(b);

(9)    Lyell shall promptly wind-down work with respect to any such terminated Collaboration Program, the terms and conditions of a wind-down plan to be agreed by the Parties in good faith; provided, however, that Lyell shall be required to complete any ongoing Clinical Trial unless determined by GSK, in its sole discretion, that any such trial can and should be terminated or transferred to GSK. This clause (9) shall not apply with respect to terminated Collaboration Programs for which the Program Option Trigger has not yet occurred and GSK does not exercise its option described in clause (2) above (which such terminated Collaboration Programs shall be treated as terminated by GSK pursuant to Section 13.2 and Section 13.6(a)(i) shall apply);

(10)    the rights and obligations in Section 12.4 survive with respect to proposed publications or presentations by GSK, but Lyell’s right under Sections 12.4(a) and 12.4(b) to publicly present or publish results of studies with respect to any Surviving Program terminates other than with respect to presentations and publications by academic or research institutions pursuant to their then-existing rights, and both Parties’ rights under Section 12.4(c) survive with respect to Surviving Programs;

(11)    GSK will retain prosecution and enforcement rights under Article 9 for any Product Specific Patents still licensed to GSK hereunder, and Lyell will cooperate with GSK as reasonably necessary for GSK to conduct such prosecution and enforcement activities; and

(12)    the restrictions and obligations applicable to Lyell under Section 3.3(g) (with respect to the [*] Initial Collaboration Target and Monospecific Targets, including in particular the last three sentences of Section 3.3(g), to the extent such Target is the subject of a Surviving Program), Section 11.1 and 11.2 (with respect to the applicable Collaboration Targets) shall survive (for the periods set forth therein) for so long as GSK is continuing to make payments (subject to Section 13.6(b)(i)(2)) applicable thereto under Article 8. This Section 13.6(b)(i)(12) shall not apply with respect to terminated Collaboration Programs for which the Program Option Trigger has not yet occurred and GSK does not exercise its option described in Section 13.6(b)(i)(2) above or with respect to terminated Collaboration Programs for which the Program Option Trigger has occurred and GSK does not exercise its Option within the Exercise Period for such Collaboration Program.

(ii)    GSK shall be entitled to terminate this Agreement upon [*] written notice to Lyell if Lyell materially fails to perform its obligations in accordance with Section 14.2(j). Lyell shall have no claim against GSK for compensation for such termination of this Agreement by GSK in accordance with Section 13.3(b).

(c)    Return of Materials and Confidential Information. Except with respect to any termination due to Lyell’s breach and for so long as GSK is continuing to make payments due under Article 8, within [*] after termination is effective (or after GSK ceases to make payments due under Article 8), GSK shall return to Lyell all remaining quantities of any Materials and Collaboration Deliverables provided by Lyell to GSK hereunder (including versions thereof generated by or on behalf of GSK or its Affiliate) and shall destroy all other tangible items comprising, bearing or containing any Confidential Information of Lyell that are in GSK’s or its Affiliates’ possession or control, to the extent such Confidential Information relates to any Terminated Compounds or Terminated Products, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to Lyell, as Lyell may direct; provided that GSK may retain one copy of such Confidential Information solely for its legal archives, and provided further that GSK shall not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(d)    Payments. Lyell shall remain entitled to receive payments that accrue under Article 8 above before the effective date of such termination or with respect to any continued Development or Commercialization of Products by or on behalf of a Related Party following such termination.

(e)    Transition. Each Party will execute all documents and take, or cause to be taken, all such further actions as may be reasonably requested by the other Party in order to give effect to the terms of this Section 13.6.

13.7    Effects of Expiration of Agreement. With respect to each Expired Program, the Agreement will stay in full force and effect (including all rights and obligations hereunder) for so long as necessary except as modified in this Section 13.7 to allow GSK to continue to Commercialize the applicable Compound or Product from such Expired Program in the same manner after expiration as it was prior to such expiration. The following shall apply on an Expired Program-by-Expired Program basis:

(a)    Upon the expiration of the Royalty Term (i.e., in the case where there is no earlier termination pursuant to this Article 13), on a Collaboration Program-by-Collaboration Program and country-by-country basis, the licenses granted to GSK under Article 7 with respect to Lyell Technology shall convert to non-exclusive, perpetual, fully paid-up, non-royalty-bearing, sublicensable licenses; and

(b)    Any communications between the Parties or decisions to be made by the Parties to effectuate ongoing rights and obligations of the Parties under this Section 13.7 shall be carried out in accordance with Section 2.2 as if the JSC terminated with respect to any Expired Program.

13.8    Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Subject to and without limiting the terms and conditions of this Agreement (including Section 15.4), expiration or termination of this Agreement shall not preclude any Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

13.9    Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement and shall not affect any rights specifically stated in this Agreement to survive the applicable termination or expiration. In addition and notwithstanding anything to the contrary, obligations that by their nature are intended to survive expiration or termination of this Agreement (or, as applicable, intended to survive expiration or termination of the applicable

Collaboration Program) in order to give effect to the continuing rights or obligations of the Parties shall survive and apply after expiration or termination of this Agreement or an applicable Collaboration Program. Without limiting the foregoing, the following Articles and Sections will survive and apply as follows:

(a)    With respect to any Surviving Program: Section 3.1(c) (solely with respect to (x) any modification or incorporation of Collaboration Anti-Exhaustion Components or Anti-Exhaustion Components within Lyell Anti-Exhaustion Technology not being made unless a plan is agreed upon by the Parties, (y) GSK’s obligation to use Commercially Reasonable Efforts as set forth in Section 3.1(c) and (z) GSK’s rights under the last sentence of Section 3.1(c)), Section 3.7, Section 3.8 (solely as it applies to GSK’s conduct of the Surviving Program), Section 3.9(d) (solely with respect to the first sentence thereof), Article 5, Section 6.1 (solely with respect to GSK’s rights as set forth therein), Section 7. 1, Section 7.2, Section 7.7, Article 8 (except (A) in the event of termination of the entire Agreement, Section 8.7(c) shall not survive, and (B) in the event of termination of a Collaboration Program but not the entire Agreement, then only the first two sentences of Section 8.7(c) shall not survive), Sections 9.2 through 9.8, Section 10. 1, Section 12.4 (but subject to Section 13.6(b)(i)(10)), Section 13.2, Sections 13.3, 13.4 and 13.6;

(b)    With respect to any Expired Program: Section 13.7; and

(c)    Without limiting Sections 13.9(a) or 13.9(b), further with respect to any termination or expiration: Article 1, Section 2.2 (solely with respect to the decision-making of the Parties following discontinuance of the JSC), Section 3.1(b)(iii), Section 3.1(e) (solely with respect to GSK’s obligation to reimburse Lyell’s costs as described therein), Section 3.4 (but only insofar as any reimbursable expenses are incurred prior to the effective date of expiration or termination), Section 3.6 (provided that a Party’s right to use the other Party’s Materials shall be limited to the exercise of rights or performance of obligations that are then surviving), Section 3.7, Section 4.1(b) (solely with respect to the last three sentences), Section 4.1(c), Section 4.2, Section 7.4(a) (with respect to any assignment obligation that accrued prior to the effective date of termination or expiration of this Agreement or the applicable Collaboration Program), Section 7.4(b) (with respect to any license granted prior to the effective date of termination or expiration of this Agreement or the applicable Collaboration Program), Section 7.5 (except as may be limited by Section 13.6(a)(i), to the extent applicable), Section 7.6, Sections 8.13 through 8.15, Section 9.1, Section 9.9 (solely with respect to the rights and obligations set forth in Article 9 that are then surviving), Section 10.2, Sections 12.1 through 12.3, Section 12.4 (subject to Section 13.6(b)(i)(10) with respect to Surviving Programs, and otherwise solely to the extent any proposed publication or presentation contains the Confidential Information of the other Party), Sections 12.5 and 12.6, Sections 13.5 and 13.6, Sections 13.8 and 13.9, Section 14.3, Article 15, Article 16 and Article 17 (other than Section 17.16). In addition, the other applicable provisions of Article 8 shall survive to the extent required to make final payments incurred or accrued prior to the date of termination or expiration.

All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect. Notwithstanding anything to the contrary, (x) Section 11.1 shall not survive the expiration or termination of this Agreement in its entirety except as expressly set forth in Section 13.6(b)(i)(12), (y) on a Collaboration Program-by-Collaboration Program basis, Section 11.2 shall not survive the expiration or termination of such Collaboration Program except as expressly set forth in Section 13.6(b)(i)(12) for a Surviving Program and (z) the prohibition on a Lyell TCR or Lyell CAR binding a certain peptide as described in the second to last sentence of the Target definition shall terminate with respect to a Collaboration Target upon the expiration or termination of Section 11.2 with respect to the Collaboration Program for such Collaboration Target.

14.    REPRESENTATIONS AND WARRANTIES

14.1    Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a)    As of the Execution Date and the Effective Date, is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b)    As of the Execution Date and the Effective Date, it has the full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)    As of the Execution Date and the Effective Date, the execution, delivery and performance of this Agreement by such Party (i) are not prohibited or limited by, and shall not result in the breach of or a default under, any provision of the certificate or articles of incorporation or bylaws of such Party; (ii) do not conflict with any Applicable Law applicable to such Party; and (iii) do not conflict with, result in a breach of or constitute a default under any agreement binding on such Party or any applicable order, writ, injunction or decree of any Governmental Authority to which such Party is a party or by which such Party is bound. Such Party has not previously granted any rights in conflict with the rights and licenses granted by it herein. As of the Effective Date, except with respect to the Existing License Agreements, there are no existing agreements, options, commitments or rights with, of or to any Person to acquire or obtain any rights with respect to such Party’s intellectual property rights in conflict with the rights and licenses granted by such Party herein;

(d)    In the course of the development of Lyell Technology, including Lyell Anti-Exhaustion Technology, Lyell has not used prior to the Execution Date and neither Party shall use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority;

(e)    It has not, and will not, after the Execution Date and during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder; and

(f)    Except for any filings that may be required to comply with the HSR Act or with respect to Regulatory Authorities to perform the transactions contemplated hereby, it is not and will not be required to give any notice to any Governmental Authority or obtain any approval in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

14.2    Representations and Warranties and Covenants by Lyell. Lyell hereby represents and warrants and, where denoted below, covenants to GSK as follows:

(a)    As of the Execution Date and the Effective Date, Lyell has the full right and authority to grant the rights and licenses as provided herein;

(b)    As of the Execution Date and the Effective Date, Lyell has not previously granted any right, license or interest in or to the Lyell Technology that is in conflict with the rights or licenses granted to GSK under this Agreement;

(c)    Lyell has provided GSK or its external legal counsel with true and complete copies of all Existing License Agreements, including all modifications or amendments thereto as of the Execution Date and the Effective Date;

(d)    As of the Execution Date, there are no actual, pending, alleged or threatened actions, suits, claims, interferences or governmental investigations involving the Lyell Patents Rights or the Lyell Know-How by or against Lyell or any of its Affiliates;

(e)    To Lyell’s knowledge as of the Execution Date, none of the issued Lyell Patent Rights are invalid or unenforceable;

(f)    As of the Execution Date and the Effective Date, Lyell and its Affiliates are in compliance in all material respects with each Existing License Agreement, and have performed all material obligations required to be performed by them to date under each Existing License Agreement;

(g)    To Lyell’s knowledge as of the Execution Date, the conduct of the Lyell Development Programs by or on behalf of Lyell (i) has not infringed, does not infringe and will not infringe any issued Patents owned by any Third Party, and (ii) has not misappropriated, does not misappropriate and will not misappropriate any proprietary materials, trade secrets, Information or other non-Patent intellectual property rights owned by any Third Party;

(h)    Lyell and its Affiliates will respect the human rights of its staff and will not employ child labor, forced labor, unsafe working conditions, or cruel or abusive disciplinary practices in the workplace and it will not discriminate against any workers on any ground (including race, religion, disability, gender, sexual orientation or gender identity). Lyell and its Affiliates will pay each employee at least the minimum wage, provide each employee with all legally mandated benefits, and comply with the Applicable Laws on working hours and employment rights in the countries in which it operates. Lyell shall be respectful of its employee’s right to freedom of association;

(i)    Lyell will not use any human embryonic or fetal derived material (including cell lines) in connection with the Lyell Development Programs or Additional Development Activities without the express prior written approval of GSK. Lyell and its Affiliates comply with and will continue to comply with all Applicable Laws relating to the collection, storage, use and disposal of Human Biological Samples to be used in the Lyell Development Programs and appropriate and adequate consent or ethics committee approval has been or will be obtained in respect of all Human Biological Samples to be collected, transferred, stored, used and disposed of for the purpose of the Lyell Development Programs or Additional Development Activities by Lyell;

(j)    Lyell shall comply with Applicable Laws relating to anti-corruption and anti-bribery. Lyell has not prior to the Execution Date, and will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any act in furtherance of any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage, or improperly assisting Lyell or GSK in obtaining or retaining business, or in any way with the purpose or effect of public or commercial bribery. Lyell will use Commercially Reasonable Efforts to prevent subcontractors, agents or any other Third Parties, subject to its control or determining influence, from doing any of the foregoing activities. For the avoidance of doubt, the foregoing activities include facilitating payments, which are unofficial, improper, small payments or gifts offered or made to Government Officials to secure or expedite a routine or necessary action to which Lyell or GSK are legally entitled; and

(k)    Lyell shall comply with the Animal Research Policy set forth in Exhibit 14.2(k) in connection with the Lyell Development Programs.

14.3    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 14 OR ELSEWHERE IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR THAT ANY OF THE DEVELOPMENT OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY COMPOUND OR PRODUCT WILL BE SUCCESSFUL, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

15.    INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1    Indemnification by Lyell for Third Party Claims. Lyell shall defend, indemnify, and hold GSK, its Affiliates, and their respective officers, directors, employees, and agents (the “GSK Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such GSK Indemnitees (collectively, “GSK Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “GSK Claims”) against such GSK Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) a material breach of any of Lyell’s representations, warranties, covenants and obligations under this Agreement; (b) the gross negligence or willful misconduct of any Lyell Indemnitees or its Affiliates; (c) any breach by Lyell or its Affiliates of, or any failure by Lyell or its Affiliates, or their respective contractors or agents, to perform, observe or comply with any of the provisions of, a Lyell License Agreement; (d) the Development, manufacture, storage, handling, use, sale, offer for sale and importation of any Lyell Technology or compounds or products comprising or incorporating Lyell Technology by Lyell or its Affiliates or their respective contractors or agents, anywhere in the world, in exercise of Lyell’s rights under this Agreement in China; (e) the Development, manufacture, storage, handling or use of any Lyell Technology by Lyell or its Affiliates or their respective contractors or agents, excluding GSK Claims arising from the activities described in clause (a) of Section 15.2; or (f) with respect to the Existing License Agreements, Lyell’s failure to modify or obtain waivers of the Waiver Terms of the Existing License Agreement in accordance with Section 8.7(b). The foregoing indemnity obligation shall not apply to the extent that any GSK Claim is subject to indemnity pursuant to Section 15.2 or is based on or alleges a breach by GSK or its Affiliates of an obligation under an agreement between GSK or its Affiliates and a Third Party.

15.2    Indemnification by GSK for Third Party Claims. GSK shall defend, indemnify, and hold Lyell, its Affiliates, and each of their respective officers, directors, employees, and agents and the Existing Third Party Licensor, (the “Lyell Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Lyell Indemnitees (collectively, “Lyell Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Lyell Claims”) against such Lyell Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) the Development, manufacture, storage, handling, use, sale, offer for sale, and importation of any Compounds or Products by GSK or its Affiliates, or Sublicensees; (b) a material breach of any of GSK’s representations, warranties, covenants and obligations under this Agreement; or (c) the gross negligence or willful misconduct of any GSK Indemnitees. The foregoing indemnity obligation shall not apply to the extent that any Lyell Claim is subject to indemnity pursuant to Section 15.1 (other than clause (e) thereof) or is based on or alleges a breach by Lyell or its Affiliates of an obligation under an agreement between Lyell or its Affiliates and a Third Party, including Lyell License Agreements.

15.3    Indemnification Procedures. The Party claiming indemnity under this Article 15 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”), and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control and assume the defense of any litigation relating to such claim and disposition of any such Claim unless the Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such claim is made and the Indemnified Party gives notice to the Indemnifying Party that it may have defenses to such claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party shall not be so entitled to assume the defense of the case. If the Indemnifying Party does assume the defense of any Claim, it (i) shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to Parties being indemnified under this Article 15, (ii) shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party and (iii) shall not settle or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party if such settlement involves anything other than the payment of money by the Indemnifying Party (including, for example, any settlement admitting fault or wrongdoing of the Indemnified Party, or consenting to any injunctive relief). The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any claim for which the Indemnifying Party has assumed the defense in accordance with this Section 15.3, and shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. So long as the Indemnifying Party is diligently defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 15.

15.4    Limitation of Liability. EXCEPT FOR (A) DAMAGES, INCLUDING INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION PURSUANT TO SECTION 15.1 OR 15.2 HEREUNDER, OR (B) ANY BREACH OF ANY OF SECTIONS 11.1, 11.2, 12.1, 15.1 AND 15.2 OF THIS AGREEMENT BY A PARTY OR ITS AFFILIATES, OR (C) DAMAGES THAT ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

16.    DISPUTE RESOLUTION

16.1    Disputes; Resolution by Senior Executives.

(a)    The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement, subject to Section 16.6 and Section 16.9.

(b)    Any disputes, controversies or differences, other than a matter within the final decision-making authority of a Party which may arise between the Parties out of or in relation to or in connection with this Agreement shall be promptly presented to the JSC for resolution, or if the entire JSC is not available, to its co-chairs. If the JSC is unable to resolve such dispute within [*] after a matter has been presented to it, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Senior Executives of each Party within [*] after receipt by the other Party of such written notice. If the matter is not resolved within [*] following presentation to the Senior Executives, then if such matter arises under or results from an allegation of breach of this Agreement by or on behalf of a Party, either Party may invoke the provisions of Section 16.1(c), and thereafter if needed, the provisions of Section 16.2 (other than with respect to any dispute between the Parties concerning the validity, scope, enforceability, inventorship, or ownership of intellectual property rights, which shall be subject to Section 16.9). Deadlocks or disputes that do not arise under or result from an allegation of breach of this Agreement, and that are not reserved for resolution under Section 16.3 or by one Party or the other as specified under this Agreement, shall be resolved in good faith discussion and negotiation of the Parties without referral to mediation under Section 16.1(c) or arbitration under Section 16.2 (unless otherwise expressly agreed by the Parties).

(c)    If the Parties are unable to resolve a dispute arising out of or relating to an allegation of breach of this Agreement through the negotiation procedures set forth in Section 16.1(b), then at the end of such [*] period, such dispute (other than a dispute concerning the occurrence of the material breach alleged in a Termination Notice and subject to resolution as provided in Section 13.3(b)) shall be submitted to mediation in accordance with the International Mediation Rules of JAMS except to the extent of conflict with the express provisions of this Section 16.1(c). Such mediation shall be attended on behalf of each Party for at least [*] session by a senior executive with sufficient authority to resolve the dispute and shall be held in San Francisco, California, USA. The Parties shall select an Expert (defined in Section 16.2(a)) to serve as mediatory. If the Parties cannot agree, they will defer to JAMS to select an Expert as mediator. The cost of the mediator shall be borne equally by the Parties. Any dispute related to alleged breach of this Agreement that is referred to mediation that is not resolved within [*] (or within such other time period as may be agreed to by the Parties in writing) after appointment of a mediator shall be finally resolved by arbitration pursuant to Section 16.2. For the avoidance of doubt, disputes that are to be settled by baseball arbitration in accordance with Section 16.3 shall not proceed to mediation under this Section 16.2.

16.2    Arbitration. Subject to Section 16.9, any dispute related to an alleged breach or the validity of this Agreement, or the interpretation of Article 13 of this Agreement, that is not resolved pursuant to Section 16. 1, shall be settled by binding arbitration to be conducted as set forth below in this Section 16.2 in accordance with the then current Comprehensive Arbitration Rules (the “Rules”) of the Judicial Arbitration and Mediation Services (“JAMS”), except to the extent such Rules conflict with the express provisions of this Section 16.2.

(a)    Either Party, following the end of the [*] period referenced in Section 16.1(c) or as and when otherwise permitted by Section 13.3(b), may refer such issue to arbitration by submitting a written notice of such request to the other Party. In any proceeding under this Section 16.2, the arbitration shall be conducted by a panel of three (3) arbitrators chosen as follows: (i) claimant shall appoint a neutral arbitrator in accordance with the Rules in its request for arbitration; (ii) the respondent shall appoint a neutral arbitrator in accordance with the Rules within [*] of the receipt of this request for arbitration, and (iii) the two arbitrators shall appoint a third neutral arbitrator in accordance with the Rules within [*] after the appointment of the second arbitrator, which third arbitrator shall be mutually acceptable to the Parties. Notwithstanding the foregoing, if the aggregate damages sought by the claimant and/or the counterclaimant are stated to be less than a total of [*] then a single arbitrator shall be chosen in accordance with the Rules. The arbitrator shall have the authority to engage one or more Experts who are expert in the subject matter of the dispute to advise the arbitrator in rendering his or her decision, and the costs of such Expert(s) shall be included in the costs of the arbitration. The arbitrator shall seek to obtain the mutual agreement of the Parties regarding such Expert(s), but absent such agreement, such Expert(s) shall be selected by the arbitrator. For such purposes, an “Expert” means a disinterested individual who is not affiliated with either Party or its Affiliates and who has expertise or experience with respect to the subject matter of the dispute, as determined by the arbitrator. Neither the Expert nor any of the Expert’s former employers shall be or have been at any time an Affiliate, employee, officer or director of, or during the previous [*], a consultant for, either Party or any of its Affiliates.

(b)    The governing law in Section 17.9 shall govern such proceedings. No individual will be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 16.2. The place of arbitration will be San Francisco, California, unless otherwise agreed to by the Parties, and the arbitration shall be conducted in English.

(c)    The arbitrator shall use their best efforts to rule on each disputed issue within [*] after appointment of the arbitrator. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon the Parties, absent manifest error. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties as soon as is reasonably possible. Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages. The arbitrator shall render a “reasoned decision” within the meaning of the Comprehensive Arbitration Rules that shall include findings of fact and conclusions of law. Any arbitration award may be entered in and enforced by a court in accordance with Sections 16.4, 16.6 and 16.9.

16.3    Baseball Arbitration. Any disputed matter expressly stated in this Agreement to be resolved in accordance with this Section 16.3 shall be resolved by binding arbitration by a single arbitrator conducted pursuant to Section 16.2, except that the procedures for the conduct of such arbitration shall be as follows:

(a)    Within [*] after the arbitrator (and Expert(s), if the arbitrator determines to engage an Expert(s)) is appointed, each Party shall provide the arbitrator and the other Party with a written report setting forth its position with respect to the substance of such disputed matter (and if the dispute is with respect to determining Success Criteria, a draft of the Success Criteria being proposed by such Party). Each Party may submit a revised report, position and draft Success Criteria, as applicable, to the arbitrator within [*] of receiving the other Party’s report and draft Success Criteria, as applicable. If so requested by the arbitrator, each Party shall make oral and/or other written submissions to the arbitrator in accordance with procedures to be established by the arbitrator; provided that the other Party shall have the right to be present during any oral submissions. The arbitrator shall select one of the Party’s position (or Success Criteria, as applicable) at his or her decision, based on what is most reasonable and equitable to each of the

Parties under the circumstances, and shall not have the authority to render any substantive decision other than to so select one Party’s position (or draft Success Criteria, as applicable) as initially submitted, or as revised in accordance with the foregoing, as applicable. The arbitrator shall take into account Section 3.9(a) (in the context of considering the standard for the Success Criteria or the achievement thereof) and whether a Party’s position is more likely to advance the Product towards meeting the primary strategic goal for the Collaboration Program and reflects the overall commercial potential of the Product.

(b)    The Parties agree that the decision of the arbitrator shall become the binding decision of the JSC on the matter. For clarity, it is understood that the Parties intend the arbitration under this Section 16.3 to be a “baseball arbitration” type proceeding; and the arbitrator may fashion such detailed procedures, as the arbitrator considers appropriate to implement this intent.

(c)    In any arbitration under this Section 16.3, the arbitrator and the Parties shall use their best efforts to resolve such disputed matter within [*] after the selection of the arbitrator, or as soon thereafter as is practicable.

16.4    Award. Any award to be paid by one Party to the other Party as determined by the arbitrator as set forth above under Section 16.2 shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 16, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. With respect to money damages, nothing contained herein shall be construed to permit the arbitrators, any court, or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages.

16.5    Costs. Each Party shall bear its own legal fees in connection with any arbitration procedure. The arbitrator may in its discretion assess the arbitrator’s cost, fees and expenses (and those any Expert hired by the arbitrators) against the Party losing the arbitration.

16.6    Injunctive Relief. Nothing in this Article 16 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 16.6 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.3.

16.7    Confidentiality. The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and any award shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law. Notwithstanding the foregoing, each Party shall have the right to disclose information regarding the arbitration proceeding to the same extent as it may disclose Confidential Information of the other Party under Article 12 above.

16.8    Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

16.9    Patent and Trademark Disputes. Notwithstanding Sections 16.2 and 16.3, any dispute, controversy or claim relating to the validity, scope, enforceability, inventorship, or ownership of intellectual property rights shall be submitted to a court of competent jurisdiction in the country in which such intellectual property rights were granted or arose.

17.    MISCELLANEOUS

17.1    Entire Agreement; Amendments. This Agreement, including the Exhibits hereto (which are incorporated into and made a part of this Agreement), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Prior CDA. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

17.2    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries that may be imposed upon or related to Lyell or GSK from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

17.3    Rights in Bankruptcy.

(a)    All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other

Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within [*] after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within [*] to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 17.3 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law. The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(b)    Any intellectual property provided pursuant to the provisions of this Section 17.3 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

17.4    Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues. The Party affected by such force majeure also shall notify the other Party of the anticipated duration of such force majeure, any actions being taken to avoid or minimize its effect after such occurrence, and shall take reasonable efforts to remove the condition constituting such force majeure. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, acts of war (whether war be declared or not), labor strike or lock-out, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer for more than [*] because of a force majeure affecting the payer.

17.5    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 17.5, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) [*] after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

For Lyell:                          [*]

and

                                 [*]

With a copy (which shall not constitute notice) to:

                                           [*]

For GSK and [*]:             [*]

and

With a copy (which shall not constitute notice) to:

                                          [*]

17.6    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

17.7    Assignment. Neither Party may assign this Agreement without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent (a) to any Affiliate of such Party, provided that such transfer does not adversely affect the other Party’s rights and obligations under this Agreement and that such assigning/transferring Party remains jointly and severally liable with such Affiliate for the performance of this Agreement, or (b) to any Third Party successor-in-interest or purchaser of all or substantially all of the business or assets of such Party to which this Agreement relates, whether in a merger, combination, reorganization, sale of stock, sale of assets or other transaction; provided, however, that in each case (a) and (b) that the assigning Party provides written notice to the other Party of such assignment and the assignee shall have agreed in writing to be bound (or is otherwise required by operation of Applicable Law to be bound) in the same manner as such assigning Party hereunder. In addition, Lyell may assign its right to receive proceeds under this Agreement or grant a security interest in such right to receive proceeds under this Agreement to one or more Third Parties pursuant to the terms of a security or other agreement related to such financing (i.e., for purposes of a royalty financing arrangement), and GSK shall reasonably cooperate to facilitate such assignment. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.7 shall be null, void and of no legal effect.

17.8    Effect of Change of Control of Lyell. In the event that Lyell is acquired in a Change of Control Transaction by a Third Party (an Acquirer as defined below), then notwithstanding any other provision in this Agreement (including the definitions of Lyell Manufacturing Technology and Lyell Technology):

(a)    the intellectual property of such Acquirer held or developed by such Acquirer prior to such acquisition, to the extent such intellectual property then existed (“Acquirer Technology”) shall be excluded from Lyell Technology (including Lyell Patent Rights, Lyell Know-How, and Lyell Manufacturing Technology).

(b)    intellectual property that, following such Change of Control Transaction, is developed (initially or further developed), made or otherwise acquired or controlled by the Acquirer shall not be included within the Lyell Technology, unless such intellectual property was made as a result of the Acquirer’s use of proprietary Lyell Know-How (such proprietary Lyell Know-How, the “Segregated Technology”) in a manner that violates (i) any exclusive licenses granted to GSK under this Agreement or (ii) Section 3.3(b) (with respect to the Target Rejection Prohibition), or Article 11, to the extent Section 3.3(b) or Article 11 is applicable to the Acquirer under Section 17.8(g) below. Lyell and the Acquirer shall adopt reasonable procedures to prevent data access and sharing of Information pertaining to Compounds, Products, Collaboration Targets or Lyell Development Programs between Acquirer personnel working on any T-Cell Therapy directed to any Collaboration Target and Lyell personnel working on the Lyell Development Programs or having access to data from the Lyell Development Programs, except as needed to comply with Applicable Law.

(c)    Notwithstanding Section 17.8(b), if rights to Segregated Technology were granted to the Acquirer prior to the Change of Control Transaction, then the use of such Segregated Technology in accordance with such grant (and consistent with the exclusive licenses granted under this Agreement) shall not be deemed use of Segregated Technology for purposes of this Section 17.8 but shall be deemed Acquirer Technology.

(d)    such Acquirer (and Affiliates of such Acquirer which are not controlled by (as defined under the Affiliate definition in Article 1) Lyell itself) shall be excluded from the Affiliate definition solely for purposes of the definition of Lyell Technology. For clarity and except with respect to a violation described under clauses (i) or (ii) of Section 17.8(b), the Acquirer has sole discretion as to whether it will contribute its intellectual property, Information or materials to Lyell’s activities and Lyell Technology under this Agreement.

(e)    If the Acquirer is a GSK Competitor: (i) Lyell’s ability to develop [*], (ii) certain functions of the JSC shall terminate in accordance with Exhibit 17.8(e), and (iii) GSK shall be entitled to terminate this Agreement by written notice to Lyell within [*] after the consummation of such Change of Control Transaction or other assignment to a GSK Competitor, such termination effective [*] thereafter and in such case Section 13.6(b)(i) shall apply.

(f)    As used herein, “Acquirer” means the Third Party involved in the Change of Control Transaction, and any Affiliate of such Third Party that was not an Affiliate of the Acquired Party immediately prior to the Change of Control Transaction; and “Acquired Party” means the Party that was the subject of such Change of Control Transaction, together with any entity that was its Affiliate immediately prior to the Change of Control Transaction.

(g)    The provisions of Section 3.3(b) (with respect to the Target Rejection Prohibition) and Article 11 shall not apply to any Acquirer Technology or to any products Developed or Commercialized by the Acquirer without use of Segregated Technology. However, if the Acquirer uses Segregated Technology to develop a T-Cell Therapy directed to a Collaboration Target, or directed to a Target that is then subject to a Target Rejection Prohibition under Section 3.3(b), the restrictions set forth in Section 3.3(b) (with respect to the Target Rejection Prohibition) and Article 11 thereafter shall apply to such Acquirer with respect to such T-Cell Therapy.

17.9    Governing Law. This Agreement shall be governed by and construed and enforced under the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction. For clarification, any dispute relating to the inventorship, scope, validity, enforceability or infringement of any patent right shall be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

17.10    Performance by Affiliates; [*].

(a)    Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

(b)    [*] to Lyell the full and timely [*], and in respect of damages or liabilities arising under Article 16 (dispute resolution) of this Agreement (collectively, the “[*]”). [*] agrees that the validity of the [*] in this Section 17.10(b) and the obligations of [*] hereunder shall not be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Lyell against GSK any of the rights or remedies reserved to Lyell pursuant to the provisions of this Agreement or otherwise or any other remedy or right which such Lyell may have at law or in equity or otherwise. The foregoing [*], and shall be and continue to be fully effective notwithstanding any amendment to the Agreement or any of the [*]. To the extent that Lyell grants to GSK (i) any waiver of any default by GSK of the [*], (ii) any extension of time of performance by GSK [*], (iii) any release of GSK from the performance of the [*], or (iv) any other indulgences whatsoever, Lyell shall have and shall be deemed to have also [*] hereunder. [*] further agrees that its [*]. However, prior to seeking satisfaction of any [*], Lyell will first direct any requests with respect to the [*] to GSK.

17.11    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.12    Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that such Party reasonably believes is not in compliance with Applicable Law.

17.13    Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized. If a Party or its Affiliate challenges in a court action or other legal proceeding, or before any governmental authority, the validity, legality or enforceability of any provision of this Agreement, or assists any Third Party in bringing any such challenge, the other Party shall have the right to terminate this

Agreement upon [*] prior written notice to the complaining Party, unless such challenge is withdrawn and the effect of such challenge cured within such [*] period. For purposes of Section 13.6, a termination in accordance with the foregoing shall be deemed a termination under Section 13.3 by reason of a breach of the Party who made or assisted in the bringing of such challenge.

17.14    No Waiver. Neither Party may waive nor release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

17.15    Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits of this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include”, “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation”; (b) the word “day” or “quarter” shall mean a calendar day or quarter, unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) provisions that require that a Party, the Parties or the JSC hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (i) the word “will” shall be construed to have the same meaning and effect as the word “shall”. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

As used in this Agreement, (i) the phrase ‘with respect to a given Collaboration Target’ or ‘with respect to any Collaboration Target’ or ‘for a Collaboration Target’ (or similar phrases) when referring to: (x) GSK’s licenses or license rights (including the termination of GSK’s licenses or license rights hereunder) refers to the licensed Lyell Technology that applies to Compounds and Products directed to such Collaboration Target, (y) the Compounds or Products refers to the Compounds or Products directed to such Collaboration Target, and (z) a Collaboration Program refers to a Collaboration Program for Compounds and Product directed to such Collaboration Target and (ii) the phrase ‘directed to a Target’, (and similar phrases) with respect to Compounds and Products means Compounds and Products that specifically bind to and a principle intended therapeutic mechanism of action is to so bind to such Target.

17.16    HSR Filing.

(a)    Both Parties (or their Affiliates) shall use reasonable efforts to file the appropriate notices under the Hart Scott Rodino Antitrust Improvements Act (“HSR Act”) within [*] after the Execution Date. The Parties shall promptly make required filings to obtain clearance under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the United States’ Federal Trade Commission (“FTC”) or the Antitrust Division of the United States Department of Justice (“DOJ”) and shall comply promptly with any reasonable FTC or DOJ inquiry or request of this nature; provided, however, neither Party shall be required to consent to the divestiture or other disposition of any of its assets or the assets of its Affiliates or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or any Third Party with respect to the transactions contemplated by this Agreement. Each Party shall be responsible for paying the filing fees it incurs in connection with the HSR filings. The Effective Date shall not be deemed to have occurred until the later of the HSR Clearance Date and the date of the “Closing” under that certain Series AA Preferred Stock Purchase Agreement between Lyell and [*] dated concurrent with the Execution Date. As used herein, the “HSR Clearance Date” means the earlier of (i) the date on which the FTC or DOJ shall notify the Parties of early termination of the waiting period under the HSR Act or (ii) the date on which the applicable waiting period under the HSR Act expires; provided, however, that if the FTC or DOJ commences any investigation by means of a second request or otherwise, HSR Clearance Date means the date on which any investigation opened by the FTC or DOJ has been terminated, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States. Notwithstanding any other provisions of this Agreement to the contrary, either Party may terminate its obligation under this Section 17.16(a), and this Agreement shall be void and of no further effect upon notice to the other Party, if the HSR Clearance Date has not occurred on or before the date that is [*] after the date as of which both Parties have made their respective HSR filings and the initial waiting period under the HSR Act has commenced.

(b)    If GSK reasonably determines that the transactions to occur upon consummation of any Option Exercise requires an HSR filing, then upon notice of Option Exercise (i) GSK shall provide notice of such HSR filing obligation to Lyell (to the extent it has not already done so), (ii) Section 17.16(a) (excluding the third to last sentence thereof) shall apply with respect to the effectiveness of such Option Exercise (replacing Execution Date in the first sentence thereof with the notice date of Option Exercise) and (iii) all rights and obligations of the Parties related to such Option or Option Exercise (including payment of any milestones and the grant of any license to GSK under the Option, but not with respect to making any HSR filing) shall be tolled until the HSR Clearance Date. The last sentence of Section 17.16(a) (i.e., a Party’s termination right) shall not apply to any delay in achieving the HSR Clearance Date with respect to an HSR filing following notice of Option Exercise under this Section 17.16(b). If the HSR Clearance Date with respect to such Option Exercise has not occurred on or before the date that is [*] after the date as of which both Parties have made their respective HSR filings and the initial waiting period under the HSR Act has commenced with respect to such Option, then either Party may terminate the Collaboration Program for which the Option Exercise was made upon notice to the other Party (and such termination, regardless of whether by Lyell or GSK, shall be treated a termination by GSK pursuant to Section 13.2), provided that as long as GSK is using reasonable efforts to obtain clearance under the HSR Act, GSK may extend the period to achieve the HSR Clearance Date to be up to [*] from the date as of which both Parties have made their respective HSR filings and the initial waiting period under the HSR Act has commenced by providing written notice to Lyell prior to the expiration of such period.

17.17    Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document, each of which shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed and delivered through the email of pdf copies of the executed Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Execution Date.

For LYELL IMMUNOPHARMA, INC.

By:	/s/ Richard Klausner
Name:	Richard Klausner
Title:	CEO

For GLAXOSMITHKLINE INTELLECTUAL PROPERTY (NO. 5) LIMITED

By:	/s/ Adam Walker
Name:	Adam Walker
Title:	Director

For [*]

By:	/s/ Adam Walker
Name:	Adam Walker
Title:	Director

[signature page]

EXHIBIT 1.2

Academic PoC Data Package

[*]

EXHIBIT 1.21

Collaboration Component Data Package

[*]

EXHIBIT 1.40

Existing License Agreements

[*]

EXHIBIT 1.65

Lyell Patents

[*]

Exhibit 1.71

Net Sales Deductions

[*]

EXHIBIT 3.1(b)

Program Diligence Information

[*]

EXHIBIT 3.1(d)

Technology Transfer Requirements

[*]

EXHIBIT 3.2

Items to be Provided by GSK to Lyell, to the Extent Controlled by GSK, Prior to Initiation of Lyell Development Program

[*]

EXHIBIT 3.3(a)

Initial Collaboration Targets

[*]

EXHIBIT 3.3(b)

GSK Nominated CAR Target Information – Items to be Provided by GSK to Lyell, to the Extent Controlled by GSK

[*]

EXHIBIT 3.3(b)(ii)

Lyell Advanced CAR-T Target Information

[*]

EXHIBIT 3.3(c)

Items to be Included in Target Selection Notice

[*]

EXHIBIT 3.3(d)

Excluded Targets

[*]

EXHIBIT 3.6

Transfer Record

[*]

EXHIBIT 8.7(b)-1

Waiver of Certain Terms of Existing License Agreements

[*]

EXHIBIT 8.7(b)-2(A)

Lyell License Agreement Provisions: Stanford License

[*]

EXHIBIT 8.7(b)-2(B)

Lyell License Agreement Provisions: Hutchinson License

[*]

EXHIBIT 8.16

Invoicing Information

[*]

EXHIBIT 14.2(k)

Animal Research Policy

[*]

EXHIBIT 17.8(e)

JSC Functions

[*]